Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of July 28, 2022,

among

BJ’S WHOLESALE CLUB, INC.,

as the Borrower,

BJ’S WHOLESALE CLUB HOLDINGS, INC.,

as Holdings,

THE LENDERS AND ISSUERS FROM TIME TO TIME PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

Wells Fargo Bank, National Association, and U.S. Bank National Association,

as Co-Syndication Agents,

Deutsche Bank Securities Inc., PNC Bank, National Association and
TD Bank, N.A.,

as Co-Documentation Agents,

BofA Securities, Inc., Wells Fargo Bank, National Association and
U.S. Bank National Association,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents

- i -

- ii -

- iii -

- iv -

Schedules

Schedule I	-	Revolving Credit Commitments
Schedule II	-	Subsidiary Guarantors
Schedule 1.1A	-	Existing Letters of Credit
Schedule 1.1B	-	Credit Card Agreements
Schedule 4.1(a)	-	Closing Date Collateral Documents
Schedule 5.12	-	Subsidiaries and Other Equity Investments
Schedule 8.12	-	Deposit Accounts and Credit Card Processors
Schedule 8.15	-	Transactions with Affiliates
Schedule 8.17	-	Post-Closing Obligations
Schedule 9.1(b)	-	Existing Liens
Schedule 9.2(f)	-	Existing Investments
Schedule 9.3(b)	-	Existing Indebtedness
Schedule 9.9	-	Burdensome Agreements
Schedule 12.8	-	Administrative Agent’s Office, Certain Addresses for Notices

- v -

Exhibits

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Revolving Credit Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Joinder Agreement
Exhibit F	-	Form of Interest Election Request
Exhibit G	-	Form of Credit Card Notification
Exhibit H	-	Form of Borrowing Base Certificate
Exhibit I	-	Form of Intercreditor Agreement
Exhibit J	-	Form of Intercompany Subordination Agreement
Exhibit K-1 – K-4	-	Form of U.S. Tax Compliance Certificates
Exhibit L	-	Form of Compliance Certificate
Exhibit M	-	Form of Solvency Certificate
Exhibit N	-	Form of Information Certificate

- vi -

This CREDIT AGREEMENT, dated as of July 28, 2022, is entered into among BJ’s WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BJ’S WHOLESALE CLUB HOLDINGS, INC., a Delaware corporation (“Holdings”), each other Restricted Subsidiary (as defined herein) of Holdings party hereto as a Borrower, each Lender (as defined herein) from time to time party hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents.

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the Issuers (as defined below) have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions, Interpretation and Accounting Terms

SECTION 1.1      Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“75% Cash Consideration Basket” has the meaning assigned to such term in Section 9.5(j).

“Acceptable Intercreditor Agreement” means, (a) with respect to the First Lien Term Facility, the Intercreditor Agreement (or, with respect to any Permitted Refinancing of the First Lien Term Facility, either (a) an intercreditor agreement substantially similar to the Intercreditor Agreement or (b) such other intercreditor agreement reasonably acceptable to the Borrower and the Administrative Agent), and (b) with respect to any other Indebtedness secured by Liens on Collateral, any intercreditor agreement the terms of which are reasonably acceptable to the Borrower and the Administrative Agent.

“Account” means (a) “accounts” as defined in Article 9 of the UCC, (b) all amounts owing from Credit Card Issuers and Credit Card Processors and all rights under contracts relating to the creation or collection of such amounts and (c) all rights to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, or (iii) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (1) rights to payment evidenced by chattel paper or an instrument, (2) commercial tort claims, (3) deposit accounts, (4) investment property, or (5) letter-of-credit rights or letters of credit.

“Account Debtor” has the meaning given to such term in Article 9 of the UCC, and includes any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Additional Revolving Lender” has the meaning specified in Section 2.15(a).

“Adjustment Date” means the first day of each February, May, August and November, as applicable, commencing with November 1, 2022.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement, and shall include any branches or Affiliates of Bank of America in its or their capacity as Administrative Agent.

“Administrative Agent’s Office” means such address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending affiliates or any entity acting as an Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Agent Parties” has the meaning specified in Section 12.8(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates and branches and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates and branches.

“Agents” means, collectively and without duplication, (a) the Administrative Agent, (b) the Collateral Agent, (c) each co-agent or sub-agent (if any) appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 11.5, and (d) the Arrangers.

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Revolving Credit Lenders. As of the Closing Date, the Aggregate Revolving Credit Commitments are $1,200,000,000.

“Agreement” means this Credit Agreement, as amended, restated, modified, replaced, extended, renewed or supplemented from time to time in accordance with the terms hereof.

“Annual Financial Statements” means the audited consolidated balance sheets of Holdings and its Subsidiaries for the Fiscal Year ended January 29, 2022, and the related consolidated statements of operations, shareholders’ equity and cash flows for Holdings and its Restricted Subsidiaries for the Fiscal Year then ended, including the notes thereto.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the Bribery Act of 2010 (U.K.) and other applicable anti-corruption Laws of in other jurisdictions in which any Loan Party or any of its Subsidiaries is located or is doing business.

“Anti-Money Laundering Laws” means the applicable Laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing business that relates to money-laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity”.

“Applicable Margin” means:

(a)            with respect to the Revolving Credit Facility, Revolving Loans, Swing Loans and Letters of Credit:

(i)            from and after the Closing Date until the first Adjustment Date, the applicable percentage set forth in the table below corresponding to Level I, and

(ii)            thereafter, the applicable percentage set forth in the table below based upon Average Historical Excess Availability as of the most recent Adjustment Date:

Level	Average Historical Excess Availability	SOFR Rate Loans	Base Rate Loans	Letter of Credit Fees - Standby Letters of Credit	Letter of Credit Fees - Documentary Letters of Credit
I	Greater than or equal to 45% of the Aggregate Revolving Credit Commitments	1.000%	0.000%	1.000%	0.500%
II	Less than 45% of the Aggregate Revolving Credit Commitments	1.250%	0.250%	1.250%	0.625%

(b)            [reserved];

(c)            with respect to any Revolving Loans, Letters of Credit and Swing Loans under Revolving Credit Commitments of any Revolving Extension Series, the “Applicable Margin” set forth in the Revolving Extension Amendment (as applicable) relating thereto.

The Applicable Margin shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability as the Administrative Agent shall reasonably determine in good faith within ten (10) Business Days after such Adjustment Date. Any increase or decrease in the Applicable Margin resulting from a change in the Average Historical Excess Availability shall become effective as of the Adjustment Date. If any Borrowing Base Certificates are at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any Issuer). If at any time the Aggregate Revolving Credit Commitments shall have been terminated pursuant to Section 10.2, the Applicable Margin shall be the applicable percentages per annum in effect on the date of the termination of the Aggregate Revolving Credit Commitments pursuant to Section 10.2, with respect to any outstanding Obligations.

“Appropriate Lender” means, at any time, (a) with respect to any of the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Loan, respectively (or as applicable and as the context shall require, a Lender that has a Class of Commitments under the applicable Facility or holds a specified Class of Loans under the applicable Facility) at such time, (b) with respect to the Letter of Credit Sublimit, (i) each applicable Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.4, the Revolving Credit Lenders and (c) with respect to the Swing Loan Sublimit, (i) the Swing Loan Lender and (ii) if any Swing Loans are outstanding pursuant to Section 2.3, the Revolving Credit Lenders.

“Approved Account Bank” means a financial institution (or branch thereof) located in the United States at which any Loan Party maintains an Approved Deposit Account.

“Approved Control Arrangements” means with respect to any Deposit Account at a depository bank located in the United States, delivery of a Deposit Account Control Agreement.

“Approved Deposit Account” means each Deposit Account located in the United States in respect of which any Loan Party and the Collateral Agent shall have established an Approved Control Arrangement.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate or branch of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Approved Securities Account” means each Securities Account in respect of which any Loan Party shall have entered into a Securities Account Control Agreement.

“Approved Securities Intermediary” means a securities intermediary at which any Loan Party maintains an Approved Securities Account.

“Arrangers” means BofA Securities, Inc., Wells Fargo Bank, National Association and U.S. Bank National Association, each in its capacity as a joint lead arranger and joint bookrunner under this Agreement.

“Assets Acquisition Date” means, with respect to any assets acquired in a Permitted Acquisition or other Investment permitted by this Agreement, the date of the consummation of the applicable Permitted Acquisition or other Investment.

“Assets Diligence Date” means, (I) with respect to any assets acquired in a Permitted Acquisition or other Investment permitted by this Agreement, the earlier of (a) the date that is ninety (90) days after (x) in the case of assets acquired in a Permitted Acquisition or other Investment, the consummation of the applicable Permitted Acquisition or other Investment, or (y) in the case of assets held by a newly designated Borrower, the date such Subsidiary becomes a Borrower hereunder, as applicable, and (b) the date Field Examinations and/or Inventory Appraisals requested by the Administrative Agent in its Permitted Discretion, as applicable, covering such assets is completed; and (II) with respect to any assets acquired in the Burris Acquisition, the earlier of (a) the date which is ninety (90) days after the Closing Date and (b) the date the Field Examinations and/or Inventory Appraisals covering such assets are completed.

“Assignee Group” means two or more Eligible Assignees that are Affiliates or branches of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Assignment Tax” has the meaning specified in the definition of “Other Taxes”.

“Attorney Costs” means all reasonable and documented (in reasonable detail) out-of-pocket fees, expenses and disbursements of one primary outside counsel to the Secured Parties, taken as a whole, one local counsel in any reasonably necessary and material jurisdiction and one specialty counsel to all such Secured Parties, taken as a whole, in each reasonably necessary specialty area, in each case, as applicable and, in the event of an actual or perceived conflict of interest, one additional counsel (and if reasonably necessary one specialty counsel and one local counsel in any reasonably necessary and material jurisdiction) to each group of similarly situated Secured Parties.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion in consultation with the Borrower as being appropriate (i) to reflect the impediments to the Collateral Agent’s ability to realize upon the assets included in the Revolving Borrowing Base, (ii) to reflect claims and liabilities that the Administrative Agent determines in its Permitted Discretion in consultation with the Borrower will need to be satisfied in connection with the realization upon the assets included in the Revolving Borrowing Base or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Revolving Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder. Without limiting the generality of the foregoing, such Availability Reserves may include (but are not limited to): (A) the Rent and Charges Reserve; (B) Customer Credit Liability Reserve; (C) PACA Reserves, (D) PASA Reserves, (E) Gas Station Disposal Reserves, (F) reserves in respect of outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes which are pari passu to or would have priority over the interests of the Collateral Agent in the Current Asset Collateral; (G) reserves in respect of customs duties, and other costs to release imported Inventory; (H) during the continuance of a Cash Dominion Period, reserves in respect of salaries, wages and benefits due to employees of the Loan Parties; (I) reserves based on Liens permitted under Section 9.1 which are pari passu to or would have priority over the interests of the Collateral Agent in the Current Asset Collateral; (J) reserves in respect of Cash Management Obligations; provided that reserves of the type described in this clause (J) in respect of such Cash Management Obligations shall require the prior written consent of the Borrower; (K) reserves in respect of Obligations in respect of Secured Hedge Agreements; provided that if such Obligations in respect of Secured Hedge Agreements shall constitute Specified Secured Hedge Obligations, then reserves of the type described in this clause (K) shall require the prior written consent of the Borrower; (L) reserves in respect of accrued and unpaid royalties payable in connection with Inventory of the Borrower subject to intellectual property licensing arrangements with third parties; and (M) reserves in respect of self-insured group health plan liabilities of the Loan Parties and their Restricted Subsidiaries. Notwithstanding anything to the contrary in this Agreement, following the Closing Date, (i) such Availability Reserves shall not be established or increased except upon not less than five (5) Business Days’ prior written notice to the Borrower, which notice shall include a reasonably detailed description of such applicable Availability Reserve being established or increased (during which period (a) the Administrative Agent shall, if requested, discuss any such Availability Reserve or change with the Borrower, and (b) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided that, during such five (5) Business Day period, the Borrower agrees not to borrow in excess of the Revolving Borrowing Base after giving effect to such new or modified Availability Reserves, and (ii) the amount of any Availability Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve, shall have a reasonable relationship to the circumstances, events, conditions, contingencies and other matters that is the basis for such Availability Reserve; provided that in no event shall any Availability Reserve with respect to any component of any Revolving Borrowing Base duplicate any Reserve or adjustment already accounted for in determining eligibility criteria (including collection and/or advance rates). Notwithstanding clause (i) of the preceding sentence, no prior notice (and instead only concurrent notice) shall be required for changes to the Availability Reserves solely for purposes of correcting mathematical or clerical errors (and such other changes as are otherwise agreed to by the Borrower).

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the Fiscal Quarter immediately preceding such Adjustment Date through the date immediately preceding such Adjustment Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Documentary Letter of Credit which has been accepted by the Issuer.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR (determined in accordance with clause (b) of the definition thereof) in effect for such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus one percent (1.00%), and (d) zero percent (0.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.4 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan to a Borrower that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning specified in Section 12.29(b).

“Board of Directors” means, for any Person, the board of directors (or equivalent governing body) of such Person or, if such Person does not have such a board of directors (or equivalent governing body) and is owned or managed by another entity or entities, the board of directors (or equivalent governing body) of such entity or entities.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Materials” has the meaning specified in Section 7.2.

“Borrowing” means a borrowing consisting of Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of SOFR Rate Loans, having the same Interest Period.

“Borrowing Base Certificate” means a certificate of the Borrower substantially in the form of Exhibit H, duly executed by a Responsible Officer of the Borrower.

“Burris Acquisition” means the acquisition of the assets and operations of four distribution centers and the related private transportation fleet from Burris Logistics pursuant to that certain Asset Purchase Agreement dated as of January 17, 2022 by and among the Borrower, Burris Logistics, a Delaware corporation and Burris Cecil, Incorporated, a Delaware corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Business Optimization Initiative” means any asset sale, acquisition, merger, amalgamation, business combination, Investment, Disposition, operating improvement, restructuring, cost saving initiative and/or other similar initiative (including the entry into or renegotiation of, or in respect of which binding commitments have been entered for, any contract and/or other arrangement), any specified transaction and any plan.

“Capital Expenditures” means, for any period, the aggregate of (a) all amounts that would be reflected as additions to property, plant or equipment on a Consolidated statement of cash flows of Holdings and its Restricted Subsidiaries in accordance with GAAP and (b) the value of all assets under Capitalized Leases incurred by Holdings and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase of plant, property or equipment or software to the extent financed with the Net Cash Proceeds of Dispositions that are not required to be applied to prepay the Loans, the First Lien Term Facility or any Material Indebtedness, (iii) expenditures that are accounted for as capital expenditures by Holdings or any Restricted Subsidiary and that actually are paid for, or reimbursed to Holdings or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than Holdings or any Restricted Subsidiary and for which neither Holdings nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), including, without limitation, expenditures which are contractually required to be, and are, reimbursed to a Loan Party in cash by its landlords as tenant allowances during such period, (iv) expenditures to the extent constituting any portion of a Permitted Acquisition, (v) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase, and (B) the Net Cash Proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, provided that such portion of the purchase price in excess of the credit granted by the seller of such equipment for the equipment being traded in at such time or such Net Cash Proceeds, as applicable, shall not be excluded as “Capital Expenditures” hereunder, (vi) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than a Loan Party or any of its Restricted Subsidiaries during the same Fiscal Year in which such expenditures were made pursuant to a sale-leaseback transaction, to the extent of the Net Cash Proceeds received by a Loan Party or such Restricted Subsidiary pursuant to such sale-leaseback transaction, provided that such portion of the expenditures which exceed the Net Cash Proceeds received by a Loan Party or such Restricted Subsidiary pursuant to such sale-leaseback transaction shall not be excluded as “Capital Expenditures” hereunder, or (vii) expenditures financed with the proceeds of an issuance of Equity Interests of Holdings or a capital contribution to Holdings or Indebtedness permitted to be incurred hereunder, to the extent such expenditures are made within 365 days after the receipt of such proceeds.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (other than such changes to GAAP mentioned in the definition of “Capitalized Leases”).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the Capitalized Lease Obligation with respect thereto; provided further that notwithstanding the foregoing, only those leases (assuming for purposes hereof that such leases were in existence prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”) that would have constituted Capitalized Leases or financing leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”, shall be considered Capitalized Leases or financing leases hereunder, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (other than the financial statements delivered pursuant to this Agreement).

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” shall have a meaning correlative to “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Administrative Agent, the Collateral Agent, an Issuer or the Swing Loan Lender (as applicable) and the Lenders, as collateral for Letter of Credit Obligations, Obligations in respect of Swing Loans, or obligations of the Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuer or Swing Loan Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent, (b) the Collateral Agent and (c) the applicable Issuer or the Swing Loan Lender (as applicable).

“Cash Dominion Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) 10.0% of the Revolving Loan Cap and (y) $72,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 10.0% of the Revolving Loan Cap and (y) $72,000,000, in each case, for twenty (20) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing. The termination of a Cash Dominion Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Period in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Restricted Subsidiary:

(a)            Dollars;

(b)            in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c)            readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the federal government of United States or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government and with maturities of one year or less from the date of acquisition;

(d)            (i) certificates of deposit, guaranteed investment certificates, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, (ii) demand deposits and bankers’ acceptances with maturities of one year or less and (iii) overnight bank deposits, in each case of (i) any Lender or (ii) any commercial bank organized under the Laws of any Covered Jurisdiction and having capital and surplus of not less than $500,000,000;

(e)            repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)            commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within one year after the date of creation thereof;

(g)            marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h)            readily marketable direct obligations issued by any state or commonwealth of the United States or any other political subdivision or taxing authority having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition;

(i)            Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(j)            investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above; and

(k)            solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

“Cash Management Bank” means, as of any date of determination, any Person that is an Agent, a Lender or an Affiliate or branch of a Lender on such date.

“Cash Management Compliance Date” has the meaning specified in Section 8.12(a).

“Cash Management Obligations” means obligations owed by Holdings or any Restricted Subsidiary in respect of or in connection with any Cash Management Services (a) provided by the Administrative Agent or any Affiliate or branch thereof or (b) designated by any other Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including automated clearinghouse transfers, controlled disbursement accounts, treasury, depository, overdraft, lease financing or related services, supply chain financing, merchant services, credit card processing or credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Cash Receipts” has the meaning specified in Section 8.12(d).

“Cash Taxes” means, with respect to any Test Period, all Taxes paid or payable in cash by Holdings and its Restricted Subsidiaries during such Test Period.

“Change in Law” means the occurrence, after Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earliest to occur of:

(a)            any Person or Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than forty percent (40.0%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(b)            any “Change of Control” (or any comparable term) in the First Lien Term Facility Credit Agreement; or

(c)            the Borrower (including, for the avoidance of doubt, any Successor Borrower pursuant to Section 9.4(e)) ceases to be a direct wholly-owned Subsidiary of Holdings.

“Class” (a) when used with respect to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or an Extended Revolving Credit Commitment of a given Revolving Extension Series, (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans or Loans under Extended Revolving Credit Commitments of a given Revolving Extension Series, and (c) when used with respect to Lenders, refers to whether such Lenders have a Loan or Commitment with respect to a particular Class of Loans or Commitments. Loans under a Revolving Extension Series that have different terms and conditions (together with the Commitments in respect thereof) from the initial Loans and Commitments therefor, respectively, or from Loans and Commitments under any other Revolving Extension Series, as applicable, shall be construed to be in separate and distinct Classes.

“Closing Date” has the meaning set forth in Section 4.1, which for purposes hereof is July 28, 2022.

“CME” means CME Group Benchmark Administration Limited.

“Co-Documentation Agents” means each of Deutsche Bank Securities Inc., PNC Bank, National Association and TD Bank, N.A., in their respective capacities as co-documentation agents under this Agreement.

“Co-Syndication Agents” means each of Wells Fargo Bank, National Association, and U.S. Bank National Association, in their respective capacities as co-syndication agents under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by, as the case may be, (a) a bailee or other Person in possession of Collateral, and (b) any landlord of any premises leased by any Loan Party.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement, and shall include any branches or Affiliates of Bank of America in its or their capacity as Collateral Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1(a)(iii) or pursuant to Section 8.11, Section 8.12, Section 8.13 or Section 8.17 at such time, duly executed by each Loan Party thereto;

(b)            all Obligations (including those pursuant to clauses (a) and (b) of the definition of Guaranty) shall have been unconditionally Guaranteed by (i) Holdings, (ii) each Restricted Subsidiary of the Borrower that is a Wholly-Owned Subsidiary (other than any Excluded Subsidiary), including those Subsidiaries that are listed on Schedule II and (iii) any Restricted Subsidiary of the Borrower (not included in clause (ii) above) that Guarantees the First Lien Term Facility, (or, in each case, any Permitted Refinancing thereof) (each such Subsidiary referred to in clauses (ii) and (iii) above, a “Subsidiary Guarantor”);

(c)            the Obligations and the Guaranty shall have been secured by a first-priority perfected security interest (subject in priority only (i) to Liens permitted by Sections 9.1(p), (w), (ee) and (jj) and (ii) to any non-consensual Liens permitted by Section 9.1) in substantially all Current Asset Collateral of each Loan Party, in each case, with the priority required by the Collateral Documents and Section 8.12 shall have been complied with;

(d)            the Obligations and the Guaranty shall have been secured by a perfected security interest (subject in priority only (i) to Liens permitted by Sections 9.1(p), (w), (ee) and (jj) and (ii) to any non-consensual Liens permitted by Section 9.1) in the following:

(i)            all Equity Interests of each Loan Party (other than the Equity Interests of Holdings),

(ii)            all Equity Interests of each direct wholly-owned Subsidiary of any Loan Party (other than any such Subsidiary that is (A) not a Loan Party and (B)(I) a FSHCO or (II) a Foreign Subsidiary of a Domestic Subsidiary),

(iii)            65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of each direct wholly-owned Subsidiary of any Loan Party that is (A) not a Loan Party and (B)(I) a FSHCO or (II) a Foreign Subsidiary of a Domestic Subsidiary; and

(e)            The Obligations and the Guaranty shall have been secured by a perfected security interest (subject in priority only (i) to Liens permitted by Sections 9.1(p), (w), (ee) and (jj) and (ii) to any non-consensual Liens permitted by Section 9.1) in substantially all other tangible and intangible personal property of each Loan Party other than the Current Asset Collateral, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreement and any other Acceptable Intercreditor Agreement.

Except as specifically set forth in Section 8.17, the Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines to do so, in consultation with the Borrower.

Notwithstanding the other provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(a)            in no event shall the Collateral include any Excluded Assets;;

(b)            the other provisions of this definition shall not require the creation or perfection of Liens or maintenance of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, Excluded Assets and any other particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting Liens or maintaining such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees, exceeds the practical benefits to be obtained by the Lenders therefrom;

(c)            [reserved];

(d)            the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations otherwise set forth in this Agreement and in the Collateral Documents;

(e)            Deposit Account Control Agreements, Securities Account Control Agreements and perfection by “control” (as defined in the UCC) (other than in respect of certificated Equity Interests required to be pledged hereunder) shall not be required with respect to any Collateral, except to the extent required by Section 8.12 or Section 3.03(b) of the Security Agreement;

(f)            with respect to each Loan Party, (i) no actions in any jurisdiction outside any Covered Jurisdiction or required by the Laws of any jurisdiction other than a Covered Jurisdiction shall be required in order to create any Liens in assets located or titled outside of any Covered Jurisdiction or to perfect such Liens, including any Intellectual Property registered in any jurisdiction that is not a Covered Jurisdiction and (ii) no security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the Laws of any jurisdiction other than a Covered Jurisdiction shall be required; it being understood that no Loan Party will be required to take any action to perfect a Lien in the Collateral in any jurisdiction other than a Covered Jurisdiction, except for any actions required by the Administrative Agent or the Collateral Agent after the occurrence of a Cash Dominion Period to secure or perfect security over the Accounts of a Borrower included in the Revolving Borrowing Base owing by an Account Debtor located outside any Covered Jurisdiction or subject to an underlying contract governed by a law other than the law of any Covered Jurisdiction;

(g)            in no event shall any Loan Party be required to take any action with respect to the perfection of Liens in (i) assets subject to certificates of title or any aircraft or aircraft engine, (ii) letter-of-credit rights (as defined in the UCC), except to the extent constituting a Supporting Obligation (as defined in the UCC) for other Collateral, or (iii) commercial tort claims (as defined in the UCC) in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof, in each case, as determined by the Borrower in good faith) less than $15,000,000, in each case of this clause (g), beyond the filing of UCC financing statements;

(h)            in no event shall any Loan Party be required to obtain any Collateral Access Agreement; provided that the foregoing shall not affect the right of the Administrative Agent to implement the Rent and Charges Reserves in accordance with the terms of this Agreement; and

(i)            notwithstanding anything to the contrary in any Collateral Document, unless requested in writing by the Administrative Agent, in no event shall any Loan Party be required to deliver certificates representing Pledged Equity of any Non-Operating Subsidiary.

“Collateral Documents” means, collectively, (a) each Security Agreement, (b) each Guaranty, (c) [reserved], (d) each of the security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent and the Lenders pursuant to Section 4.1(a)(iii), Section 8.11, Section 8.12, Section 8.13 or Section 8.17, (e) each Credit Card Notification, (f) each Lien Acknowledgment Agreement, (g) the Intercreditor Agreement, (h) each other Acceptable Intercreditor Agreement, (i) the Securities Account Control Agreements (if any), (j) the Deposit Account Control Agreements, and (k) each of the other agreements, instruments or documents that creates or purports to create a Lien to secure the Obligations or a Guarantee of the Obligations, in each case, in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Collateral Monitoring Trigger Event” means the failure of the Borrower to maintain Excess Availability of at least 65% of the Revolving Loan Cap at any time for five (5) consecutive Business Days.

“Commitments” means the Revolving Credit Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit L and which certificate shall in any event be a certificate of a Financial Officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) solely to the extent that a Monthly Borrowing Base Reporting Period occurred at any time during the Fiscal Quarter most recently ended prior to the delivery of such Compliance Certificate, setting forth a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio for the most recently completed Test Period, and (c) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 7.1 of the Net Cash Proceeds received during the applicable period by or on behalf of, Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.9(b).

“Concentration Account” has the meaning specified in Section 8.12(d).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Daily Simple SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “SOFR”, “Daily Simple SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) on a consolidated basis in accordance with the applicable principles of consolidation under GAAP.

“Consolidated Depreciation and Amortization Expense” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the total amount of depreciation and amortization expense of Holdings and its Restricted Subsidiaries, including the amortization of deferred financing fees or costs for such Test Period and determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the Consolidated Net Income for such Test Period:

(a)            increased by (without duplication):

(i)            provision for taxes based on income or profits or capital, plus state, provincial, territorial, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such Test Period (including, in each case, penalties and interest related to such taxes or arising from tax examinations), to the extent the same were deducted in computing Consolidated Net Income for such Test Period, plus

(ii)            (A) total interest expense of such Person for such Test Period and (B) bank fees and costs of surety bonds for such Test Period, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same were deducted in computing Consolidated Net Income for such Test Period, plus

(iii)            Consolidated Depreciation and Amortization Expense for such Test Period, to the extent the same was deducted in computing Consolidated Net Income for such Test Period, plus

(iv)            any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions, incurred during such Test Period, in each case, to the extent the same were deducted in computing Consolidated Net Income for such Test Period, plus

(v)            the amount of any restructuring charge or reserve deducted in such Test Period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Closing Date or (B) the closing of any Stores or distribution centers after the Closing Date; provided that amounts added back pursuant to this clause (v) with respect to any Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (v)), plus

(vi)            the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring (without, in any such case, limitation on the calculation hereof by Item 10(e) of Regulation S-K promulgated by the SEC) product and Intellectual Property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs; provided that amounts added back pursuant to this clause (vi) with respect to any Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (vi)), plus

(vii)            any other non-cash expenses or charges including any write offs or write downs reducing such Consolidated Net Income for such Test Period (provided that, if any such non-cash expenses or charges represent an accrual or reserve for potential cash items in any future Test Period, (A) Holdings may determine not to add back such non-cash expense or charge in the current Test Period and (B) to the extent Holdings decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period), plus

(viii)            the amount of any minority interest expense deducted in calculating Consolidated Net Income for such Test Period, plus

(ix)            the amount of Expected Costs Savings that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (A) the Transactions, (B) any Business Optimization Initiative consummated prior to or on the Closing Date and/or (C) any Business Optimization Initiative consummated after the Closing Date (in each case, net of the amount of actual amounts realized during such Test Period from such actions); provided that (1) with respect to clause (C), the relevant action resulting in (or substantial steps towards the relevant action that would result in) such Expected Costs Savings must either be taken or reasonably expected to be taken within eighteen (18) months after the determination to take such action and (2) amounts added back pursuant to this clause (ix) with respect to any Test Period shall not exceed 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (ix)); plus

(x)            any (A) one-time fee, cost, charge or expense incurred during such Test Period in connection with regulatory fines or processes and (B) cost of, and payment of, actual or prospective litigations, legal settlements, fines, judgments or orders during such Test Period; plus

(xi)            any fee, cost, charge or expense incurred in connection with (A) lease buy-outs or termination fees in connection with Store closures and (B) contract terminations (including holdback amounts) during such Test Period; plus

(xii)            cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous Test Period and not added back, plus

(xiii)            any costs or expenses incurred by Holdings or any Restricted Subsidiary during such Test Period pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Loan Parties or net cash proceeds of issuance of Equity Interests of the Loan Parties (other than Disqualified Equity Interests); plus

(xiv)            [reserved];

(xv)            [reserved];

(xvi)            the amount of management, board of directors, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent or equityholders of Holdings or the Borrower; plus

(xvii)            [reserved];

(xviii)            [reserved];

(xix)            any charges, expenses or losses directly related to litigation; plus

(xx)            [reserved];

(b)            decreased by (without duplication):

(i)            any non-cash gains increasing Consolidated Net Income of such Person for such Test Period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior Test Period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii)            any non-cash gains with respect to cash actually received in a prior Test Period unless such cash did not increase Consolidated EBITDA in such prior Test Period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any Test Period that includes any of the Fiscal Quarters ended on or about July 31, 2021, October 31, 2021, January 29, 2022 and April 30, 2022, Consolidated EBITDA for such Fiscal Quarters shall be $220,140,000, $228,399,000, $228,601,000 and $220,801,000, respectively. For the avoidance of doubt, Consolidated EBITDA shall be calculated (whether pursuant to the immediately preceding sentence or otherwise), including pro forma adjustments, in accordance with Section 1.8 (provided that any such adjustments, when taken together with any such similar adjustments made in accordance with clause (a)(ix) above, shall not exceed 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to such addbacks)).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the ratio of (a) (i) Consolidated EBITDA for such Test Period, minus (ii) Capital Expenditures paid in cash during such Test Period and not financed with the proceeds of Indebtedness (other than Loans), minus (iii) Cash Taxes during such Test Period, plus (iv) Cash Tax refunds received during such Test Period, to (b) Debt Service Charges of or by Holdings and its Restricted Subsidiaries for such Test Period.

“Consolidated Interest Charges” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the sum of (a) all cash interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the cash portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, minus (c) cash interest income during such period, in each case of or by Holdings and its Restricted Subsidiaries on a Consolidated basis for such Test Period in accordance with GAAP. For purposes of the foregoing, interest expense shall exclude, for the avoidance of doubt, (i) one-time financing fees (including arrangement, amendment and contract fees), debt issuance costs, commissions and expenses, (ii) the amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses (including as a result of the effects of acquisition method accounting or pushdown accounting), (iii) any interest expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (iv) penalties and interest relating to Taxes, and (v) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging (other than any interest rate hedging agreement or other derivative instrument), any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, all as calculated on a Consolidated basis in accordance with GAAP.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt, minus (b) the amount of cash and Cash Equivalents on a consolidated balance sheet of Holdings and its Restricted Subsidiaries that are not “Restricted” for purposes of GAAP on such balance sheet; provided that (i) any cash or Cash Equivalents that are “Restricted” due to any Lien in favor of any Secured Party or any bankers’ Liens shall still be included in clause (b) above) and (ii) Consolidated Net Debt shall not include the principal amount of any Indebtedness with respect to which an irrevocable deposit of the necessary funds for the payment, redemption or satisfaction of such Indebtedness has been made (and, for the avoidance of any doubt, such deposits shall not be included as cash and Cash Equivalents pursuant to clause (b) above).

“Consolidated Net Income” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such Test Period and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a)            any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses and non-recurring compensation charges (without, in any such case, limitation on the calculation hereof by Item 10(e) of Regulation S-K promulgated by the SEC), shall be excluded,

(b)            the Net Income for such Test Period shall not include the cumulative effect of a change in accounting principles during such Test Period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,

(c)            effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(d)            any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(e)            any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset Dispositions or the other Disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by Holdings, shall be excluded,

(f)            the Net Income for such Test Period of any Person that is not a Restricted Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings and its Restricted Subsidiaries shall include the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the relevant Person or a Restricted Subsidiary thereof in respect of such Test Period,

(g)            (i) any net unrealized gain or loss (after any offset) resulting in such Test Period from obligations in respect of Swap Contracts and the application of FASB Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such Test Period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such Test Period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments, shall be excluded,

(h)            any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i)            any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as Holdings has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 (or, in any leap year, 366) days of such determination (with a deduction in the applicable future Test Period for any amount so added back to the extent not so indemnified or reimbursed within such 365 (or, in any leap year, 366) days), shall be excluded,

(j)            to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future Test Period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded, and

(k)            any non-cash (for such Test Period and all other Test Periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of Holdings or any of its Restricted Subsidiaries in connection with the Transactions, shall be excluded.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a Consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereunder) consisting of (a) Indebtedness for borrowed money, (b) unreimbursed obligations in respect of drawn letters of credit, (c) obligations in respect of Capitalized Leases and (d) debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (ii) obligations under Swap Contracts.

“Constituent Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, incorporation or organization and operating or limited liability company agreement (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Borrower’s financial statements.

“Covenant Trigger Event” means that Excess Availability on any day is less than the greater of (i) $72,000,000 and (ii) 10.0% of the Revolving Loan Cap. For purposes hereof, the occurrence of a Covenant Trigger Event shall be deemed to be continuing until Excess Availability is equal to or greater than the greater of (i) $72,000,000 and (ii) 10.0% of the Revolving Loan Cap, in each case, for twenty-five (25) consecutive calendar days, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Trigger Event in the event that the conditions set forth in this definition again arise.

“Covered Entity” has the meaning specified in Section 12.29(b).

“Covered Jurisdiction” means each of the United States, any state thereof or the District of Columbia.

“Covered Party” has the meaning specified in Section 12.29(a).

“Credit Card Agreements” means all agreements or arrangements now or hereafter entered into by any Loan Party, in each case with any Credit Card Issuer or Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements or arrangements set forth on Schedule 1.1B.

“Credit Card Issuer” means any Person (other than a Loan Party) who issues or whose members issue credit cards or debit cards (which may include “virtual” credit and debit cards), including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., and Affirm.

“Credit Card Notification” means, collectively, the notices to Credit Card Issuers or Credit Card Processors in substantially the form of Exhibit G, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) to an Approved Deposit Account of all payments due from Credit Card Processors.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who (a) facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Loan Parties’ sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer or (b) otherwise acquires goods or pays for services from the Loan Parties, as lessor of the subject goods to customers.

“Credit Card Receivables” means, collectively, (a) all present and future rights of any Loan Party to payment from any Credit Card Issuer, Credit Card Processor, or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card (including “virtual” credit or debit cards), (b) all present and future rights of any Loan Party to payment from any Credit Card Issuer, Credit Card Processor, or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers, and (c) all present and future rights of any Loan Party to payment, as lessor of the subject goods to customers, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor, under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Credit Extension Conditions” means, in relation to any determination thereof at any time, the requirements that:

(a)            the Revolving Credit Outstandings at such time shall not exceed the Revolving Loan Cap at such time (other than as a result of any Protective Advance);

(b)            the Revolving Credit Exposure of any Revolving Credit Lender (other than the Revolving Credit Lender acting as the Swing Loan Lender) at such time shall not exceed the Revolving Credit Commitment of such Lender at such time (or, as applicable, the Revolving Credit Commitments of any applicable Class of such Revolving Credit Lender);

(c)            solely in connection with the Issuance of any Letter of Credit, the Letter of Credit Obligations at such time shall not exceed the Letter of Credit Sublimit; and

(d)            solely in connection with the making of any Swing Loans, the Swing Loan Obligations at such time shall not exceed the Swing Loan Sublimit.

“Cure Amount” has the meaning specified in Section 10.4(b).

“Cure Expiration Date” has the meaning set forth in Section 10.4(a).

“Current Asset Collateral” means all the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Loan Parties (or any Subsidiary that issues gift cards) entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory of the Loan Parties and (b) outstanding merchandise credits and customer rewards of the Loan Parties, in each case, net of any dormancy reserves maintained by the Loan Parties on their books and records in the ordinary course of business consistent with past practices.

“Customer Credit Liability Reserve” means a reserve in respect of Customer Credit Liabilities, customer deposits and layaway payments.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent among a Loan Party, a customs broker, freight forwarder, consolidator, or carrier, and the Administrative Agent.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Service Charges” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the sum of (a) Consolidated Interest Charges paid, or required to be paid, in cash for such Test Period, plus (b) scheduled principal payments made or required to be made on account of Indebtedness for borrowed money of or payable by Holdings and its Restricted Subsidiaries for such Test Period, in each case determined on a consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, adjustment, administration, composition, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of any Covered Jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, without duplication, (i) with respect to Obligations under the Revolving Credit Facility (other than Letter of Credit Fees), (A) the Base Rate plus (B) the Applicable Margin applicable to Revolving Loans that are Base Rate Loans plus (C) 2.0% per annum; provided that, with respect to the outstanding principal amount of any Revolving Loan (including any Swing Loan), the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Revolving Loan (giving effect to Section 2.10) plus 2.0% per annum, and (ii) when used with respect to Letter of Credit Fees, a rate equal to (A) the Applicable Margin for Standby Letters of Credit or Documentary Letters of Credit, as applicable, plus (B) 2.0% per annum, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning specified in Section 12.29(b).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that,

(a)            has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuer, the Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due,

(b)            has notified the Borrower, the Administrative Agent, an Issuer or the Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)            has failed, within one (1) Business Day after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or

(d)            has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in such a capacity (in each case of clause (i) or (ii), other than pursuant to an Undisclosed Administration) or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be prima facie evidence thereof absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Issuer, the Swing Loan Lender and each other Lender promptly following such determination.

“Defined Benefit Scheme” has the meaning specified in Section 5.11(e).

“Deposit Account” means any checking or other demand deposit account maintained by the Loan Parties, including any “deposit accounts” within the meaning given to such term in Article 9 of the UCC.

“Deposit Account Control Agreement” means a control agreement reasonably satisfactory to the Collateral Agent, executed by an institution maintaining a Deposit Account for a Loan Party, to perfect or evidence a Lien on, or control of, such account in favor of the Collateral Agent as security for the Obligations.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Lender” has the meaning set forth in Section 2.18.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by any Loan Party or a Restricted Subsidiary in connection with a Disposition pursuant to Section 9.5(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one-hundred eighty (180) days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, any sale or issuance of Equity Interests in a Restricted Subsidiary or any sale, transfer, license, lease or other disposition effected pursuant to any Investment) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the applicable Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means:

(a)            any Person that is a competitor of Holdings and its Restricted Subsidiaries and identified by the Borrower in good faith in writing to the Administrative Agent from time to time;

(b)            those financial institutions, other institutional lenders and investors and other entities that were identified by the Borrower as such in writing to the Administrative Agent on or prior to the Closing Date; and

(c)            any Affiliates of Persons described in the foregoing clauses (a) and (b) that are readily identifiable as such solely on the basis of their names (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (b) above) that regularly invest in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor or Person referred to in clause (b) above make investment decisions);

provided that in no event shall any update to the list of Disqualified Institutions (i) be effective prior to two (2) Business Days after receipt thereof by the Administrative Agent or (ii) apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement or that is party to a pending trade.

Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions, other than (a) providing the Lenders with any updates to the list of Disqualified Institutions within two (2) Business Days after receipt thereof by the Administrative Agent, and (b) reviewing the most updated list of Disqualified Institutions delivered by the Borrower to the Administrative Agent and confirming the name of any assignee, transferee or participant is not included on the list of Disqualified Institutions prior to (x) consenting, acknowledging, agreeing to or approving (to the extent the Administrative Agent has such a consent, acknowledge, agreement or approval right pursuant to the terms of this Agreement) any assignment, transfer or participation in any Credit Extension or Commitment, and (y) consummating any assignments, transfers or participations made by the Administrative Agent, any of its Affiliates or any of its or their Approved Funds.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law or any analogous action taken pursuant to any applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide”, when capitalized shall have correlative meaning.

“Document” has the meaning set forth in Article 9 of the UCC.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by a Loan Party in the ordinary course of its business.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such other currency.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the Laws of Puerto Rico or any other territory).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Accounts” means, as of any date of determination thereof, the aggregate amount of all Accounts due to any Loan Party, except to the extent that (determined without duplication):

(a)            such Account does not arise from the sale of goods or the performance of services by any Loan Party in the ordinary course of its business;

(b)            (i) such Loan Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice) or (ii) as to which such Person is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)            any defense, counterclaim, set-off or dispute exists as to such Account, but only to the extent of such defense, counterclaim, set-off or dispute;

(d)            such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)            an invoice, reasonably acceptable to the Administrative Agent in form and substance (it being agreed that any invoice in a form previously acceptable to the Administrative Agent shall be acceptable for future use) or otherwise in the form otherwise required by any Account Debtor, has not been sent to the applicable Account Debtor in respect of such Account on or before the date as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral;

(f)            such Account (i) is not owned by such Loan Party or (ii) is not subject to the valid and perfected first priority security interest and Lien of Administrative Agent, for and on behalf of itself and the Lenders (subject only to Liens permitted under Section 9.1 having priority by operation of applicable Law over the Liens of the Administrative Agent or the Collateral Agent) or (iii) is subject to any other Lien (other than Liens permitted under Section 9.1);

(g)            such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of such Loan Party or (ii) a natural person;

(h)            such Account is the obligation of an Account Debtor that is any Governmental Authority;

(i)            Accounts subject to a partial payment plan;

(j)            such Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party but only to the extent of the potential offset;

(k)            the Account is not paid on or prior to ninety (90) days following the original invoice date;

(l)            the Account is not paid on or prior to sixty (60) days following the date on which such Account was due;

(m)            such Account is the obligation of an Account Debtor from whom 50% or more of the amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in this definition;

(n)            any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(o)            such Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(p)            such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds the greater of (i) 25% of all Eligible Accounts and (ii) 15% of the Revolving Borrowing Base (but, in each case, only to the extent of such excess);

(q)            such Account is payable in any currency other than Dollars;

(r)            such Account has been redated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted by any Loan Party in the ordinary course of business;

(s)            Account Debtor is subject to an event of the type described in Section 10.1(f);

(t)            such Account represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(u)            the Account Debtor is organized or has its principal offices or assets outside the United States, unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent (which is issued by a bank reasonably acceptable to the Administrative Agent) and such letter of credit is subject to a first priority perfected Lien in favor of the Administrative Agent (subject to Liens permitted under Section 9.1 having priority by operation of applicable Law over the Liens of the Administrative Agent or the Collateral Agent);

(v)            the Account Debtor shall have returned the merchandise purchased giving rise to such Account;

(w)            the portion, if any, of any Account that includes a billing for interest, fees or late charges;

(x)            such Account constitutes a Credit Card Receivable; or

(y)            such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit such Loan Party to seek judicial enforcement in such state of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost. Any Account owned by a Loan Party which is not an Eligible Account shall nevertheless be part of the Collateral unless it is an Excluded Asset.

“Eligible Assignee” means (a) a Lender or any of its Affiliates or branches; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates and branches, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person that meets the requirements to be an assignee under Section 12.2(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.2(b)(iii)).  For the avoidance of doubt, any Disqualified Institution is subject to the last sentence of Section 12.2(b)(v).

“Eligible Credit Card Receivables” means, as to any Loan Party, Credit Card Receivables of such Person which satisfy the criteria set forth below:

(a)            such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Person in the ordinary course of the business of such Person;

(b)            such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c)            such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(d)            the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable (but solely with respect to any amount that has been failed to be remitted and not any other amounts) ;

(e)            the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(f)            the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(g)            such Credit Card Receivables (x) are owned by such Loan Party and such Person has a good title to such Credit Card Receivables, (y) are subject to the first priority, valid and perfected security interest and Lien of Administrative Agent or Collateral Agent, for and on behalf of itself and the Lenders (subject only to Liens permitted under Section 9.1 having priority by operation of applicable Law over the Liens of the Administrative Agent or the Collateral Agent), and (z) are not subject to any other Lien (other than (1) Liens permitted hereunder pursuant to clauses (a), (c), (d), (h), (q), (w), (z), (aa), (ee) and (jj) of Section 9.1 and (2) Liens permitted under Section 9.1 securing the “Obligations” (as defined under the First Lien Term Facility Credit Agreement and subject to the terms of the Intercreditor Agreement)) (the foregoing clauses (y) and (z) (other than in respect of the immediately foregoing clause (2)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Availability Reserves in its Permitted Discretion on account of any such permitted Liens);

(h)            the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in Section 10.1(f);

(i)            no event of default (after giving effect to all grace periods applicable thereto) has occurred under the Credit Card Agreement of such Person with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Person;

(j)            the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable;

(k)            the Credit Card Processor is organized and has its principal offices or assets within the United States or is otherwise acceptable to the Administrative Agent in its Permitted Discretion;

(l)            such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind, and have not been reduced to judgment; and

(m)            the portion of such Credit Card Receivables that does not include a billing for interest, fees or late charges.

Any Credit Card Receivables owned by a Loan Party which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral unless they are Excluded Assets.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)            which has been shipped from a foreign location for receipt by a Loan Party, but which has not yet been delivered to such Loan Party, which In-Transit Inventory has been in transit for thirty (30) days or less from the date of shipment of such Inventory;

(b)            for which the purchase order is in the name of a Loan Party and title and risk of loss has passed to such Loan Party;

(c)            in each case as to which the Administrative Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (including by the delivery of a Customs Broker/Carrier Agreement);

(d)            which is insured to the reasonable satisfaction of the Administrative Agent (including, without limitation, marine cargo insurance) (it being agreed that any insurance previously satisfactory to the Administrative Agent shall be deemed acceptable on a future basis); and

(e)            which otherwise would constitute Eligible Inventory (other than by virtue of clause (w) of the definition thereof);

provided, that the Administrative Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Administrative Agent reasonably determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Administrative Agent to arise which may otherwise materially adversely impact the value of such Inventory or the ability of the Administrative Agent to realize upon such Inventory.

“Eligible Inventory” means, as to any Loan Party, Inventory consisting of finished goods merchantable and readily saleable to the public in the ordinary course of the business of such Person but shall not include:

(a)	work-in-process;

(b)	raw materials;

(c)	spare parts for equipment;

(d)	packaging and shipping materials;

(e)	supplies used or consumed in such Person’s business;

(f)            Inventory located at premises owned and operated by a Person other than, and not leased by, any Loan Party, if the Administrative Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or the Administrative Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by the Administrative Agent), unless the Administrative Agent has, at its option, established such Availability Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as the Administrative Agent shall determine in its Permitted Discretion;

(g)            Inventory consisting of gasoline or diesel fuel;

(h)            bill and hold goods;

(i)            obsolete, unmerchantable, “seconds”, used, unfit for sale or slow moving Inventory;

(j)            Inventory (i) which is not subject to the first priority, valid and perfected security interest of the Administrative Agent, for and on behalf of itself and the Lenders (subject only to Liens permitted under Section 9.1 having priority by operation of applicable Law over the Liens of the Administrative Agent or the Collateral Agent) or (ii) which is subject to any other Lien (other than (x) Liens permitted hereunder pursuant to clauses (a), (c), (d), (h), (k), (p), (q), (w), (z), (ee) and (jj) of Section 9.1 and (y) Liens permitted under Section 9.1 securing the “Obligations” (as defined under the First Lien Term Facility Credit Agreement and subject to the terms of the Intercreditor Agreement)) (the foregoing clauses (i) and (ii) (other than in respect of the immediately foregoing clause (i) (with respect to Section 9.1(q)) and clause (y)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(k)            damaged and/or defective Inventory;

(l)            returned Inventory which is not held for sale in the ordinary course of business;

(m)            Inventory purchased or sold on consignment;

(n)            Inventory that is not solely owned by the applicable Loan Party or the applicable Loan Party does not have good and valid title thereto;

(o)            Inventory that is not located in the United States (excluding territories or possessions of the United States);

(p)            custom items;

(q)            spare parts or promotional or marketing materials;

(r)            samples, labels, and other similar non-merchandise categories;

(s)            Inventory that is not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale;

(t)            Inventory that is not insured in compliance with this Agreement;

(u)            Inventory that has been sold but not yet delivered or as to which such Loan Party has accepted a deposit;

(v)            Inventory that is subject to any licensing or royalty agreement (including those agreements regarding the use or ownership of IP Rights) with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement (but ineligibility shall be limited to the amount of such dispute);

(w)            In-Transit Inventory; and

(x)            Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Collateral Documents.

Any Inventory owned by a Loan Party which is not Eligible Inventory shall nevertheless be part of the Collateral unless it is an Excluded Asset.

“Entitlement Holder” has the meaning given to such term in Article 8 of the UCC.

“Entitlement Order” has the meaning given to such term in Article 8 of the UCC.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) the failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived, (g) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (h) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan; or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 10.1.

“Excess Availability” means, at any time, (a) the Revolving Loan Cap at such time minus (b) the aggregate Revolving Credit Outstandings at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means deposit accounts and securities accounts (i) the balance of which consists exclusively of (x) withheld income taxes and federal, state or local employment taxes or (y) amounts required to be paid over to an employee benefit plan, (ii) constituting (and the balance of which consists solely of funds set aside for the purpose of managing) disbursement, tax accounts, payroll accounts, and trust accounts, (iii) constituting accounts used for disbursements in the ordinary course of business, (iv) which are zero balance accounts, or (v) which have a daily balance of less than $10,000,000 in the aggregate for all such Excluded Accounts that fall under this clause (v).

“Excluded Assets” means:

(a)            (i) any fee-owned real property and (ii) any leasehold interest in real property;

(b)            any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC or other applicable Law) other than Proceeds thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition;

(c)            any asset the granting of a security interest in which is prohibited or restricted by applicable Law (including any requirement to obtain the consent of any Governmental Authority (unless such consent has been received));

(d)            any Excluded Equity Interest;

(e)            pledges and security interests in agreements, licenses or leases that are prohibited or restricted by such agreement, licenses or (including any requirement to obtain the consent of any Governmental Authority or of any other third party (other than Holdings or any Affiliate of Holdings), unless such consent has been received), to the extent prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC or other applicable Law) other than Proceeds thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition;

(f)            any “intent-to-use” (or similar) trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use (or similar) trademark application under applicable Law;

(g)            any asset subject to a purchase money security interest, Capitalized Lease Obligations or similar arrangement, in each case, permitted under this Agreement and to the extent the grant of a security interest herein would violate or invalidate such purchase money, Capitalized Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any affiliate of Holdings), other than Proceeds and Accounts arising therefrom;

(h)            any asset of a Restricted Subsidiary acquired by Holdings or any Restricted Subsidiary pursuant to a Permitted Acquisition or other similar Investment which has (at the time of such Permitted Acquisition or similar investment) been financed with Indebtedness permitted to be incurred pursuant to this Agreement as assumed Indebtedness (and not incurred in contemplation of such Permitted Acquisition or such similar Investment) and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent, and so long as, such Indebtedness prohibits such assets from being pledged to secure the Obligations;

(i)            any asset the grant or perfection of a security interest thereon would be reasonably likely to result in material and adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent (including as a result of the operation of Section 956 of the Code or any similar law or regulation);

(j)            any assets located outside the United States;

(k)            any motor vehicles and other assets subject to certificates of title;

(l)            commercial tort claims (as defined in the UCC) in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof, in each case, as determined by the Borrower in good faith) less than $15,000,000;

(m)            Excluded Accounts and any cash and Cash Equivalents included in such Excluded Accounts;

(n)            any accounts receivable that are sold or disposed of in connection with any factoring or similar arrangement permitted by this Agreement;

(o)            any property or assets that would otherwise constitute Collateral to which the First Lien Term Facility Administrative Agent would have a Lien with priority higher than the Administrative Agent or the Collateral Agent pursuant to the terms of the Intercreditor Agreement, to the extent that either (i) the First Lien Term Facility Administrative Agent in respect of any First Lien Term Facility determines that any such property or assets shall not become part of, or shall be excluded from, the Collateral under the First Lien Term Facility (other than in connection with termination of the First Lien Term Facility) and the Administrative Agent consents to such property or assets no longer constituting Collateral, or (ii) any such property or assets do not become part of, or are excluded from, the Collateral under the First Lien Term Facility due to either (A) the burden or cost of the grant or perfection of a Lien thereon exceeding the benefit accorded to such First Lien Term Facility Administrative Agent and the lenders under such First Lien Term Facility or (B) adverse tax consequences; and

(p)            any asset to the extent that the burden or cost of the grant or perfection of a security interest thereon would be excessive in light of the practical benefit afforded to the Lenders thereby (as reasonably determined by the Borrower in consultation with the Administrative Agent);

provided that Excluded Assets shall not include any Proceeds of Excluded Assets unless such Proceeds otherwise constitute Excluded Assets.

“Excluded Equity Interests” means:

(a)            other than with respect to the Equity Interest of any Loan Party, more than 65% of the issued and outstanding Equity Interests entitled to vote of each Subsidiary that is (i) not a Loan Party and (ii)(A) a FSHCO or (B) a Foreign Subsidiary of a Domestic Subsidiary;

(b)            any Equity Interest of any Person that (i) is not a Wholly-Owned Subsidiary, (ii) is an Unrestricted Subsidiary, or (iii) is an Excluded Subsidiary;

(c)            any Equity Interest if, to the extent and for so long as the pledge of such Equity Interest hereunder is prohibited by any applicable Law, including any requirement to obtain the consent of any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Law); provided that such Equity Interest shall cease to be an Excluded Equity Interest pursuant to this clause (c) at such time as such prohibition ceases to be in effect;

(d)            any Equity Interest the grant or perfection of a security interest in which would be reasonably likely to result in material and adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent (including as a result of the operation of Section 956 of the Code or any similar law or regulation);

(e)            any Margin Stock;

(f)            any Subsidiary that is prohibited from having its stock pledged by any Contractual Obligation that exists on the Closing Date or at the same time such Subsidiary becomes a Subsidiary of any Loan Party and not entered into in contemplation of such Subsidiary becoming a Subsidiary of such Loan Party for so long as such prohibition remains in effect; and

(g)            any Equity Interests to the extent that the burden or cost of the grant or perfection of a security interest thereon would be excessive in light of the practical benefit afforded to the Lenders thereby (as reasonably determined by the Borrower in consultation with the Administrative Agent).

provided that, for the avoidance of doubt, the Equity Interests of Holdings and any successor thereto, shall constitute Excluded Equity Interests.

“Excluded Subsidiary” means:

(a)            any Subsidiary that is not a Wholly-Owned Subsidiary that is a Restricted Subsidiary of Holdings;

(b)            a Captive Insurance Subsidiary;

(c)            (i) any Foreign Subsidiary of the Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary or (ii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary;

(d)            any FSHCO;

(e)            any Subsidiary that is not a Material Subsidiary;

(f)            any Subsidiary that is prohibited or restricted from providing a Guaranty by (i) applicable Law or (ii) any Contractual Obligation that, in the case of this clause (ii), exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary and was not incurred in contemplation of such Subsidiary’s acquisition;

(g)            any Subsidiary for which the provision of a Guaranty would require a governmental (including regulatory) or third party consent (other than from any Loan Party or any Affiliate thereof), approval, license or authorization that is required on the Closing Date or at the time of the acquisition of such Subsidiary (unless such consent, approval, license or authorization has been received);

(h)            any Subsidiary where the provision of a Guaranty would result in material and adverse Tax consequences to Holdings, the Borrower and/or any of its direct or indirect Restricted Subsidiaries (as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent);

(i)            any Subsidiary that is special purpose securitization vehicle (or similar entity);

(j)            any Subsidiary that is a not-for-profit organization;

(k)            [reserved];

(l)            any Subsidiary acquired by Holdings or any Restricted Subsidiary pursuant to a Permitted Acquisition or other similar Investment which has (at the time of such Permitted Acquisition or similar Investment) been financed with Indebtedness permitted to be incurred pursuant to this Agreement as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition or similar Investment) and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent, and so long as, such Indebtedness prohibits such Subsidiary from becoming a Subsidiary Guarantor;

(m)            any Unrestricted Subsidiary;

(n)            solely in the case of any obligation under any Secured Hedge Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any Subsidiary of Holdings that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act; or

(o)            any Subsidiary to the extent that the burden or cost (including any adverse tax consequences (as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent)) of providing a Guaranty would be excessive in light of the practical benefit afforded to the Lenders thereby (as reasonably determined by the Borrower in consultation with the Administrative Agent);

provided that, notwithstanding the foregoing or any other provision of any Loan Document to the contrary no Loan Party shall subsequently be deemed to be an Excluded Subsidiary, unless the Borrower shall have first complied with the provisions of Section 7.4(b), to the extent applicable.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Guaranty of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 12.27 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any tax on such recipient’s net income (however denominated), gains or profits (or franchise tax or minimum tax imposed in lieu of such tax on net income or profits) and capital taxes imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable Lending Office located in such jurisdiction or any political subdivision thereof (including, for the avoidance of doubt, any backup withholding in respect of such a tax under section 3406 of the Code) or as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction), other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction specifically contemplated by, or enforced, any Loan Documents, (b) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (a), (c) with respect to any Foreign Lender (other than any Foreign Lender becoming a party hereto pursuant to the Borrower’s request under Section 3.8), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party hereto (or where the Foreign Lender is a partnership for U.S. federal income tax purposes, pursuant to a Law in effect on the later of the date on which such Foreign Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Foreign Lender) or designates a new Lending Office or experiences a change in circumstances (other than a Change in Law), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment or change in circumstances), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 3.1, (d) any withholding tax attributable to such recipient’s failure to comply with Section 3.1(c), (c) any U.S. federal withholding tax imposed as a result of such recipient’s failure to establish a complete exemption under FATCA, (f) [reserved], and (g) any interest, additions to taxes and penalties with respect to any taxes described in clauses (a) through (f) of this definition.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 3, 2017, by and among Holdings, the Borrower, the lenders and other parties party thereto and Wells Fargo Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Credit Agreement Refinancing” means the refinancing and repayment of the Indebtedness outstanding under the Existing Credit Agreement, the termination of all commitments under the Existing Credit Agreement and termination and release of guarantees in connection therewith.

“Existing Letter of Credit” means any letter of credit previously issued for the account of any Loan Party that is outstanding on the Closing Date and listed on Schedule 1.1A.

“Existing Revolver Tranche” has the meaning specified in Section 2.17(a).

“Expected Cost Savings” means pro forma “run rate” expected cost synergies, cost savings, operating expense reductions and operational improvements.

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.17(b).

“Facility” means the Revolving Credit Facility.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (including, for the avoidance of doubt, any agreements between governmental authorities implementing such provisions, any law implementing such agreements and any agreements entered into pursuant to Section 1471(b)(1) of the Code) and any amended or successor provisions that are substantively comparable and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“FATCA Exempt Party” means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means the Fee Letter, dated as of July 1, 2022, by and among the Borrower and Bank of America.

“Field Examination” has the meaning specified in Section 7.5(b).

“Financial Asset” has the meaning given to such term in Article 8 of the UCC.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, treasurer, senior vice president (finance), assistant treasurer, manager of treasury activities, controller or other similar officer or Person performing similar functions of such Loan Party. Any document delivered hereunder that is signed by a Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“First Lien Term Facility” means the credit facilities under the First Lien Term Facility Credit Agreement.

“First Lien Term Facility Administrative Agent” means Nomura Corporate Funding Americas, LLC, in its capacity as administrative agent and collateral agent under the First Lien Term Facility Credit Agreement, or any successor administrative agent and collateral agent under the First Lien Term Facility Credit Agreement.

“First Lien Term Facility Credit Agreement” means that certain credit agreement dated as of February 3, 2017 evidencing a senior secured first lien term facility, among the Borrower, Holdings, the lenders party thereto and Nomura Corporate Funding Americas, LLC, as administrative agent and collateral agent, as amended by the First Lien Term Facility Amendment and as the same may be further amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“First Lien Term Facility Documentation” means the First Lien Term Facility Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith, in each case, as amended, restated, modified, supplemented, replaced or otherwise modified to the extent permitted by this Agreement and the Intercreditor Agreement.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally consist of either four (4) or five (5) weeks in accordance with the fiscal accounting calendar of Holdings and its Subsidiaries.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally consist of thirteen (13) weeks or fourteen (14) weeks in accordance with the fiscal accounting calendar of Holdings and its Subsidiaries.

“Fiscal Year” means any period of twelve (12) consecutive months ending on the Saturday closest to January 31 of each calendar year.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States other than any Defined Benefit Scheme.

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, (a) with respect to an Issuer, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations to the extent that such Defaulting Lender’s Revolving Commitment Percentage of such outstanding Letter of Credit Obligations has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(c), and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swing Loans to the extent that such Defaulting Lender’s Revolving Commitment Percentage of Swing Loans has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(c).

“FSHCO” means any Domestic Subsidiary that (a) has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries, or (b) has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more other FSHCOs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (a) accounting for leases shall be determined as set forth in the definition of “Capitalized Leases”, and (b) if the Borrower notifies the Administrative Agent that the Loan Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Gas Station Disposal Reserve” a reserve as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to costs that will need to be paid to close down gas stations of the Borrower and the Subsidiary Guarantors in compliance with applicable Environmental Laws, to the extent that such costs are reasonably expected to be incurred as a result of the closure of any such gas stations in connection with a Liquidation.

“General Asset Sale Basket” has the meaning assigned to such term in Section 9.5(i).

“General Restricted Debt Payment Basket” has the meaning assigned to such term in Section 9.11(ii).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 12.2(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness for borrowed money). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means, collectively, (a) that certain Guaranty, dated as of the Closing Date, among the Loan Parties, the Administrative Agent and the Collateral Agent on behalf of the Secured Parties and (b) each other guaranty and guaranty supplement delivered pursuant to Section 8.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, and radon gas, regulated pursuant to any Environmental Law.

“Hedge Bank” means, as of any date of determination, (a) any Person that is a Lender or an Affiliate or branch of a Lender on such date or (b) any Person who (i) was a Lender or an Affiliate or branch of a Lender at the time the applicable Swap Contract was entered into and who is no longer a Lender or an Affiliate or branch of a Lender, (ii) is, and at all times remains, in compliance with the provisions of Section 11.12, and (iii) agrees in writing that the Agents and the other Secured Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under Section 10.3 and acknowledges that the Agents and the other Secured Parties may deal with the Loan Parties and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid the Secured Obligations under the Secured Hedge Agreements) and agrees to be bound by Sections 11.12, in each case such Person being a party to a Secured Hedge Agreement.

“Holdings” has the meaning specified in the preamble to this Agreement.

“Incremental Availability” means, at any time of determination, an amount equal to the greater of (a) $350,000,000 minus the aggregate amount of the sum of (i) all Revolving Commitment Increases made or established prior to such time pursuant to Section 2.15 or 2.16, as applicable, in reliance on this clause (a), and (b) the amount by which the Revolving Borrowing Base at such time exceeds the Aggregate Revolving Loan Commitments at such time.

“Incremental Revolving Amendment” has the meaning specified in Section 2.15(a).

“Incremental Revolving Availability” has the meaning specified in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, provided that if such Indebtedness has not been assumed by such Person, the amount of Indebtedness under this clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby;

(f)            all Attributable Indebtedness;

(g)            all obligations of such Person in respect of Disqualified Equity Interests; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (x) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, (y) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, and (z) loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties which have a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and which are made in the ordinary course of business shall not be deemed “Indebtedness” hereunder solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral.

“Indemnified Liabilities” has the meaning specified in Section 12.4.

“Indemnitees” has the meaning specified in Section 12.4.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 12.17.

“Information Certificate” means that certain Information Certificate, dated as of the Closing Date, executed by- each of the Loan Parties, substantially in the form of Exhibit N.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including copyrights for computer programs), and all registrations and applications for registrations thereof; inventions (whether or not patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; all rights to sue and recover at law or in equity for any past, present or future infringement, dilution or misappropriation, or other violation thereof; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means an agreement executed by Holdings and each of its relevant Restricted Subsidiaries, in substantially the form of Exhibit J.

“Intercreditor Agreement” means the intercreditor agreement, dated as of the Closing Date, among Holdings, the Borrower, the Administrative Agent, and the First Lien Term Facility Administrative Agent, substantially in the form attached as Exhibit I, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof.

“Interest Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case for such Test Period.

“Interest Election Request” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of SOFR Rate Loans, in each case, pursuant to Section 2.11, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Period” means, as to each SOFR Rate Loan, the period commencing on the date such SOFR Rate Loan is disbursed or converted to or continued as a SOFR Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Interest Election Request, as applicable, or such other period that is twelve months or less requested by the Borrower and consented to be all Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided, that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a SOFR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period pertaining to a SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Latest Maturity Date.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a customs broker, freight forwarder, consolidator or carrier and is in transit from a location outside of the continental United States to a location of a Loan Party that is within the continental United States.

“Inventory” means “Inventory” as defined in Article 9 of the UCC.

“Inventory Appraisal” has the meaning specified in Section 7.5(a).

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, (a) such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or Eligible In-Transit Inventory, as applicable or which reflect such other factors as negatively affect the market value of the Eligible Inventory or Eligible In-Transit Inventory, as applicable, and (b) Shrink Reserves.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger, amalgamation or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger, amalgamation or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property (other than cash or Cash Equivalents), shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by Holdings.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the Internal Revenue Service of the United States.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, amend, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued”, “Issuing” and “Issuance” shall have a corresponding meaning.

“Issuer” means each of Bank of America, Wells Fargo Bank, National Association, U.S. Bank National Association and each Revolving Credit Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers (and in the case of any resignation, subject to and in accordance with Section 12.2(h)). Any Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuer, in which case the term “Issuer” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch (it being agreed that such Issuer shall, or shall cause such Affiliate or branch to comply with the requirements of Section 2.4 with respect to such Letters of Credit). At any time there is more than one Issuer, any singular references to Issuer shall mean any Issuer, each Issuer, the Issuer that has issued the applicable Letter of Credit, or all Issuers, as the context may require.

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an Issuer and the Loan Parties (or any of their Subsidiaries) or in favor of such Issuer and relating to such Letter of Credit.

“Issuer Sublimit” means, as of the Closing Date, (i) $112,500,000, in the case of Bank of America, (ii) $93,750,000, in the case of Wells Fargo Bank, National Association, (iii) $93,750,000, in the case of U.S. Bank National Association, and (iv) such amount as shall be designated to the Administrative Agent and the Borrower in writing by any other Issuer; provided that any Issuer shall be permitted at any time to increase (to an amount not exceeding the Letter of Credit Sublimit) upon providing three (3) Business Days’ prior written notice thereof to the Administrative Agent and the Borrower.

“Joinder Agreement” shall mean a joinder agreement, substantially in the form of Exhibit E.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of any Loan Party or any Restricted Subsidiary and (b) any Person in whom any Loan Party or any Restricted Subsidiary beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Joint Venture Investments” means Investments in any Joint Venture or Unrestricted Subsidiary in an aggregate amount not to exceed the greater of (a) $135,000,000 and (b) 15% of Consolidated EBITDA as of the most recently ended Test Period, determined on a Pro Forma Basis.

“Junior Financing” means any third party Indebtedness for borrowed money that is subordinated in right of payment to the Obligations expressly by its terms (other than Indebtedness among Holdings, the Borrower and its Restricted Subsidiaries).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Landlord Lien Jurisdiction” means any state or jurisdiction in which, at any time, a landlord’s claim for rent has priority (notwithstanding any contractual provision to the contrary) by operation of applicable Law over the Lien of the Collateral Agent on any of the Collateral.

“Latest Maturity Date” means, at any date of determination, the latest Scheduled Termination Date applicable to any Class of Loans or Commitments hereunder at such time, including the latest termination date of any Extended Revolving Credit Commitment as further extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“LCT Election” has the meaning specified in Section 1.9(a).

“LCT Test Date” mean, with respect to any Limited Condition Transaction,

(a)            that is an acquisition or other similar Investment, the date the definitive agreement for such acquisition or other similar Investment is entered into,

(b)            that is a Restricted Payment, the date of the declaration of such Restricted Payment, or

(c)            that is a payment to be made pursuant to Section 9.11, the date of delivery of irrevocable (which may be conditional) notice with respect to such payment.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Loan Lender and each Revolving Credit Lender. The term “Lender” shall include any Designated Lender who has funded any Credit Extension.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any Banker’s Acceptance or any letter of credit Issued (or deemed Issued) pursuant to Section 2.4 and any Existing Letter of Credit. A Letter of Credit may be a Documentary Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Application” means an application and agreement for the Issuance of a Letter of Credit in the form from time to time in use by the applicable Issuer.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Reimbursement Date or refinanced as a Revolving Loan. All Letter of Credit Borrowings shall be denominated in Dollars.

“Letter of Credit Expiration Date” means, as to any applicable Issuer, the date that is the earlier to occur of (a) five (5) Business Days prior to the Scheduled Termination Date for the applicable Class of Revolving Credit Commitments maintained by such Issuer (in its capacity as a Revolving Credit Lender hereunder) (or, if such day is not a Business Day, the next preceding Business Day) and (b) the Revolving Credit Termination Date.

“Letter of Credit Fee” has the meaning specified in Section 2.12(b)(ii).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Sublimit” means $300,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn Stated Amount of all Letters of Credit outstanding at such time.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself be deemed a Lien.

“Lien Acknowledgment Agreement” means each Collateral Access Agreement and Customs Broker/Carrier Agreement.

“Limited Condition Transaction” means (a) any Restricted Payment, acquisition or other Investment (including any Permitted Acquisition) permitted hereunder by Holdings or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (b) any repayment, repurchase or refinancing of Indebtedness with respect to which a notice of repayment (or similar notice) has been delivered, which may be conditional, and in each case of clause (a) or (b), which is designated as a Limited Condition Transaction by the Borrower in writing to the Administrative Agent on or before the LCT Test Date applicable thereto.

“Liquidation” means the exercise by the Collateral Agent or the Administrative Agent of those rights and remedies accorded to the Collateral Agent or the Administrative Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Collateral Agent or the Administrative Agent, of any public, private or “going out of business” sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means any loan made by any Lender pursuant to this Agreement, including, without limitation, Swing Loans, and Revolving Loans.

“Loan Documents” means, collectively, this Agreement, the Revolving Credit Notes, any Incremental Revolving Amendment, any Revolving Extension Amendment, the Guaranty, the Fee Letter, the Collateral Documents and the Issuer Documents.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each Subsidiary Guarantor.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective material payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent (taken as a whole) under any Loan Document (other than due to, solely, any act or omission by any Secured Party or any of its Related Parties).

“Material Deposit Accounts” has the meaning specified in Section 8.12(a).

“Material Indebtedness” means Indebtedness for borrowed money having an individual outstanding principal amount in excess of the greater of (a) $135,000,000 and (b) 15.0% of Consolidated EBITDA as of the most recently ended Test Period, determined on a Pro Forma Basis (including the amounts owing to all creditors under any combined or syndicated credit arrangement).

“Material Intellectual Property” means any intellectual property owned by a Loan Party that is material to the business of the Borrower and the other Loan Parties, taken as a whole, used or useful in connection with the Current Asset Collateral owned by a Loan Party, after giving effect to any designation, sale or disposition.

“Material Junior Financing” means, at any time of determination, Junior Financing with an individual principal amount equal to the greater of (a) $135,000,000 (including all amounts owing to creditors under any combined or syndicated credit arrangement) and (b) 15.0% of Consolidated EBITDA as of the most recently ended Test Period, determined on a Pro Forma Basis.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of Holdings (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the Consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Loan Parties solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended Fiscal Quarter of Holdings or more than 5.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, then the Borrower shall (i) deem one or more of such Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) by the date specified in Section 8.11, comply with (or cause to be complied with) the provisions of Sections 8.11, 8.12 and 8.13 applicable to any such Restricted Subsidiary.

“Maximum Rate” has the meaning specified in Section 12.23.

“Monthly Borrowing Base Reporting Period” means each period beginning on the date that Excess Availability shall have been less than the greater of (x) 45.0% of the Revolving Loan Cap and (y) $540,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 45.0% of the Revolving Loan Cap and (y) $540,000,000, in each case, for twenty-five (25) consecutive calendar days. The termination of a Monthly Borrowing Base Reporting Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Monthly Borrowing Base Reporting Period in the event that the conditions set forth in this definition again arise.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)            with respect to the Disposition of any asset by Holdings or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents, the First Lien Term Facility Documentation or any Permitted Refinancing of the Indebtedness under the First Lien Term Facility Documentation), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings or such Restricted Subsidiary in connection with such Disposition, (C) in the case of any Disposition by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly-owned Restricted Subsidiary as a result thereof, (D) taxes paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), provided that to the extent that the actual taxes are less than such estimate, the excess shall constitute Net Cash Proceeds, and (E) any funded reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that, so long as no Cash Dominion Period has occurred and is continuing hereunder, no net cash proceeds calculated in accordance with the foregoing realized in any Fiscal Year shall constitute Net Cash Proceeds under this clause (a) in such Fiscal Year until the aggregate amount of all such net cash proceeds in such Fiscal Year shall exceed $15,000,000, determined on a Pro Forma Basis (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b)            (i) with respect to the incurrence or issuance of any Indebtedness by Holdings or any Restricted Subsidiary or any Permitted Equity Issuance by Holdings or any Restricted Subsidiary, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Loan Parties.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Net Recovery Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent Inventory Appraisal received by the Administrative Agent in accordance with Section 7.5, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such Inventory Appraisal. The Net Recovery Percentage for any category of Inventory used in determining the Revolving Borrowing Base shall be based on the applicable percentage in the most recent Inventory Appraisal conducted as set forth in Section 7.5.

“New Revolving Commitment Lenders” has the meaning specified in Section 2.17(c).

“Non-Consenting Lender” has the meaning specified in Section 3.8.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Non-Loan Party” means any Restricted Subsidiary of Holdings that is not a Loan Party.

“Non-Operating Subsidiary” means, at any date of determination, each Restricted Subsidiary of Holdings that is not a Material Subsidiary.

“Notice of Borrowing” means a notice of Borrowing pursuant to Section 2.2, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Intent to Cure” has the meaning specified in Section 7.2(a).

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (b) obligations of any Loan Party or any Restricted Subsidiary arising under any Secured Hedge Agreement, and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Obligations Payment Date” means the date on which (a) the Obligations have been paid in full in cash and in the required currency (other than (i) contingent indemnification obligations and other obligations of the Loan Parties that expressly survive the termination of the Loan Documents for which no claim has been asserted and (ii) Obligations in respect of Secured Hedge Agreements and Cash Management Obligations, in each case, not yet due and payable; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed Obligations Payment Date, stating that arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank, as the case may be, in respect thereof have not been made), (b) all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuer), (c) all Letter of Credit Obligations have been reduced to zero (or Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuer) and (d) all lending commitments under this Agreement and the other Loan Documents have been terminated.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID” means original issue discount.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document excluding, in each case, any such tax that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (an “Assignment Tax”), but only if (1) such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee and the jurisdiction imposing such Assignment Tax (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction specifically contemplated by, or enforced, any Loan Documents) and (2) the assignment, participation, etc., giving rise to such Assignment Tax did not take place at the request of the Borrower.

“Outstanding Amount” means (a) with respect to the Revolving Loans and Swing Loans on any date, the Dollar amount of the aggregate Outstanding Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans (including any refinancing of Letter of Credit Obligations as a Revolving Loan) and Swing Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the Dollar amount of the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any related extension of any Letter of Credit occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Letter of Credit Obligations (including any refinancing of outstanding Letter of Credit Obligations under related Letters of Credit or related extensions of any Letters of Credit as a Revolving Loan) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overadvance” means a Credit Extension to the extent that, immediately after giving effect thereto, Excess Availability is less than zero.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an Issuer, or the Swing Loan Lender, as applicable, in accordance with banking industry rules on interbank compensation.

“PACA Reserve” means all amounts owed from time to time by a Loan Party to any Person on account of the purchase price or other amounts owed in respect of agricultural products or any services related to the foregoing and subject to PACA, to the extent that (i) such amounts are secured (by way of a grower’s lien, seller’s lien, statutory trust or similar security interest or priority arrangement) by the applicable agricultural products (such lien, a “PACA Super Priority Lien”) in accordance with PACA and (ii) the Administrative Agent determines in its Permitted Discretion that such PACA Super Priority Lien would have priority over the Administrative Agent’s Lien in such agricultural products to the extent constituting Current Asset Collateral.

“PACA” means the Perishable Agricultural Commodities Act, 1930.

“PASA” means the Packers and Stockyards Act, 1921.

“PASA Reserve” means all amounts owed from time to time by a Loan Party to any Person on account of the purchase price or other amounts owed in respect of livestock, livestock products, poultry, poultry products, other meat and meat products, or any services related to the foregoing and subject to PASA, to the extent that (i) such amounts are secured (by way of a grower’s lien, seller’s lien, statutory trust or similar security interest or priority arrangement) by the applicable livestock, livestock products, poultry, poultry products, other meat and meat products (such lien, a “PASA Super Priority Lien”) in accordance with PASA and (ii) the Administrative Agent determines in its Permitted Discretion that such PASA Super Priority Lien would have priority over the Administrative Agent’s Lien in such livestock, livestock products, poultry, poultry products, other meat and meat products to the extent constituting Current Asset Collateral.

“Participant” has the meaning specified in Section 12.2(d).

“Participant Register” has the meaning specified in Section 12.2(e).

“Payment Conditions” means, at any time of determination, with respect to any Payment Conditions Transaction, the requirements that:

(a)            as of the date of any such Payment Conditions Transaction, and after giving effect to such Payment Conditions Transaction, no Specified Event of Default shall have occurred and be continuing or would result from such Payment Conditions Transaction;

(b)            as of the date of any such Payment Conditions Transaction, on a Pro Forma Basis, and after giving effect to such Payment Conditions Transaction, either:

(i)            (x) Excess Availability, for the thirty (30) consecutive day period ending immediately prior such Payment Condition Transaction, shall have been not less than 17.5% of the Revolving Loan Cap, and (y) Excess Availability, on the date of such Payment Condition Transaction, shall not be less than 17.5% of the Revolving Loan Cap; or

(ii)            (x) Excess Availability, for the thirty (30) consecutive day period ending immediately prior such Payment Condition Transaction, shall have been not less than 12.5% of the Revolving Loan Cap, (y) Excess Availability, on the date of such Payment Condition Transaction, shall not be less than 12.5% of the Revolving Loan Cap, and (z) the Consolidated Fixed Charge Coverage Ratio based on the most recently ended Test Period, shall not be less than 1.00 to 1.00.

In each case with respect to any Payment Conditions Transaction, the Borrower shall have delivered to the Administrative Agent, in accordance with Section 7.2(e), a certificate of a Responsible Officer of the Borrower as described in Section 7.2(e).

“Payment Conditions Transaction” means any Investment (including any Permitted Acquisition), any incurrence of Indebtedness, any Restricted Payment, any payment made pursuant to Section 9.11 or any other transaction that in each case is subject to the satisfaction of the Payment Conditions.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions in the preceding five plan years.

“Permitted Acquisition” means the purchase or other acquisition by Holdings or any of its Restricted Subsidiaries of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, a Store or Equity Interests in a Person that, upon the consummation thereof, will be a wholly-owned Restricted Subsidiary of the Borrower (including as a result of a merger, amalgamation or consolidation); provided that, with respect to each such purchase or other acquisition:

(a)            to the extent required by the Collateral and Guarantee Requirement, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be a Loan Party, and shall have complied with the requirements of Section 8.11, 8.12 and 8.13, within the times specified therein (for the avoidance of doubt, this clause (ii) shall not override any provisions of the Collateral and Guarantee Requirement); and

(b)            except to the extent the Permitted Acquisition is of (x) any Person that on the date of such Permitted Acquisition is (or will within the applicable time periods set forth in Section 8.11) become a Loan Party or (y) assets that on the date of such Permitted Acquisition shall be owned by a Loan Party, the Borrower is in compliance, on a Pro Forma Basis after giving effect to such transaction, with the Payment Conditions.

“Permitted Discretion” means a determination made by the Administrative Agent or the Collateral Agent (as applicable) in good faith in the exercise of its reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings, in each case to the extent permitted hereunder.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus fees and expenses (including upfront fees and OID) reasonably incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 9.3(b) and (e), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 9.3(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, (i) such modification, refinancing, refunding, renewal, replacement or extension shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (ii) the terms and conditions (excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such modified, refinanced, refunded, replaced, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders as reasonably determined by the Borrower in good faith (in consultation with the Administrative Agent) than the terms and conditions of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended; provided that a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness, and (e) in the case of any Permitted Refinancing in respect of the First Lien Term Facility, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to an Acceptable Intercreditor Agreement (or another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in such Acceptable Intercreditor Agreement).

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 7.2.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent, as may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Pledged Debt” means the “Pledged Debt” as defined in the Security Agreement.

“Pledged Equity” means the “Pledged Equity” as defined in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, or the calculation of Consolidated EBITDA hereunder, the determination or calculation of such test, covenant, ratio or Consolidated EBITDA (including in connection with Specified Transactions) in accordance with Section 1.8.

“Proceeds” has the meaning given to such term in Article 9 of the UCC.

“Projections” has the meaning specified in Section 7.1(d).

“Protective Advance” means any Credit Extension (including any such Credit Extension resulting in an Overadvance) made or deemed to exist by the Administrative Agent, in its discretion, which:

(a)            is made to maintain, protect or preserve the Collateral and/or the Loan Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Loan Parties; or

(b)            is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c)            is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)            together with all other Protective Advances then outstanding, shall not (i) exceed five percent (5%) of the Revolving Borrowing Base at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Requisite Lenders otherwise agree; provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions regarding the Lenders’ obligations with respect to Letters of Credit or with respect to Swing Loans, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Protective Advances allowed hereunder.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.2.

“QFC” has the meaning specified in Section 12.29(b).

“QFC Credit Support” has the meaning specified in Section 12.29.

“Qualified Cash” means unrestricted (other than restricted due to Liens in favor of the Secured Parties and bankers’ Liens (and any Liens of securities intermediaries at which any securities account is maintained that occurs by operation of law)) cash or Cash Equivalents of the Borrower or any Subsidiary Guarantor that are either maintained with the Administrative Agent or the Collateral Agent or (b) subject to a Deposit Account Control Agreement or a Securities Account Control Agreement (as applicable).

“Qualified Cash Securities Account” means any Approved Securities Account with a Lender or an Affiliate of a Lender and that is under the sole and exclusive control (subject to (a) Section 8.12(i) and (b) any Liens by operation of law of the securities intermediary at which such Approved Securities Account is maintained) of the Administrative Agent, including without limitation, under which the Administrative Agent is the sole Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (1) the date that is four (4) years from the date of the issuance or incurrence thereof and (2) the date that is ninety-one (91) days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees)); provided further that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Quarterly Borrowing Base Reporting Period” means any period that is not a Monthly Borrowing Base Reporting Period or Weekly Borrowing Base Reporting Period.

“Quarterly Financial Statements” means the unaudited condensed Consolidated balance sheets and related statements of operations and comprehensive income, and cash flows of Holdings and its Restricted Subsidiaries for the most recent Fiscal Quarters after the date of the Annual Financial Statements and ended at least forty-five (45) days before the Closing Date.

“Ratable Portion” and “Pro Rata Share” means with respect to any Revolving Credit Lender at any time, its Revolving Commitment Percentage.  If the Revolving Credit Termination Date shall have occurred, or if the Revolving Credit Commitments have expired, then the Ratable Portion and Pro Rata Share of each Revolving Credit Lender in respect of any Class of the Revolving Credit Facility shall be determined based on the Ratable Portion and Pro Rata Share of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect (including, with respect to any such Class), giving effect to any subsequent assignments.  The initial Ratable Portion and Pro Rata Share of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Ratable Portion and Pro Rata Share of each Lender shall be determined by the Administrative Agent and shall be prima facie evidence thereof absent manifest error.

“Register” has the meaning specified in Section 12.2(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Reimbursement Date” has the meaning specified in Section 2.4(f)(i).

“Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facilities.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Rent and Charges Reserves” means an amount not to exceed the aggregate of (a) all rent (including any unpaid past due rent) owing by any Loan Party, that is not paid when due, to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses or is in control of any Current Asset Collateral or could assert a Lien on any Current Asset Collateral which is pari passu with or would have priority over the Liens of the Collateral Agent in such Current Asset Collateral, and (b) in the case of Inventory located at a leased premise located (i) in Landlord Lien Jurisdictions or (ii) that are distribution centers or warehouses, in each case, as long as no Event of Default is continuing, a reserve equal to one (1) months’ rent payable to any such Person, unless such Person has executed a Collateral Access Agreement.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the applicable notice period has been waived.

“Reports” has the meaning specified in Section 11.16(b).

“Requisite Lenders” means, collectively, Revolving Credit Lenders having more than 50.0% of the Aggregate Revolving Credit Commitments (or, after the Revolving Credit Termination Date, the Revolving Credit Outstandings); provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders, provided, further, that the amount of any participation in any Swing Loan and Reimbursement Obligations that any Defaulting Lender has failed to fund that have not been reallocated to and funded by another non-Defaulting Lender shall be deemed to be held by the Lender that is the Swing Loan Lender or Issuer, as the case may be, in making such determination.

“Requisite Supermajority Revolving Lenders” means, collectively, Revolving Credit Lenders having more than 66.67% of the Aggregate Revolving Credit Commitments (or, after the Revolving Credit Termination Date, the Revolving Credit Outstandings); provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Supermajority Revolving Lenders, provided, further, that the amount of any participation in any Swing Loan and Reimbursement Obligations that any Defaulting Lender has failed to fund that have not been reallocated to and funded by another non-Defaulting Lender shall be deemed to be held by the Lender that is the Swing Loan Lender or Issuer, as the case may be, in making such determination.

“Rescindable Amount” has the meaning specified in Section 2.13(e).

“Reserves” means, without duplication, all Availability Reserves and all Inventory Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, senior vice president, or any Financial Officer of a Loan Party, solely for purposes of the execution and delivery of the Loan Documents on or after the Closing Date, any authorized officer of a Loan Party identified on incumbency certificates as such, and solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or such Restricted Subsidiaries’ stockholders, partners or members (or the equivalent Persons thereof) other than (i) the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees or service providers of Holdings or any Restricted Subsidiary solely in their capacity as employees or service providers and (ii) other than payments of intercompany indebtedness permitted under this Agreement, unless such payments are made in the form of dividends or other distributions that would otherwise be classified as Restricted Payments hereunder.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Revolving Borrowing Base” means, as of the date of determination thereof, an amount equal to:

(a)            the face amount of Eligible Credit Card Receivables, multiplied by the Revolving Credit Card Advance Rate; plus

(b)            the face amount of Eligible Accounts multiplied by the Revolving Eligible Accounts Advance Rate; plus

(c)            the Net Recovery Percentage of Eligible Inventory (other than Eligible In-Transit Inventory), multiplied by the Revolving Inventory Advance Rate, multiplied by the Cost of Eligible Inventory (other than Eligible In-Transit Inventory), net of Inventory Reserves attributable to Eligible Inventory (other than Eligible In-Transit Inventory);

(d)            the Net Recovery Percentage of Eligible In-Transit Inventory, multiplied by the Revolving Inventory Advance Rate, multiplied by the Cost of Eligible In-Transit Inventory, net of Inventory Reserves attributable to Eligible In-Transit Inventory; provided, that the amount of Eligible In-Transit Inventory included in the Revolving Borrowing Base at any time shall not exceed an amount equal to 10% of the Revolving Borrowing Base (after giving effect to this clause (d)); plus

(e)            100% of Qualified Cash; provided, that the amount of Qualified Cash included in the Revolving Borrowing Base shall not exceed an amount equal to 10% of the Revolving Borrowing Base (as calculated after giving effect to this clause (e)); minus

(f)            the then amount of all Availability Reserves.

The Revolving Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.4, as adjusted to give effect to Availability Reserves and to reflect the commencement or termination of a Seasonal Inventory Advance Period, in each case, following such delivery. The Revolving Borrowing Base shall be reported in accordance with Section 1.10(c).

Notwithstanding anything to the contrary herein, (a) the amount of any such Availability Reserve or change in an Availability Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for such Availability Reserve or change, and (b) no such Availability Reserve or change shall be duplicative of any other Reserve or change or items that are already accounted for through eligibility criteria or collection or advance rates.

Notwithstanding anything to the contrary in this Agreement, until the Assets Diligence Date, the assets acquired in any Permitted Acquisition or other Investment permitted by this Agreement may be included in the Revolving Borrowing Base if a Field Examination and/or an Inventory Appraisal, as applicable, covering such assets is not complete, up to an aggregate amount (for all such acquired assets and assets of a newly designated Borrower) not greater than 10.0% of the Revolving Borrowing Base (as in effect prior to the applicable Assets Acquisition Date or date of designation, as applicable, and prior to giving effect to the inclusion of other acquired assets or assets of a newly designated Borrower, as applicable, in reliance on this sentence prior to the relevant Assets Diligence Date). To the extent a Field Examination and/or an Inventory Appraisal, as applicable, covering such assets is not complete as of the date that is 91 days after the Assets Acquisition Date or date of designation, as applicable, the Revolving Borrowing Base shall not include any assets acquired in the relevant acquisition or similar investment or any assets of such newly designated Borrower, as applicable, until a Field Examination and/or an Inventory Appraisal, as applicable, covering such assets has been completed (at which time the Borrower will be permitted to deliver an updated Borrowing Base Certificate reflecting the inclusion of such assets in the Revolving Borrowing Base). The Administrative Agent shall take such actions as are reasonably required to obtain any such Field Examination and/or an Inventory Appraisal, it being understood that any such Field Examination and/or an Inventory Appraisal shall not be subject to (and shall not be included in) the limitations set forth in Section 7.5 on the number of Field Examinations and Inventory Appraisals that the Administrative Agent is permitted to conduct or for which the Administrative Agent is entitled to be reimbursed in any period.

“Revolving Commitment Increase” has the meaning specified in Section 2.15(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.15(a).

“Revolving Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment or, as the context may require, Revolving Credit Commitment of any applicable Class at such time, subject (in each case) to adjustment as provided in Section 2.16(a)(iv).  If the Revolving Credit Termination Date shall have occurred, or if the Revolving Credit Commitments have expired, then the Revolving Commitment Percentage of each Revolving Credit Lender in respect of any Class of the Revolving Credit Facility shall be determined based on the Revolving Commitment Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect (including, with respect to any such Class), giving effect to any subsequent assignments.

“Revolving Credit Card Advance Rate” means, 90.0%.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings expressed as an amount representing the maximum principal amount of the Revolving Loans to be made by such Revolving Credit Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement, (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Credit Lender pursuant to an Assignment and Assumption, or (ii) a Revolving Commitment Increase or (iii) extended from time to time pursuant to a Revolving Extension Amendment. The amount of each Revolving Credit Lender’s Revolving Credit Commitment on the Closing Date is set forth on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Assumption, Incremental Revolving Amendment or Revolving Extension Amendment, in each case executed by such Revolving Credit Lender. The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $1,200,000,000.

“Revolving Credit Exposure” means, as to each Lender, the sum of the Outstanding Amount of such Lender’s Revolving Loans, its Pro Rata Share of Protective Overadvances, its Pro Rata Share of the Letter of Credit Obligations and its Pro Rata Share of the Swing Loan Obligations at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit, and Loans under Extended Revolving Credit Commitments.

“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit or Swing Loan.

“Revolving Credit Note” means a promissory note made by the Borrower, substantially in the form of Exhibit B, in favor of a Revolving Credit Lender, evidencing the Revolving Loans made by such Revolving Credit Lender to the Borrower.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” means the earliest of (a) with respect to Revolving Credit Commitments of any Class, the Scheduled Termination Date for Revolving Credit Commitments of such Class, (b) the date that is ninety-one (91) prior to the earliest maturity date under the First Lien Term Facility, (c) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 and (d) the date on which the Obligations become due and payable pursuant to Section 10.2.

“Revolving Eligible Accounts Advance Rate” means 90%.

“Revolving Extension” means any establishment of Extended Revolving Credit Commitments pursuant to Section 2.17 and the applicable Revolving Extension Amendment.

“Revolving Extension Amendment” has the meaning specified in Section 2.17(d).

“Revolving Extension Election” has the meaning specified in Section 2.17(b).

“Revolving Extension Request” has the meaning specified in Section 2.17(a).

“Revolving Extension Series” has the meaning specified in Section 2.17(a).

“Revolving Inventory Advance Rate” means with respect to the Revolving Borrowing Base, (i) during any Seasonal Inventory Advance Period, 92.5% and (ii) at all other times, 90.0%.

“Revolving Loan” has the meaning specified in Section 2.1(a)(i) and shall include for the avoidance of any doubt all Revolving Loans made under an Incremental Revolving Amendment and any Revolving Extension Amendment.

“Revolving Loan Cap” means, at any time, the lesser of (a) the Revolving Borrowing Base at such time and (b) the Aggregate Revolving Credit Commitments at such time.

“S&P” means S&P Global Ratings and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Termination Date” means (i) with respect to Revolving Credit Commitments (except Revolving Credit Commitments under a Revolving Extension Series), five (5) years after the Closing Date and (ii) with respect to any Class of Revolving Credit Commitments under a Revolving Extension Series, the “Scheduled Termination Date” set forth in the Revolving Extension Amendment with respect thereto; provided  that, in each case, if such day is not a Business Day, the Scheduled Termination Date shall be the Business Day immediately preceding such day.

“Scheduled Unavailability Date” has the meaning provided in Section 3.4(b)(ii).

“Seasonal Inventory Advance Period” means, for each Fiscal Year, a period of four consecutive months, selected by the Borrower by notice to the Administrative Agent prior to the end of each Fiscal Year; provided, that, in no event shall the Borrower select a period which commences immediately following the end of the previous Seasonal Inventory Advance Period; provided, further, that, in the event that the Borrower shall fail to select the Seasonal Inventory Advance Period in accordance with the foregoing for any Fiscal Year, the Seasonal Inventory Advance Period for such Fiscal Year shall be the period that was elected for the immediately prior Fiscal Year.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to, or exercising any, of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party or any Restricted Subsidiary and (a) the Administrative Agent or any Affiliate or branch thereof, acting as the Hedge Bank or (b) any other Hedge Bank and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement” (it being understood that one notice with respect to a specified ISDA Master Agreement may designate all transactions thereunder as being “Secured Hedge Agreements”, without the need for separate notices for each individual transaction thereunder).

“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt that secured by a Lien on the assets of Holdings or any of its Restricted Subsidiaries as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Secured Obligations” means, in the case of the Borrower, the Obligations and, in the case of any other Loan Party, the Obligations, including the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Administrative Agent, the Collateral Agent, each Hedge Bank, each Cash Management Bank, each co-agent or sub-agent (if any) appointed by the Administrative Agent from time to time pursuant to Section 11.5, and the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Account” means all securities accounts of any Loan Party, including “securities accounts” within the meaning given to such term in Article 8 of the UCC.

“Securities Account Control Agreement” means an effective securities account control agreement with an Approved Securities Intermediary, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security” means any Equity Interest, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Security Agreements” means, the Security Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent, as may be amended, amended and restated, restated, supplemented or otherwise modified from time to time, and each other security agreement or Security Agreement Supplement executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the shrink reflected in current books and records of the Holdings and its Restricted Subsidiaries would be reasonably equivalent to the shrink calculated as part of the Holdings’ and its Restricted Subsidiaries’ most recent physical Inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any shrink as so reflected in the current books and records of Holdings and its Restricted Subsidiaries or estimated by Holdings for purposes of computing the Revolving Borrowing Base).

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means a percentage equal to 0.10% per annum.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Rate Loans comprising such Borrowing.

“SOFR Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 12.2(g).

“Specified Asset Disposition/Investment Provision” means, in each case, solely as it relates to any Current Asset Collateral, any of (i) clause (e) (solely as it relates to Section 9.5(j)), of Section 9.2, and (ii) clauses (d)(iii), (i), (j) and (t) of Section 9.5.

“Specified Event of Default” means any Event of Default of the type described in (a) Section 10.1(a), (b) Section 10.1(b)(i)(A) (to the extent a Covenant Trigger Event has occurred and subject to cure to the extent provided in Section 10.4), (c) Section 10.1(b)(ii), (d) Section 10.1(b)(v), (e) Section 10.1(d) (with respect to any Borrowing Base Certificate) or (f) Section 10.1(f).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 12.27).

“Specified Secured Hedge Obligations” means Obligations under any Secured Hedge Agreement which provides by its terms that such Obligations shall only be payable pursuant to Section 10.3 pursuant to clause “Eighth” thereof. Any applicable Hedge Bank may designate or cancel such designation of Obligations under any applicable Secured Hedge Agreement as “Specified Secured Hedge Obligations” by delivering notice in writing to the Administrative Agent of such designation or cancellation of designation.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of Holdings, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Store or any Disposition of a business unit, line of business or division or a Store of Holdings or any Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), any issuance of Qualified Equity Interests, the implementation of any Business Optimization Initiative and any Restricted Payment or incremental Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Spot Rate” mean the exchange rate, as reasonably determined by the Administrative Agent or any Issuer, as applicable, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source reasonably designated by the Administrative Agent or the applicable Issuer) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in the Administrative Agent’s or such Issuer’s principal foreign exchange trading office for the first currency.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored, determined in accordance with Section 1.5.

“Store” means any retail store or retail warehouse store (which includes any real property, fixtures, equipment, Inventory and other property related thereto) operated, or to be operated, by a Loan Party or any Restricted Subsidiary.

“Store Accounts” means Deposit Accounts established for the purpose of receiving receipts from a Store location of a Loan Party.

“Subject Default” has the meaning specified in Section 1.2(h).

“Subsequent Transaction” has the meaning set forth in Section 1.9(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” has the meaning specified in the definition of “Collateral and Guarantee Requirement”, and excludes, for the avoidance of doubt, Holdings and the Borrower. For avoidance of doubt, Holdings may cause any Restricted Subsidiary (organized under the Laws of any Covered Loan Party Jurisdiction) that is not a Subsidiary Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Joinder Agreement, and any such Restricted Subsidiary shall be a Subsidiary Guarantor hereunder for all purposes.

“Successor Borrower” has the meaning specified in Section 9.4(e).

“Successor Rate” has the meaning specified in Section 3.4(b)(ii).

“Supplier” has the meaning specified in Section 3.2.

“Supported QFC” has the meaning specified in Section 12.29.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate or branch of a Lender).

“Swing Loan” has the meaning specified in Section 2.3(a).

“Swing Loan Lender” means Bank of America, through itself or through one of its designated Affiliates or branches, in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Loans. The Swing Loan Obligations of any Revolving Credit Lender at any time shall be its Revolving Commitment Percentage of the total Swing Loan Obligations at such time.

“Swing Loan Request” means a notice of Borrowing or Swing Loans pursuant to Section 2.3, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of a Borrower.

“Swing Loan Sublimit” means the lesser of (a) $120,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Tax Indemnitee” has the meaning specified in Section 3.1(e).

“Taxes” means any present or future taxes, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term SOFR” means:

(a)            for any Interest Period with respect to a SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Replacement Date” has the meaning specified in Section 3.4(b)(ii).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” means the first date no Lender shall have any Commitment hereunder nor any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, nor any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the applicable Issuer).

“Test Period” in effect at any time means the most recent period of four consecutive Fiscal Quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements are available after the use of commercially reasonable efforts by Holdings to provide the same; provided, that solely for the purposes of testing compliance (other than pro forma compliance) with Section 6.1, the financial statements in respect of the Test Period described in such Section 6.1 shall be the financial statements (including, the applicable Compliance Certificate in connection therewith) for the most recent period of four consecutive Fiscal Quarters of Holdings ended on or prior to such time (taken as one accounting period) which have been (or were required to be) delivered pursuant to Section 7.1(a) or (b), as applicable. A Test Period may be designated by reference to the last day thereof (i.e., the “November 2, 2021 Test Period” refers to the period of four consecutive Fiscal Quarters of Holdings ended on November 2, 2021), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means (a) solely with respect to its reference in Section 10.1(g), the greater of (a) $150,000,000 and (b) 17.0% of Consolidated EBITDA as of the most recently ended Test Period, and (b) with respect to its reference in any other provision in this Agreement, $150,000,000.

“Total Assets” means the total assets of Holdings and its Restricted Subsidiaries on a Consolidated basis, as shown on the most recent balance sheet of Holdings delivered pursuant to Sections 7.1(a) or 7.1(b).

“Transaction Expenses” means the fees, premiums or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Loans and the issuance of Letters of Credit (if any), (b) the consummation of the Existing Credit Agreement Refinancing and (c) the payment of the Transaction Expenses.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, or a SOFR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, priority perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the state of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such priority, perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“Undisclosed Administration” means in relation to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Administrative Agent, the Issuers and the Lenders, including, without limitation, a reduction in the Net Recovery Percentage of property or assets included in the Revolving Borrowing Base or misrepresentation by the Loan Parties.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 8.3 after the Closing Date, in each case, until such Person ceases to be an Unrestricted Subsidiary of Holdings in accordance with Section 8.3 or ceases to be a Subsidiary of Holdings and (b) any direct or indirect Subsidiary of any Person referred to in clause (a); provided, that no Unrestricted Subsidiary shall at any time own any Equity Interests of any Loan Party.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a).

“Unused Commitment Fee Rate” means, for any day, a percentage per annum equal to 0.20% per annum.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S.” or “United States” mean the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Special Resolution Regimes” has the meaning specified in Section 12.29.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 3.1(c).

“Weekly Borrowing Base Reporting Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) 12.5% of the Revolving Loan Cap and (y) $72,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 12.5% of the Revolving Loan Cap and (y) $72,000,000, in each case, for twenty-five (25) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing. The termination of a Weekly Borrowing Base Reporting Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly Borrowing Base Reporting Period in the event that the conditions set forth in this definition again arise.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means a Subsidiary of such Person, all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2      Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)         (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)            References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii)            The term “including” is by way of example and not limitation, except when used in the computation of time periods.

(iv)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v)            Unless otherwise expressly indicated herein, the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)            The terms “Lender,” “Swing Loan Lender”, “Issuer”, “Administrative Agent” and “Collateral Agent” include, without limitation, their respective successors.

(d)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(e)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(f)            Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds and in the required currency (or, in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations and (ii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable Hedge Bank to remain outstanding without being required to be repaid.

(g)            For all purposes under the Loan Documents, in connection with any Division: (i) if as a result of such Division any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if as a result of such Division any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(h)            [reserved]

(i)            Any provision in any Loan Document which references a Lien in favor of the Administrative Agent shall also mean a Lien in favor of the Collateral Agent.

SECTION 1.3      Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.4      Rounding.

Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5      Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

SECTION 1.6      References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Constituent Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all appendices, exhibits and schedules thereto and all subsequent amendments, restatements, extensions, supplements and other modifications thereto (but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document); and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.7      Times of Day; Timing of Payments and Performance.

(a)            Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(b)            Except as otherwise expressly set forth herein, when the payment of any obligation (other than as specified in the definition of “Interest Period”) or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.8      Pro Forma Calculations.

(a)            Notwithstanding anything to the contrary herein, Consolidated EBITDA and any financial ratio or test, including the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the Net Leverage Ratio, the Secured Leverage Ratio (whether in connection with testing the satisfaction of the Payment Conditions or otherwise), shall be calculated in the manner prescribed by this Section 1.8; provided that, notwithstanding anything to the contrary in this Section 1.8, when calculating the Consolidated Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with Section 6.1, the events described in this Section 1.8 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect.

(b)            For purposes of calculating Consolidated EBITDA and any financial ratio or test, including the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the Net Leverage Ratio and the Secured Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith, subject to clause (c) of this Section 1.8) that have been made (i) during the applicable Test Period or (ii) subject to the proviso set forth in clause (a) of this Section 1.8, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into a Loan Party or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.8, then the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the Net Leverage Ratio and the Secured Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.8.

(c)            In the event that any Loan Party or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the Net Leverage Ratio and the Secured Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the Net Leverage Ratio and the Secured Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (with respect to any calculation of the Net Leverage Ratio or the Secured Leverage Ratio) or the first day of the applicable Test Period (with respect to any calculation of the Consolidated Fixed Charge Coverage Ratio or the Interest Coverage Ratio).

(d)            Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower (it being understood that pro forma adjustments need not be prepared in compliance with Regulation S-X) and may include, for the avoidance of doubt, the amount of Expected Cost Savings projected by the Borrower in good faith to be realized as a result of action that is taken, committed to be taken or reasonably expected to be taken (calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of such Test Period and as if such Expected Cost Savings were realized during the entirety of such Test Period) in connection with any Business Optimization Initiative relating to such Specified Transaction, net of the amount of actual amounts realized during such Test Period from such actions; provided that (i) such Expected Cost Savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower), (ii) the relevant action resulting in (or substantial steps towards the relevant action that would result in) such Expected Costs Savings must either be taken or reasonably expected to be taken within eighteen (18) months after the date of such Specified Transaction, (iii) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such Test Period, and (iv) amounts added back pursuant to this clause (d), when taken together with any such similar adjustments made in accordance with clause (a)(ix) of the definition of “Consolidated EBITDA”, shall not exceed 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to such addbacks).

(e)            If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the Net Leverage Ratio and the Secured Leverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a SOFR rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

SECTION 1.9      Limited Condition Transactions.

(a)            Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)            any determination of compliance with the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the Net Leverage Ratio, the Secured Leverage Ratio or any other financial ratio or test, including the financial covenant set forth in Section 6.1, or any conditions set forth in the definition of “Payment Conditions” (but not for purposes of determining compliance with any applicable test set forth in clause (b) of the definition of “Payment Conditions”);

(ii)            any determination of compliance with any provision of this Agreement or any Loan Document which requires that no Default, Event of Default or Specified Event of Default has occurred, is continuing or would result from any such Limited Condition Transaction, as applicable;

(iii)            any determination of the accuracy of representations or warranties (other than Specified Representations in the case of a Limited Condition Transaction under clause (a) of such definition);

(iv)            any determination of compliance with availability under any basket (including any basket measured as a percentage of Consolidated EBITDA or Total Assets); or

(v)            any other determination as to whether any such Limited Condition Transaction or any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Transaction (including the incurrence of Indebtedness, the creation of Liens, the making of Permitted Acquisitions, the making of Dispositions, the making of an Investment or Restricted Payment, the designation of a “Subsidiary” as a Restricted Subsidiary or an Unrestricted Subsidiary or the repayment or prepayment of Indebtedness) complies with the covenants or agreements contained in this Agreement or any other Loan Document, in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date for determination set forth in clause (i) through (v) above shall be the LCT Test Date for such Limited Condition Transaction. If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) any such ratios, tests or other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, Holdings or any of its Restricted Subsidiaries could have consummated such Limited Condition Transaction on the relevant LCT Test Date in compliance with the applicable ratios, tests or other provisions, such ratios, tests or other provisions shall be deemed to have been complied with.

(b)            For the avoidance of doubt, (i) if any of such ratios, tests, baskets or other provisions are exceeded or breached as a result of fluctuations in any such ratio, test or basket (including due to fluctuations in Consolidated EBITDA or Total Assets, a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction), such ratios, tests, baskets and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted under this Agreement and the other Loan Documents and (ii) such ratios, tests, baskets and compliance with such other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for disposition, redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) requiring calculation of a ratio, test or basket availability on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket availability shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) solely with respect to Restricted Payments and prepayments of Material Junior Financing only, also assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

(c)            Notwithstanding the foregoing, the Limited Condition Transaction provisions set forth above shall not apply in respect of the incurrence of any Revolving Loans (or other Credit Extensions under the Revolving Credit Facility) the proceeds of which will be used to finance such Limited Condition Transaction.

SECTION 1.10      Exchange Rates; Currency Equivalents.

(a)            For purposes of determining compliance with Sections 9.1, 9.2 and 9.3 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)            For purposes of determining the Net Leverage Ratio, the Secured Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(c)            For purposes of determining the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the Net Leverage Ratio, the Secured Leverage Ratio, including Consolidated EBITDA when calculating such ratios, all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose (including testing the any financial covenant) at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of Holdings for the applicable Test Period for which such measurement is being made, and will reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.11      [Reserved].

SECTION 1.12      Interest Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service, other than, in each case, any gross negligence, bad faith, willful misconduct or material breach by the Administrative Agent of its obligations hereunder.

SECTION 1.13      Classification Among Affirmative Covenant and Negative Covenant Exceptions.

For purposes of determining compliance at any time with Sections 9.1, 9.2, 9.3, 9.5, 9.6, 9.7 and/or 9.11 in the event that any Transaction with Affiliates, Lien, Investment, Indebtedness, Dispositions, Restricted Payment, and/or prepayments of Material Junior Financing, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Sections 9.1, 9.2, 9.3, 9.5, 9.6, 9.7 and/or 9.11, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section. It is understood and agreed that any Transaction with Affiliates, Lien, Investment, Indebtedness, Dispositions, Restricted Payment and/or prepayments of Material Junior Financing need not be permitted solely by reference to one category of permitted Transaction with Affiliates, Lien, Investment, Indebtedness, Dispositions, Restricted Payment and/or prepayments of Material Junior Financing under Sections 9.1, 9.2, 9.3, 9.5, 9.6, 9.7 and/or 9.11, respectively, and may instead be permitted in part under any combination thereof, but the Borrower will only be required to include the amount and type of such transaction (or portion thereof) in one such category (or combination thereof). Notwithstanding the foregoing to the contrary, (a) all Indebtedness under the Loan Documents and the First Lien Term Facility shall be deemed to have been incurred in reliance on the provisions of Section 9.3(a) and Section 9.3(q), respectively, and may not be reclassified or divided as set forth above and (b) all Liens securing the obligations under the Loan Documents and the First Lien Term Facility shall be deemed to have been incurred in reliance on the provisions of Section 9.1(a) and Section 9.1(ee), respectively, and may not be reclassified or divided as set forth above.

ARTICLE II.

The FACILITIES

SECTION 2.1      The Commitments.

(a)            The Revolving Credit Commitments.

(i)            On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each, a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided that each of the applicable Credit Extension Conditions shall be satisfied after giving effect to any such Revolving Loans. Within the foregoing limits and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(ii)            Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.2), the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Loans (which may be a Swing Loan) or other Credit Extensions to the Borrower, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.2 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable for the purposes specified in the definition of “Protective Advances”. Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Credit Exposure to exceed the Revolving Borrowing Base; provided that the (x) aggregate amount of outstanding Protective Advances plus the aggregate of all other Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitments and (y) the Revolving Credit Exposure of any Revolving Credit Lenders shall not exceed its Revolving Credit Commitments; provided further that the foregoing shall not result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Protective Advances allowed hereunder. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied or waived. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.2 have been satisfied or waived, the Administrative Agent may request that the Revolving Credit Lenders make a Revolving Loans to repay a Protective Advance. At any other time, the Administrative Agent may require the Revolving Credit Lenders to fund their risk participations described in Section 2.1(a)(iii).

(iii)            Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Revolving Credit Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Commitment Percentage. From and after the date, if any, on which any Revolving Credit Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Credit Lender, such Revolving Credit Lender’s Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.2      Borrowing Procedures; Funding by Lenders.

(a)            Borrowing Procedures. Each Borrowing (other than a Borrowing of Swing Loans) shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Notice of Borrowing (including by e-mail or facsimile); provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Notice of Borrowing not later than (i) 1:00 p.m. on the same Business Day, in the case of a Borrowing of Base Rate Loans, and (ii) 12:00 noon three (3) Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of SOFR Rate Loans; provided, however, that if the Borrower wishes to request SOFR Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period” the applicable Notice of Borrowing must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of the proposed Borrowing, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days prior to the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders and the Administrative Agent. Each Notice of Borrowing by the Borrower shall specify (A) the date of such proposed Borrowing, which shall be a Business Day, (B) the aggregate amount of such proposed Borrowing, (C) the Type of the proposed Borrowing, (D) the initial Interest Period or Interest Periods for any such SOFR Rate Loans and (E) with respect to any Borrowing the proceeds of which will be used to fund a Restricted Payment subject to the satisfaction of the Payment Conditions, an additional solvency representation and warranty of Holdings and its Restricted Subsidiaries (taken as a whole) after giving effect to such Borrowing and the use of proceeds thereof. If the Borrower requests a Borrowing of SOFR Rate Loans but fails to specify an Interest Period, the Borrower shall be deemed to have specified an Interest Period of one month’s duration. Each Borrowing of Base Rate Loans, or SOFR Rate Loans shall, in each case, be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof.

(b)            Funding by Lenders. The Administrative Agent shall give to each Appropriate Lender prompt notice of (i) the Administrative Agent’s receipt of a Notice of Borrowing, (ii) amount (and currency) of its Ratable Portion of the applicable Loans and (iii) if SOFR Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.10(a) (subject to Section 3.4). Each Appropriate Lender shall, before (A) 3:00 p.m. on the date of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans to be provided on same-day notice (other than any such Borrowing to be made on the Closing Date), (B) 1:00 p.m. on the date of the proposed Borrowing, in the case of a Borrowing of SOFR Rate Loans (other than any such Borrowing to be made on the Closing Date), and (C) 10:00 a.m. on the Closing Date with respect to any Borrowing to be made on the Closing Date, make available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office, such Lender’s Ratable Portion of such proposed Borrowing (it being understood that, notwithstanding anything to the contrary in this Agreement, the Ratable Portion of each such Revolving Loan to be funded by each Revolving Credit Lender shall be determined without regard to any separate Class or Classes of Revolving Credit Commitments of such Revolving Credit Lender). Upon fulfillment (or due waiver in accordance with Section 12.1) (i) on the Closing Date, of the applicable conditions set forth in Section 4.1 and (ii) at any time after the Closing Date, of the applicable conditions set forth in Section 4.2, and, subject to clause (c) below, after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower as promptly as reasonably practicable either by (A) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)            Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the applicable Overnight Rate, plus, in case of this clause (ii), any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Protective Advances, Letters of Credit and Swing Loans or to make any other payments required by the Lenders hereunder are several and not joint. The failure of any Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but, except to the extent otherwise provided herein, no such other Lender shall be responsible for the failure of any Lender to make a Loan or payment required under this Agreement.

(e)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with Section 12.1, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)            Number of Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to a Revolving Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.2(f) shall increase by three (3) Interest Periods for each applicable Class so established.

(g)            Cashless Settlement. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

SECTION 2.3      Swing Loans.

(a)            Subject to the terms and conditions set forth herein, the Swing Loan Lender, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.3, may in its sole discretion make loans in Dollars under the Revolving Credit Facility (each, a “Swing Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Swing Loan made by the Swing Loan Lender hereunder in its capacity as the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, any of the applicable Credit Extension Conditions shall not be satisfied (for the Class of Revolving Credit Commitments with the Latest Maturity Date held by the Swing Loan Lender); provided further that in the event that the Swing Loan Lender and the Administrative Agent are not the same Person, then the Swing Loan Lender shall only make a Swing Loan after having given prior notice thereof to the Administrative Agent; provided further that the Swing Loan Lender shall not be required to make any Swing Loan to the extent that such Swing Loan Lender reasonably believes that any Lender is a Defaulting Lender unless, after giving effect to the requested Swing Loan, there would exist no Fronting Exposure (in the good faith determination of the Swing Loan Lender and the Administrative Agent). Immediately upon the making of a Swing Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Loan Lender a risk participation in such Swing Loan in an amount equal to the product of such Revolving Credit Lender’s Revolving Commitment Percentage (determined without regard to any separate Class or Classes of Revolving Credit Commitments of any Lender) times the amount of such Swing Loan. Each Swing Loan shall be a Base Rate Loan denominated in Dollars and must be repaid in full upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date (for the Class of Revolving Credit Commitments with the Latest Maturity Date held by the Swing Loan Lender). Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)            Each Borrowing of Swing Loans shall be made upon the Borrower’s irrevocable notice to the Swing Loan Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Loan Request (including by e-mail or facsimile); provided that any telephonic notice must be confirmed promptly by delivery to the Swing Loan Lender and the Administrative Agent of a Swing Loan Request not later than 1:00 p.m. on the requested borrowing date and shall specify (i) the amount to be borrowed and (ii) the date of such proposed Borrowing, which shall be a Business Day. Promptly after receipt by the Swing Loan Lender of any Swing Loan Request, the Swing Loan Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Loan Request and, if not, the Swing Loan Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Loan Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 3:00 p.m. on the date of the proposed Borrowing of Swing Loans (A) directing the Swing Loan Lender not to make such Swing Loan as a result of the failure of the applicable Credit Extension Conditions to be satisfied, or (B) that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, in each case, other than as a result of a Protective Advance, then, subject to the terms and conditions this Agreement, the Swing Loan Lender may, on the date of such proposed Borrowing specified in such Swing Loan Request, make the amount of its Swing Loan available to the Borrower as promptly as reasonably practicable either by (i) crediting the account of the Borrower on the books of the Swing Loan Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Loan Lender by the Borrower.

(c)            The Swing Loan Lender may demand at any time (and shall demand, not less frequently than weekly unless such Swing Loan is repaid in accordance with Section 2.3(a) hereof), that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (d) below, such Revolving Credit Lender’s Ratable Portion (determined without regard to any separate Class or Classes of Revolving Credit Commitment of any Lender) of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(d)            The Administrative Agent shall forward each demand referred to in clause (c) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. on any Business Day or any such notice or demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s Revolving Commitment Percentage of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand. Any such request shall be deemed to be a request, on behalf of the Borrower (each of whom hereby irrevocably authorize the Swing Loan Lender to so request on its behalf), that each Revolving Credit Lender make Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage (determined without regard to any separate Class or Classes of Revolving Credit Commitments of any Lender) of the amount of Swing Loans then outstanding for the account of the Borrower.  Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.1(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.2 (other than delivery of a Notice of Borrowing). Each Revolving Credit Lender shall, before 11:00 a.m. on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such notice or demand, make available to the Administrative Agent, in Dollars and in Same Day Funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (e) below, be deemed to have made a Revolving Loan to the Borrower in the amount of such payment. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender.

(e)            If for any reason any Swing Loan cannot be refinanced by such a Borrowing in accordance with Section 2.3(d) above, the request for Base Rate Loans submitted by the Swing Loan Lender as set forth herein shall be deemed to be a request by the Swing Loan Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Loan Lender pursuant to Section 2.3(d) shall be deemed payment in respect of such participation. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Loan Lender a rate per annum equal to the applicable Overnight Rate from time to time, plus any administrative, processing or similar fees customarily charged by the Swing Loan Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Loan, as the case may be. A certificate of the Swing Loan Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e) shall be prima facie evidence thereof absent manifest error.

(f)            Each Revolving Credit Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Loans pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Loan Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, (iii) the Class of any such Loans or (iv) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to Section 2.4(d) is subject to the conditions set forth in Section 4.2 (other than delivery of a Notice of Borrowing).  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Loans made for the Borrower’s account, together with interest as provided herein.

(g)            At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Loan, if the Swing Loan Lender receives any payment on account of such Swing Loan, the Swing Loan Lender will distribute to such Revolving Credit Lender its Revolving Credit Percentage (determined without regard to any separate Class or Classes of Revolving Credit Commitments of any Lender) thereof in the same funds as those received by the Swing Loan Lender.

(h)            If any payment received by the Swing Loan Lender in respect of principal or interest on any Swing Loan is required to be returned by the Swing Loan Lender under any of the circumstances described in Section 12.14 (including pursuant to any settlement entered into by the Swing Loan Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Loan Lender its Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Loan Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(i)            The Swing Loan Lender shall be responsible for invoicing the Borrower for interest on the Swing Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.3 to refinance such Revolving Credit Lender’s Revolving Credit Percentage of any Swing Loan, interest in respect of such Revolving Credit Percentage of such Lender shall be solely for the account of the Swing Loan Lender.

(j)            The Borrower shall make all payments with respect to Swing Loans directly to the Administrative Agent for the benefit of the Swing Loan Lender.

SECTION 2.4      Letters of Credit.

(a)            Subject to the terms and subject to the conditions contained in this Agreement, and in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.4, each Issuer agrees to Issue at the request of the Borrower, for the account of the Borrower, Holdings or a Restricted Subsidiary (provided that any Letter of Credit issued for the benefit of Holdings or any Restricted Subsidiary that is not the Borrower shall be issued naming the Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of Holdings or such Restricted Subsidiary), one or more Letters of Credit denominated in Dollars from time to time on any Business Day during the period commencing on the Closing Date and ending on the Letter of Credit Expiration Date; provided that after giving effect to any Issuance with respect to any Letter of Credit, (x) each of the applicable Credit Extension Conditions shall be satisfied, and (y) the outstanding amount of all Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the Issuance of a Letter of Credit shall be deemed to be a representation by the Borrower that the Issuance so requested complies with the conditions set forth in the proviso to the preceding sentence. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuer shall be obligated to Issue any Letter of Credit if, immediately after giving effect thereto, the outstanding Letter of Credit Obligations in respect of all Letters of Credit Issued by such Issuer would exceed such Person’s Issuer Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower, Holdings, and their Restricted Subsidiaries’ ability to obtain Letters of Credit (as provided herein) shall be fully revolving, and accordingly Holdings, the Borrower and their Restricted Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed in accordance with the terms hereof. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(i)            No Issuer shall be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator having binding powers shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Closing Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Closing Date and that such Issuer in good faith deems material to it (for which such Issuer is not otherwise compensated);

(B)            the issuance of such Letter of Credit would violate one or more policies of the Issuer applicable to letters of credit generally;

(C)            except as otherwise agreed by the Administrative Agent and the applicable Issuer, the Letter of Credit is (x) a Documentary Letter of Credit or (y) in an initial Stated Amount of less than the Dollar Equivalent of $5,000, in the case of a Documentary Letter of Credit, or the Dollar Equivalent of $5,000, in the case of a Standby Letter of Credit;

(D)            (1) such Letter of Credit is requested to be denominated in any currency other than Dollars, except as may be approved by the Administrative Agent and such Issuer, each in its sole reasonable discretion, or (2) such Issuer does not as of the requested Issuance date issue letters of credit in the requested currency;

(E)            the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F)            any Revolving Credit Lender is at that time a Defaulting Lender, unless (i) after giving effect to the requested Issuance, there would exist no Fronting Exposure (in the good faith determination of the applicable Issuer) or (ii) the applicable Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable Issuer (in its reasonable discretion) with the Borrower or such Lender to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or any other Letter of Credit Obligations as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii)            No Issuer shall issue any Letter of Credit if (A) the expiration date of (1) any Documentary Letter of Credit is more than 210 days after the date of issuance thereof, or (2) any Standby Letter of Credit is more than one (1) year after the date of issuance thereof, provided, however, that any Standby Letter of Credit with a term less than or equal to one (1) year may provide for the renewal thereof for additional periods less than or equal to one (1) year, as long as, on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Standby Letter of Credit shall have the option to prevent such renewal or (B) the expiration date of any Letter of Credit is later than the Letter of Credit Expiration Date, unless the applicable Issuer and the Administrative Agent have approved such expiry date, provided further that, for any Letter of Credit having an expiration date after the Letter of Credit Expiration Date, the Borrower agrees to deliver to the Administrative Agent on or prior to such Letter of Credit Expiration Date a letter of credit or letters of credit in form and substance reasonably acceptable to the Issuer and the Administrative Agent issued by a bank acceptable to the Issuer and the Administrative Agent, in each case in their sole discretion, and/or cash collateral in an amount equal to 101% of the Stated Amount of any such Letter of Credit.

(iii)            The Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to Issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(iv)            The Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XI with respect to any acts taken or omissions suffered by the Issuer in connection with Letters of Credit Issued by it or proposed to be Issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included the Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuer.

(b)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuer, by personal delivery or by any other means acceptable to the applicable Issuer. Such Letter of Credit Application must be received by such Issuer and the Administrative Agent not later than 12:00 noon at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial Issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such Issuer may reasonably request. Additionally, the Borrower shall furnish to the applicable Issuer and the Administrative Agent such other documents and information pertaining to such requested Issuance of a Letter of Credit, including any Issuer Documents, as such Issuer or the Administrative Agent may reasonably require.

(c)            Promptly after receipt of any Letter of Credit Application, the applicable Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable Issuer has received written notice from the Requisite Lenders, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the conditions precedent contained in Section 4.2 or clause (a) above are not on such date satisfied, then, subject to the terms and conditions hereof, such Issuer shall, on the requested date, Issue a Letter of Credit for the account of the Borrower (or Holdings or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuer’s usual and customary business practices. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.2 have been satisfied in connection with the Issuance of any Letter of Credit.

(d)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(e)            Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Revolving Credit Percentage (determined without regard to any separate Class or Classes of Revolving Credit Commitments of any Lender), in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(f)            (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuer shall notify the Borrower and the Administrative Agent thereof; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuer and the Lenders with respect to any drawing under any Letter of Credit. If the Borrower shall have received such notice from the applicable Issuer on or prior to 12:00 p.m. on any Business Day, the immediately following Business Day, or, if the Borrower shall have received such notice later than 12:00 p.m. on any Business Day, the second Business Day following such request (each such Business Day, as the case may be, an “Reimbursement Date”), the Borrower shall reimburse such Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse such Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Reimbursement Date, the amount of the Reimbursement Obligations with respect to such Letter of Credit, and the amount of such Revolving Credit Lender’s Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans consisting of Base Rate Loans to be disbursed on the Reimbursement Date in an amount equal to the Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Notice of Borrowing). Any notice given by any Issuer or the Administrative Agent pursuant to this Section 2.4(f)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Revolving Credit Lender shall upon any notice pursuant to Section 2.4(f)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Commitment Percentage (determined without regard to any separate Class or Classes of Revolving Credit Commitments of any Lender) of the applicable Reimbursement Obligations not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.4(f)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuer in Dollars.

(iii)            With respect to any applicable Reimbursement Obligations that is not fully refinanced by a Borrowing of Revolving Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuer a Letter of Credit Borrowing in the amount of the applicable Reimbursement Obligations that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable Issuer pursuant to Section 2.4(f)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a payment from such Lender in satisfaction of its participation obligation under this Section 2.4.

(iv)            Until each Revolving Credit Lender funds its Revolving Loan or payment in respect of its participation interest pursuant to this Section 2.4(f) to reimburse the applicable Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of such Issuer.

(v)            Each Revolving Credit Lender’s obligation to make Revolving Loans or payment in respect of its participation interest to reimburse each Issuer for amounts drawn under Letters of Credit of such Issuer, as contemplated by this Section 2.4(f), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuer, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, (C) any existing Class of Revolving Credit Commitments or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(f) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Notice of Borrowing). No such payment in respect of its participation interest shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuer for the amount of any payment made by such Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(f) by the time specified in Section 2.4(f)(ii), then, without limiting the other provisions of this Agreement, the applicable Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or payment in respect of its participation interest in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of any Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.4(f)(vi) shall be prima facie evidence thereof absent manifest error.

(g)            (i) At any time after any Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s participation interest in respect of such payment in accordance with Section 2.4(f), if the Administrative Agent receives for the account of the applicable Issuer any payment in respect of the related Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of the applicable Issuer pursuant to Section 2.4(f)(i) is required to be returned under any of the circumstances described in Section 12.14 (including pursuant to any settlement entered into by such Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(h)            The Borrower’s obligations to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever and irrespective of any of the following:

(i)            any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)            any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)            the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, Holdings, any Restricted Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)            any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v)            payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply, but that does substantially comply, with the terms of such Letter of Credit; or any payment made by an Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vi)            any other act or omission to act or delay of any kind of any Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder;

(vii)            the fact that any Default or Event of Default shall have occurred and be continuing;

(viii)            waiver by the applicable Issuer of any requirement that exists for such Issuer’s protection and not the protection of the Borrower or any waiver by the applicable Issuer which does not in fact materially prejudice the Borrower;

(ix)            honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; or

(x)            any payment made by the applicable Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with any of the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuer and its correspondents unless such notice is given as aforesaid.

(i)            Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders, the Requisite Lenders or the Requisite Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable or responsible for any of the matters described in Section 2.4(h); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable Issuer, and such Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, special, indirect, punitive or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuer’s willful misconduct or gross negligence or such Issuer’s willful failure to pay under any letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case, by obtaining a final and nonappealable judgment in the Borrower’s favor by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(j)            Unless otherwise expressly agreed by the relevant Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Documentary Letter of Credit. Notwithstanding the foregoing, no Issuer shall be responsible to the Borrower for, and each Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(k)            In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Restricted Subsidiary, the Borrower shall be obligated to reimburse each Issuer hereunder for any and all drawings under each Letter of Credit issued by such Issuer. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or a Restricted Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of Holdings and such Restricted Subsidiaries.

(m)            At the end of each week (or at such other intervals as the Administrative Agent and the applicable Issuer shall agree), each Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount and currency, the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, showing the aggregate amount (if any) payable by the Borrower to such Issuer and such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuer.

(n)            Any Issuer may resign as an Issuer upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, provided that no such resignation shall become effective unless as of the date of such resignation, the remaining Issuers have aggregate Issuer Sublimits at least equal to the Letter of Credit Sublimit. Any Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Issuer being replaced (provided that no consent will be required if the Issuer being replaced has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an Issuer. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuer. From and after the effective date of any such replacement or resignation, (i) any successor Issuer shall have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require. After the replacement or resignation of an Issuer hereunder, the replaced or resigning Issuer shall remain a party hereto to the extent that Letters of Credit Issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(o)            One or more Revolving Credit Lenders (other than a Defaulting Lender) selected by the Borrower (and reasonably acceptable to the Administrative Agent) may agree to act as an additional Issuer hereunder pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and such Revolving Credit Lender and upon execution of such written agreement such Revolving Credit Lender shall be an “Issuer” for all purposes of the Loan Documents. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional Issuer.

SECTION 2.5      Reduction and Termination of the Revolving Credit Commitments.

(a)            The Borrower may, upon at least three (3) Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably (across each Class of Revolving Credit Commitments) the unused portions of the Revolving Credit Commitments of the Lenders without premium or penalty other than any amount required to be paid by the Borrower pursuant to Section 3.6; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. Except as set forth in the following sentence, each such notice of reduction or termination shall be irrevocable when given. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b)            If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.5, the Letter of Credit Sublimit or the Swing Loan Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Loan Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)            The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Loan Sublimit, or the Revolving Credit Commitment under this Section 2.5.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced on a pro rata basis across all Classes of Revolving Credit Commitments by such Lender’s Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

SECTION 2.6      Repayment of Loans.

(a)            Revolving Credit Facility. The Borrower promises to repay to the Administrative Agent for the ratable account of each Appropriate Lender under the Revolving Credit Facility the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Borrowings on the Revolving Credit Termination Date applicable to the related Class of Revolving Credit Commitments, or earlier (it being understood and agreed that, subject to the other terms and conditions hereof, the Borrower may make Borrowings of Revolving Loans under any remaining Revolving Credit Commitments of any other Class to effect such repayment), if otherwise required by the terms hereof.

(b)            Swing Loans.  The Borrower shall repay all Swing Loans on the earlier to occur of (i) the date seven Business Days after such Loan is made and (ii) the Latest Maturity Date for any Class of Revolving Credit Commitments maintained by the Swing Loan Lender (in its capacity as a Revolving Credit Lender).

(c)            Reallocation of Ratable Portion and Pro Rata Share after Maturity.  Upon the occurrence of the Revolving Credit Termination Date for any applicable Class of Revolving Credit Loans, the relevant Ratable Portions and Pro Rata Shares with respect to each remaining Classes of Revolving Credit Commitments shall be readjusted without any further action or consent of any other party (calculated without regard to the Class of Revolving Credit Commitments as to which the Revolving Credit Termination Date, has occurred), to reflect the expiration of the Revolving Credit Commitments as to which the Revolving Credit Termination Date has occurred.

SECTION 2.7      Evidence of Indebtedness.

(a)            The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and maintained by the Administrative Agent, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

(b)            The entries made in the Register and in the accounts therein maintained pursuant to clause (a) above and Section 12.2 shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans or perform any of its obligations hereunder or under any other Loan Documents in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrower, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(c)            Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver one or more Revolving Credit Notes to such Lender evidencing the Loans of such Lender, substantially in the form of Exhibit B. Each Lender may attach schedules to its Revolving Credit Notes and endorse thereon the date, Type (if applicable), amount, currency and maturity of its applicable Loans and payments with respect thereto; provided that the failure to do so shall in no way affect the obligations of the Borrower or any other Loan Party under any Loan Document.

SECTION 2.8      Optional Prepayments.

(a)            Subject to Section 2.8(b), the Borrower may, upon notice from the Borrower to the Administrative Agent, prepay the outstanding principal amount of the Loans and Swing Loans in whole or in part at any time without premium or penalty (without a reduction in the Revolving Credit Commitments, in the case of any such prepayment of Revolving Loans); provided, however, that if any prepayment of any SOFR Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 3.6. Each such notice of prepayment must be received by (i) 1:00 p.m. on the date of such prepayment, in the case of a prepayment of Base Rate Loans (including Swing Loans) and (ii) 11:00 a.m. three (3) Business Days prior to the date of such prepayment, in the case of a prepayment of SOFR Rate Loans. Each such optional prepayment of Base Rate Loans, or SOFR Rate Loans denominated in Dollars shall, in each case, be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof;

(b)            Each prepayment of the Revolving Credit Facility shall be applied to outstanding amount of Loans under such Facility, ratably across each Class of Loans.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if SOFR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Ratable Portion of such prepayment. If such notice is given by a Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

SECTION 2.9      Mandatory Prepayments.

(a)            In the event and on each date the Dollar Equivalent of the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Revolving Loan Cap (other than as a result of a Protective Advance permitted pursuant to Section 2.1(a)(ii)), the Borrower shall, upon notification by the Administrative Agent, prepay an amount equal to such excess which shall be applied as follows: first, to prepay the Swing Loans until paid in full, second, to prepay the Revolving Loans until paid in full (without a reduction in the Revolving Credit Commitments), and third, to the extent of any remaining excess, to Cash Collateralize the Letter of Credit Obligations in the manner set forth in Section 10.5 in an amount equal to 101% of such excess; provided that, in the event any such prepayment requirement arises as a result of fluctuations in currency exchange rates, such prepayment shall be made by the Borrower within one (1) Business Day after the Administrative Agent notifies the Borrower thereof.

(b)            If (x) at any time during a Cash Dominion Period or (y) in respect of any Disposition that would result in the occurrence of a Cash Dominion Period, any Loan Party or any of its Restricted Subsidiaries receives any Net Cash Proceeds arising from any Disposition in respect of any Current Asset Collateral outside of the ordinary course of business, subject to the Intercreditor Agreement, the Borrower shall promptly (but in any event within five (5) Business Days of such receipt) prepay the Loans and Cash Collateralize Letters of Credit (in an amount equal to up to 101% of the aggregate Stated Amount of such Letters of Credit) in accordance with Section 2.9(d), (i) in the case of clause (x) above, in amount equal to 100% of such Net Cash Proceeds arising from any such Disposition, and (ii) in the case of clause (y) above, in an amount equal to the amount required to prevent a Cash Dominion Period from occurring.

(c)            Subject to Section 3.6, all such payments in respect of the Loans pursuant to this Section 2.9 shall be without premium or penalty. All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.9 shall be paid, or may be charged by the Administrative Agent to any loan account(s) of the Borrower, at the Administrative Agent’s option, on the date of such payment. Interest shall accrue and be due, until the next Business Day, if the amount so paid by the Borrower to the bank account designated by the Administrative Agent for such purpose is received in such bank account after 3:00 p.m.

(d)            All amounts received pursuant to Section 2.9(b) and, at all times after the occurrence and during the continuance of a Cash Dominion Period and notification thereof by the Administrative Agent to the Borrower (subject to the provisions of Section 10.3), on each Business Day, at or before 3:00 p.m., all Same Day Funds credited to any Concentration Account shall, in each case, be applied by the Administrative Agent in the following order: first, to prepay the Swing Loans until paid in full, second, to prepay the Revolving Loans until paid in full (without a reduction in the Revolving Credit Commitments), and third, to Cash Collateralize the Letter of Credit Obligations in the manner set forth in Section 10.5 in an amount equal to 101%.

SECTION 2.10      Interest.

(a)            Rate of Interest. All Loans and the outstanding amount of all other Obligations owing under the Loan Documents shall bear interest, in the case of any Class of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i)            if a Base Rate Loan that is a Revolving Loan or such other Obligation in respect of the Revolving Credit Facility (other than a SOFR Rate Loan), at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Base Rate Loans that are Revolving Loans; and

(ii)            if a SOFR Rate Loan that is a Revolving Loan, at a rate per annum equal to the sum of (A) Term SOFR determined for the applicable Interest Period and (B) the Applicable Margin for SOFR Rate Loans that are Revolving Loans in effect from time to time during such Interest Period.

(b)            Interest Payments. (i) Interest accrued on each Base Rate Loan (including Swing Loans) shall be payable in arrears (A) on the first calendar day of each February, May, August and November, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each SOFR Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three (3) months, on each date during such Interest Period occurring every three (3) months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such SOFR Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)            Default Interest. The Borrower shall pay interest on past due amounts hereunder (whether arising by acceleration or otherwise) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

SECTION 2.11      Conversions and Continuations of Loans.

(a)            The Borrower may elect (i) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans) or any portion thereof to SOFR Rate Loans denominated in Dollars and (ii) at the end of any applicable Interest Period, to convert SOFR Rate Loans or any portion thereof to Base Rate Loans, or (iii) or to continue SOFR Rate Loans or any portion thereof for an additional Interest Period. Each conversion to or continuation of SOFR Rate Loans shall, in each case, be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. Each conversion of Loans from one Type to the other, and each continuation of SOFR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) an Interest Election Request; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of an Interest Election Request. Each such Interest Election Request must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of the proposed conversion or continuation, in the case of (i) a conversion to or continuation of SOFR Rate Loans, or (ii) a conversion of SOFR Rate Loans to Base Rate Loans; provided, however, that if the Borrower wishes to request a conversion to or continuation of SOFR Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period” the applicable Interest Election Request must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of the proposed conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days prior to the requested date of such conversion or continuation of SOFR Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders and the Administrative Agent. Each Interest Election Request shall specify (A) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of SOFR Rate Loans, (B) the date of such proposed continuation or conversion, which shall be a Business Day, (C) the aggregate amount of Loans to be continued or converted and (D) in the case of a conversion to or a continuation of SOFR Rate Loans, the duration of the requested Interest Period. The Administrative Agent shall promptly notify each Appropriate Lender of its receipt of an Interest Election Request and of the options selected therein. Each conversion or continuation shall be allocated ratably among the Revolving Loans (without regard to any separate Class or Classes of Loans or Commitments of any Lender) of each applicable Lender. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive an Interest Election Request from the Borrower containing a permitted election to continue any SOFR Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans.

(b)            Except as otherwise provided herein, a SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such SOFR Rate Loan. Notwithstanding the foregoing, at any time at which an Event of Default shall have occurred and be continuing, the Administrative Agent or the Requisite Lenders may require, by notice to the Borrower, that no conversion in whole or in part of Base Rate Loans to SOFR Rate Loans shall be permitted.

SECTION 2.12     Fees.

(a)            Unused Commitment Fee. The Borrower agrees to pay in Same Day Funds in Dollars to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee (the “Unused Commitment Fee”) on the average daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Revolving Credit Lender’s Revolving Commitment Percentage of the sum of (i) the aggregate outstanding principal amount of Revolving Loans, and (ii) the outstanding amount of the aggregate Letter of Credit Undrawn Amounts, from the Closing Date through the Revolving Credit Termination Date, at the Unused Commitment Fee Rate, payable in arrears (x) on the first calendar day of each February, May, August and November, commencing with the first such date following the Closing Date and (y) on the Revolving Credit Termination Date applicable to a Class of Revolving Credit Commitments, subject to adjustment as provided in Section 2.16(iv). For the avoidance of doubt, for purposes of calculating the Unused Commitment Fee, any Swing Loans outstanding shall not be counted towards or considered usage of the Revolving Credit Commitments of any Lender.

(b)            Fronting Fees and Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i)            to each Issuer, with respect to each Letter of Credit issued by such Issuer, an issuance fee accruing in Dollars equal to 0.125% per annum of the Dollar Equivalent of the average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first calendar day of each February, May, August and November, commencing on the first such date following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii)            to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to (x) in the case of each Standby Letter of Credit, the Applicable Margin for Standby Letters of Credit and (y) in the case of each Documentary Letter of Credit, the Applicable Margin for Documentary Letters of Credit (each such fee, a “Letter of Credit Fee”), in each case multiplied by the Dollar Equivalent of the daily Stated Amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first calendar day of each February, May, August and November, commencing on the first such date following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuer pursuant to Section 2.4 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable Issuer for its own account; and

(iii)            to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, customary documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c)            Fee Letter. The Borrower shall pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter in the amounts and at the times specified in the Fee Letter.

SECTION 2.13     Payments and Computations.

(a)            All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment and prepayment hereunder (including fees and expenses) not later than 2:00 p.m. on the day when due, in Dollars to the Administrative Agent, for the account of the Appropriate Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to SOFR) shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be prima facie evidence thereof for all purposes, absent manifest error.

(c)            Except as expressly provided herein, each payment by the Borrower of any Reimbursement Obligation (including interest and fees in respect thereof) and each reimbursement of costs, expenses and other Obligations owing under any Loan Document shall be made in Dollars.

(d)            Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any SOFR Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans of a particular Class shall be applied as follows: first, to repay any such Loans outstanding as Base Rate Loans and then, to repay any such Loans outstanding as SOFR Rate Loans, with those SOFR Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e)            Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required to), in reliance upon such assumption, cause to be distributed to each Appropriate Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment to the Administrative Agent in Same Day Funds, each applicable Lender shall repay to the Administrative Agent forthwith on demand the portion of such assumed amount that was made available to such Lender in Same Day Funds, together with interest thereon (at the Overnight Rate) for each day from and including the date such amount is was made available to such Lender until the date such amount is repaid to the Administrative Agent in Same Day Funds. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuer hereunder as to which the Administrative Agent determines (which determination shall be prima facie evidence thereof absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) the Borrower or any other Loan Party has not in fact made such payment; (ii) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower or any other Loan Party (whether or not then owed); or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuer, in Same Day Funds, together with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(f)            The following shall apply to deposits and payments under and pursuant to this Agreement:

(i)             funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited; provided that such deposit is available to the Administrative Agent by 3:00 p.m. on that Business Day;

(ii)            funds paid to the Administrative Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds; provided that such payment is available to the Administrative Agent by 3:00 p.m. on that Business Day; and

(iii)            if a deposit to the Concentration Account or payment is not available to the Administrative Agent until after 3:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.

(g)            Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of Section 10.2(b) (or required to be applied in accordance with Section 2.9) or as otherwise expressly provided for herein, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Loans received by the Administrative Agent shall be distributed to each Appropriate Lender in accordance with such Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions (including in accordance with any Class of Loans and/or Commitments held by such Lender).

(h)            At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Loans and Protective Advances may be paid from the proceeds of Swing Loans (provided that Swing Loans may not be paid with proceeds of Swing Loans) or the Revolving Loans unless the Borrower makes such payments on the next succeeding Business Day after the Borrower receives written notice from the Administrative Agent requesting such payments. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) and the Lenders to make such Loans pursuant to Section 2.2(a) from time to time in the amounts of any and all principal payable with respect to the Swing Loans (provided that Swing Loans may not be paid with proceeds of Swing Loans), Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and the Revolving Loans and to distribute the proceeds of such Swing Loans and the Revolving Loans to pay such amounts. The Borrower agrees that all such Swing Loans and the Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 4.2, which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

SECTION 2.14     [Reserved].

SECTION 2.15     Commitment Increases.

(a)            Revolving Commitment Increases. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Revolving Credit Lenders), request one or more increases in the amount Revolving Credit Commitments (consisting of the Class of Revolving Credit Commitments with the Latest Maturity Date) (each such increase, a “Revolving Commitment Increase”); provided that, at the time of any such Revolving Commitment Increase (and after giving effect thereto), no Default or Event of Default shall exist. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining Incremental Revolving Availability at such time). Notwithstanding anything to the contrary herein, the amount of any requested Revolving Commitment Increase shall not exceed the Incremental Availability at such time. Each notice from the Borrower pursuant to this Section 2.15(a) shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increase. Revolving Commitment Increases may be provided by any existing Revolving Credit Lender (it being understood that no existing Revolving Credit Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.15(a) and otherwise on terms reasonably acceptable to the Administrative Agent or by any other Person constituting an Eligible Assignee (any such other Person being called an “Additional Revolving Lender”); provided that the Administrative Agent, the Issuers and the Swing Loan Lender shall have consented (such consent not to be unreasonably withheld or delayed) to such Revolving Credit Lender’s or Additional Revolving Lender’s providing such Revolving Commitment Increases if such consent would be required under Section 12.2(b) for an assignment of Revolving Loans or Revolving Credit Commitments to such Revolving Credit Lender or Additional Revolving Lender. Revolving Credit Commitments in respect of Revolving Commitment Increases shall become Revolving Credit Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Revolving Credit Lender’s applicable Class of Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Holdings, each Borrower, each Revolving Credit Lender agreeing to provide such Revolving Credit Commitment, if any, each Additional Revolving Lender, if any, and the Administrative Agent. The Borrower shall use Revolving Commitment Increases for any purpose not prohibited by this Agreement. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.15(a), (x) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Credit Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit, (ii) participations hereunder in Swing Loans held by each Revolving Credit Lender and (iii) participations in Protective Advances held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment (without regard to any separate Class or Classes of) Revolving Credit Commitments of any Revolving Credit Lenders) and (y) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Credit Lender in accordance with Section 3.6. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)            Conditions to Effectiveness of Commitment Increases. The effectiveness of any Incremental Revolving Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2 (it being understood that all references to “the date of such Loan or Issuance” or similar language in such Section 4.2 shall be deemed to refer to the effective date of such Incremental Revolving Amendment) and such other conditions as the parties thereto shall agree.

(c)            Terms of Commitment Increases.

(i)            Any Revolving Commitment Increase shall be documented as an increase to the existing Revolving Credit Commitments and shall be on terms substantially identical to those applicable to the existing Revolving Credit Commitments, except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the Revolving Credit Lenders or Additional Revolving Lenders agreeing to participate in such Revolving Commitment Increase.

(d)            Each Incremental Revolving Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.

(e)            This Section 2.15 shall supersede any provisions in Section 12.1 or Section 12.7 to the contrary.

SECTION 2.16     Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuer or the Swing Loan Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuer or the Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuer or the Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the applicable Loans of, and Letter of Credit Borrowings owed to, all applicable non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(b).

(iv)            Reallocation of Revolving Commitment Percentages to Reduce Fronting Exposure. During any period in which there is Revolving Credit Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Loans or Letters of Credit pursuant to Sections 2.3 and 2.4, the “Revolving Commitment Percentage” of each Revolving Credit Lender that is a non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists; (ii) the aggregate obligation of each Revolving Credit Lender that is a non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans (including its Pro Rata share of Protective Advances) of that Lender and (iii) no non-Defaulting Lender is allocated any Class of Revolving Credit Commitments which it does not maintain.  Subject to Section 12.28, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Credit Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Loan Lender and the Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Ratable Portions (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower for the period that such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the applicable Issuer or the Swing Loan Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

SECTION 2.17     Extensions of Loans.

(a)            Extension of Revolving Credit Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Scheduled Termination Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.17; provided that there shall be no more than five (5) Classes of Revolving Loans and Revolving Credit Commitments outstanding at any time. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolving Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Scheduled Termination Date of the Extended Revolving Credit Commitments shall be later than the Scheduled Termination Date of the Revolving Credit Commitments of such Existing Revolver Tranche, (ii) the Revolving Extension Amendment may provide for other covenants and terms that (I) apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Revolving Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments) or (II) are reasonably satisfactory to the Administrative Agent and the Borrower to incorporate such more restrictive provisions for the benefit of the Lenders (which amendment shall, notwithstanding any provision herein to the contrary, not require the consent of any Lender); and (iii) all borrowings under the Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Revolving Credit Termination Date of the non-extending Revolving Credit Commitments); provided, further, that (A) the conditions precedent set forth in Section 4.2 shall be satisfied as of the date of such Revolving Extension Amendment and at the time when any Revolving Loans are made in respect of any Extended Revolving Credit Commitment, (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolving Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of each Acceptable Intercreditor Agreement then in effect and (D) all documentation in respect of the such Revolving Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments effected pursuant to any Revolving Extension Request shall be designated a series (each, a “Revolving Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Revolving Extension Amendment, be designated as an increase in any previously established Revolving Extension Series with respect to such Existing Revolver Tranche. Each Revolving Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.17 shall be in an aggregate principal amount equal to not less than 50% of the aggregate Revolving Credit Commitments outstanding at the time such Extended Revolving Credit Commitments become effective.

(b)            Revolving Extension Request. The Borrower shall provide the applicable Revolving Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.17. No Lender shall have any obligation to agree to provide any Extended Revolving Credit Commitment pursuant to any Revolving Extension Request. Any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all (but not less than all) of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Revolving Extension Request amended into Extended Revolving Credit Commitments shall notify the Administrative Agent (each, a “Revolving Extension Election”) on or prior to the date specified in such Revolving Extension Request of the Revolving Credit Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Revolving Credit Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche in respect of which applicable Revolving Credit Lenders shall have accepted the relevant Revolving Extension Request exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Revolving Extension Request, Revolving Credit Commitments subject to Revolving Extension Elections shall be amended to reflect allocations of the Extended Revolving Credit Commitments, which Extended Revolving Credit Commitments shall be allocated as agreed by Administrative Agent and the Borrower.

(c)            New Revolving Commitment Lenders. Following any Revolving Extension Request made by the Borrower in accordance with this Section 2.17, if the Lenders shall have declined to agree during the period specified in Section 2.17(b) above to provide Extended Revolving Credit Commitments in an aggregate principal amount equal to the amount requested by the Borrower in such Revolving Extension Request, the Borrower may request that banks, financial institutions or other institutional lenders or investors other than the Lenders or Extending Revolving Credit Lenders (the “New Revolving Commitment Lenders”), which New Revolving Commitment Lenders may elect to provide an Extended Revolving Credit Commitment hereunder; provided that such Extended Revolving Credit Commitments of such New Revolving Commitment Lenders (i) shall be in an aggregate principal amount for all such New Revolving Commitment Lenders not to exceed the aggregate principal amount of Extended Revolving Credit Commitments so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Revolving Extension Request (and any Extended Revolving Credit Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Revolving Credit Commitment of any New Revolving Commitment Lender, the Administrative Agent, each Issuer and the Swing Loan Lender shall have consented (such consent not to be unreasonably withheld or delayed) to each New Revolving Commitment Lender if such consent would be required under Section 12.2(b)(iii) for an assignment of Revolving Credit Commitments to such Person and such Person shall otherwise constitute an Eligible Assignee. Notwithstanding anything herein to the contrary, any Extended Revolving Credit Commitment provided by New Revolving Commitment Lenders shall be pro rata to each New Revolving Commitment Lender. Upon effectiveness of the Revolving Extension Amendment to which each such New Revolving Commitment Lender is a party, (a) the Revolving Credit Commitments of all existing Revolving Credit Lenders of each Class specified in the Revolving Extension Amendment in accordance with this Section 2.17 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Revolving Credit Commitments of such New Revolving Commitment Lenders and (b) the Revolving Credit Commitment of each such New Revolving Commitment Lender will become effective. The Extended Revolving Credit Commitments of New Revolving Commitment Lenders will be incorporated as Revolving Credit Commitments hereunder in the same manner in which Extended Revolving Credit Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.17, and for the avoidance of doubt, all Borrowings and repayments of Revolving Loans from and after the effectiveness of such Revolving Extension Amendment shall be made pro rata across all Classes of Revolving Credit Commitments including such New Revolving Commitment Lenders (based on the outstanding principal amounts of the respective Classes of Revolving Credit Commitments) except for (x) payments of interest and fees at different rates for each Class of Revolving Credit Commitments (and related Outstanding Amounts) and (y) repayments required on the Revolving Credit Termination Date for any particular Class of Revolving Credit Commitments. Upon the effectiveness of each Extended Revolving Credit Commitment pursuant to this Section 2.17(c), (a) each Revolving Credit Lender of all applicable existing Classes of Revolving Credit Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Revolving Commitment Lender, and each such New Revolving Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, subject to Section 2.16, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Loans held by each Revolving Credit Lender of each Class of Revolving Credit Commitments (including each such New Revolving Commitment Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Classes of Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such effectiveness, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Extended Revolving Credit Commitment be prepaid from the proceeds of Revolving Loans made hereunder under the Extended Revolving Credit Commitments, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.6. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d)            Revolving Extension Amendment. Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, a “Revolving Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Revolving Credit Lender and each New Revolving Commitment Lender, if any, providing an Extended Revolving Credit Commitment thereunder, which shall be consistent with the provisions set forth in Sections 2.17(a), (b) and (c) above (but which shall not require the consent of any other Lender). The effectiveness of any Revolving Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.2(a) and (b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Revolving Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Requisite Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Revolving Extension Amendment.

(e)            No conversion of Revolving Loans pursuant to any Revolving Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.18     Designated Lenders. Each of the Administrative Agent, each Issuer, the Swing Loan Lender and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrower to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that designation of a Designated Lender is for administrative convenience only and does not expand the scope of liabilities or obligations of any Lender or Designated Lender beyond those of the Lender designating such Person as a Designated Lender as provided in this Agreement.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.1     Taxes.

(a)            All sums payable by any Loan Party hereunder or under any other Loan Document to any Agent, Issuer or any Lender shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b)            If any Loan Party or any Agent, Issuer or Lender is required by Law to make any deduction or withholding on account of any Non-Excluded Tax from any sum paid or payable by any Loan Party to any Lender, Issuer or Agent under any of the Loan Documents: (i) the applicable Loan Party (if it is required to make the deduction or withholding) shall notify the applicable Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it; (ii) the applicable Loan Party or Agent, as required by applicable Law, shall make such deduction or withholding and pay to the relevant Governmental Authority, in accordance with applicable Law, any such Non-Excluded Tax before the date on which penalties attach thereto; (iii) the sum payable by the applicable Loan Party shall be increased to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 3.1), the Lender, Issuer or the Agent (as applicable), receives a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) as soon as practicable after paying any sum from which it is required by Law to make any deduction or withholding, and as soon as practicable after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Loan Party making such payments (if it is required to make the deduction or withholding) shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c)            Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.1(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(c)(1), (2) and (3)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the foregoing:

(1)            Each Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)            Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(B)            two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(C)            two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(D)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit K (any such certificate, a “U.S. Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(E)            to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed duly signed copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.1(c) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(F)            two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(3)            If a payment made to a Lender under any Loan Document may be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Code (including any successor provisions), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Code and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this Section 3.1(c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d)            In addition to the payments by a Loan Party required by Section 3.1(b), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(e)            The Borrower shall indemnify each Lender, each Issuer and each Agent (each a “Tax Indemnitee”), within twenty (20) days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee that is imposed on or in respect of any payment under or with respect to any Loan Document and any Other Taxes paid or payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.1), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee (with a copy to the Administrative Agent, as applicable) or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be prima facie evidence thereof absent manifest error.

(f)            If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes in respect of which it has received additional payments under this Section 3.1 or indemnity payments pursuant to Section 3.1(e), then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)            In the event that a Loan Party makes an indemnification payment to a Tax Indemnitee with respect to Non-Excluded Taxes pursuant to Section 3.1(e) or a Loan Party is required to repay to a Tax Indemnitee an amount in respect of a refund of any Non-Excluded Taxes previously paid over to such Loan Party pursuant to Section 3.1(f), such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Loan Party, at the sole expense of such Loan Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee, as the case may be, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Non-Excluded Taxes or Other Taxes or the repayment of such refund. Any resulting refund shall be governed by Section 3.1(f). This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h)            Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Non-Excluded Tax or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Non-Excluded Tax or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(e) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be prima facie evidence thereof absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.1(h).

(i)            Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 3.2     [Reserved].

SECTION 3.3     Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Rate Loans or to convert Base Rate Loans to SOFR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.4     Inability to Determine Rates.

(a)            If in connection with any request for a SOFR Rate Loan or a conversion of Base Rate Loans to SOFR Rate Loans or a continuation of any such Loans, as applicable, (i) the Administrative Agent reasonably determines (which determination shall be prima facie evidence thereof absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.4(b), and the circumstances under clause (i) of Section 3.4(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed SOFR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Requisite Lenders reasonably determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Rate Loans, or to convert Base Rate Loans to SOFR Rate Loans, shall be suspended (to the extent of the affected SOFR Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Requisite Lenders described in clause (ii) of this Section 3.4(a), until the Administrative Agent upon instruction of the Requisite Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of SOFR Rate Loans (to the extent of the affected SOFR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding SOFR Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)            Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent reasonably determines (which determination shall be prima facie evidence thereof absent manifest error), or the Borrower or Requisite Lenders notify the Administrative Agent (with, in the case of the Requisite Lenders, a copy to the Borrower) that the Borrower or Requisite Lenders (as applicable) have reasonably determined, that:

(i)              adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”); then, on a date and time reasonably determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with, Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be reasonably determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent reasonably determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.4(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.4 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0.00%), the Successor Rate will be deemed to be zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 3.5     Increased Cost and Reduced Return; Capital Adequacy; Reserves on SOFR Rate Loans.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuer;

(ii)            subject any Lender or any Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any SOFR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuer in respect thereof (except for (1) any Excluded Taxes or any Non-Excluded Taxes or Other Taxes indemnified or otherwise paid under Section 3.1, or (2) any amount that is compensated for under Section 3.2 or would have been compensated for under Section 3.2 but was not so compensated solely because any of the relevant exclusions applied); or

(iii)            impose on any Lender or any other condition, cost or expense affecting this Agreement or SOFR Rate Loans made by such Lender or any Letter of Credit or participation therein, in each case that is not otherwise accounted for in this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to SOFR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuer hereunder (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender or Issuer setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender or Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or any Issuer reasonably determines that any Change in Law affecting such Lender or such Issuer or any Lending Office of such Lender or such Lender’s or such Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender or such Issuer setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or an Issuer setting forth the amount or amounts necessary to compensate such Lender or such Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.5 and delivered to the Borrower shall be prima facie evidence thereof absent manifest error. The Borrower shall pay such Lender or such Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.5 shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuer pursuant to the foregoing provisions of this Section 3.5 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.6     Compensation for Losses. Upon demand of any Lender in writing (which writing shall set forth in reasonable detail the basis for requesting any such amounts, with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)            any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.8;

including any loss or expense (excluding any loss of anticipated profit or margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.7     Matters Applicable to all Requests for Compensation.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.5, or the Borrower is required to pay any additional amount to any Lender, any Issuer, or any Governmental Authority for the account of any Lender or any Issuer pursuant to Sections 3.1 or 3.2, or if any Lender gives a notice pursuant to Section 3.3, then such Lender or such Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1, 3.2 or 3.5, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.3, as applicable, and (ii) in each case, would not subject such Lender or such Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender or such Issuer, as the case may be in any material economic, legal or regulatory respect.

(b)            Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.5, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue SOFR Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into SOFR Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.7(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)            Conversion of SOFR Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.3, 3.4 or 3.5 hereof that gave rise to the conversion of such Lender’s SOFR Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding SOFR Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.8            Replacement of Lenders under Certain Circumstances.

If (i) any Lender requests compensation under Section 3.5 or ceases to make SOFR Rate Loans as a result of any condition described in Section 3.3 or Section 3.5, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 3.1 or 3.2, (iii) any Lender is a Non-Consenting Lender or a Defaulting Lender or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.2(b)(iv);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.6) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            such Lender being replaced pursuant to this Section 3.8 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Credit Commitment and outstanding Loans, and (ii) deliver any Revolving Credit Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Revolving Credit Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and such Revolving Credit Notes shall be deemed to be canceled upon such failure;

(d)            pursuant to such Assignment and Assumption, (i) the Eligible Assignee shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Credit Commitment and outstanding Loans, (ii) the Eligible Assignee shall purchase, at par, all Loans, accrued interest, accrued fees and other amounts owing to the assigning Lender as of the date of replacement and (iii) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Revolving Credit Notes to the Borrower or the Administrative Agent), the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Revolving Credit Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)            in the case of any such assignment resulting from a claim for compensation under Section 3.5 or payments required to be made pursuant to Sections 3.1 or 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(f)            such assignment does not conflict with applicable Laws; and

(g)            in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, (i) the applicable assignee shall have consented to the applicable consent, waiver or amendment, and (ii) the applicable consent, waiver or amendment for which the Non-Consenting Lender has not provided its consent can be effected as a result of the assignment of such Non-Consenting Lender’s interests, rights and obligations under this Agreement and the related Loan Documents (together with all other such assignments required by the Borrower to be made pursuant to this Section).

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans (or under a Facility), (iii) the Requisite Lenders or the requisite Lenders of the applicable Class or Classes of the Loans (or under a Facility), have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.9            Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent, the Collateral Agent, the Swing Loan Lender or any Issuer.

ARTICLE IV.

Conditions Precedent

SECTION 4.1            Conditions Precedent to Effectiveness and Initial Credit Extensions.

The effectiveness of this Agreement, and the obligation of each Lender to make any Loan and of each Issuer on any date to Issue any Letter of Credit hereunder on the date hereof, shall be subject to the satisfaction or due waiver in accordance with Section 12.1 of each of the following conditions precedent, except as otherwise agreed between the Borrower and the Arrangers and except to the extent such conditions precedent are subject to Section 8.17 (the date on which such conditions are satisfied or waived in accordance with Section 12.1 shall be referred to herein as the “Closing Date”):

(a)            Loan Documents. The Administrative Agent’s receipt of the following, each of which shall be originals or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (in each case followed promptly, after the Closing Date, by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Agreement;

(ii)           a Revolving Credit Note executed by the Borrower in favor of each Lender that has requested a Revolving Credit Note at least two (2) Business Days in advance of the Closing Date;

(iii)          each Collateral Document listed on Schedule 4.1(a), together with:

(A)            copies of (x) certificates, if any, representing the Pledged Equity of the Loan Parties and (y) instruments, if any, representing the Pledged Debt of the Loan Parties and share transfer powers or other instruments of transfer, as applicable, in each case, delivered to the First Lien Term Facility Administrative Agent;

(B)            evidence of the completion of all other actions, recordings and filings of or with respect to any Collateral Document that the Administrative Agent may deem necessary to satisfy the Collateral and Guarantee Requirement;

(iv)           copies of Credit Card Notifications which have been executed on behalf of such Loan Party to be delivered to such Loan Party’s Credit Card Processors listed on Schedule 8.12; and

(v)            executed counterparts, by each party thereto, of the Intercreditor Agreement.

(b)            Liens Searches. The Administrative Agent shall have received the results of customary lien searches made with respect to the Loan Parties in the Covered Jurisdiction in which such Loan Party is organized or incorporated and with respect to such other locations and names of such Loan Party listed on the Information Certificate, together with copies of the Liens filings disclosed by such searches, in each case, to the extent such searches were requested in writing by the Administrative Agent (or its counsel) at least twenty (20) days prior to the Closing Date and to the extent such searches are available in the relevant Covered Jurisdiction.

(c)            Solvency Certificate. The Administrative Agent shall have received a solvency certificate, substantially in the form set forth as Exhibit M, executed by a Financial Officer of Holdings attesting to the Solvency of Holdings and its Restricted Subsidiaries, on Consolidated basis, after giving effect to the consummation of the Transactions occurring on the Closing Date.

(d)            Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, dated on or about the Closing Date, executed by a Financial Officer of the Borrower, and calculating the Revolving Borrowing Base, in each case, as of the last day of the Fiscal Month most recently ended at least fifteen (15) Business Days prior to the Closing Date.

(e)            Officer’s Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.1(k) and (l) have been satisfied.

(f)            Corporate Authority. The Administrative Agent shall have received (i) a copy of the Constituent Document of each Loan Party filed with any Governmental Authority in connection with such Loan Party’s organization, incorporation or formation, including all amendments thereto, certified, if applicable, as of a recent date by the Secretary of State (or similar Governmental Authority) in the jurisdiction of organization, formation or incorporation of such Loan Party, and a certificate as to the good standing (or local equivalent) of each Loan Party (to the extent available in the relevant jurisdiction) as of a recent date, from such Secretary of State (or similar Governmental Authority) in the jurisdiction of organization, incorporation or formation of such Loan Party; (ii) a certificate of a Responsible Officer of each Loan Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of all Constituent Documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, the Transactions and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) for each Loan Party, a certificate of another Responsible Officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above.

(g)            Opinions of Counsel. The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated as of the Closing Date) of Goodwin Procter LLP, counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Administrative Agent shall reasonably request. The Loan Parties hereby requests such counsel to deliver such opinions.

(h)            [Reserved].

(i)            Refinancing. The Existing Credit Agreement Refinancing shall have been consummated, or shall be consummated substantially concurrently with the funding of the initial Credit Extensions on the Closing Date and the Administrative Agent shall have received evidence thereof.

(j)            Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents as of the Closing Date, has been obtained and is in effect and that the Collateral Agent has been named as lender’s loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named.

(k)            Representations and Warranties; No Defaults. The following statements shall be true on the Closing Date, both immediately before and immediately after giving effect to any Credit Extensions made on the Closing Date, and the application of the proceeds thereof:

(i)            The representations and warranties of each Loan Party contained in Article V or any other Loan Document are true and correct in all material respects on and as of the Closing Date; provided that, to the extent that any such representation or warranty specifically refers to an earlier date, such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, further that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(ii)           No Default or Event of Default shall exist.

(l)            No Material Adverse Effect. Since January 29, 2022, there shall not have occurred any event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(m)            Fees, Costs and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received payment of all fees, costs and expenses contemplated by this Agreement or any other Loan Document (including the Fee Letter) due and payable on the Closing Date in respect of the Transactions, provided that invoices for any costs and expenses to be reimbursed on the Closing Date must be received at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) or otherwise such costs and expenses shall be paid no later than ten (10) days after the Closing Date.

(n)            KYC; Other AML Diligence. The Lenders shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime Act, and (ii) to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower, in each case, that shall have been requested in writing at least ten (10) Business Days prior to the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowing on the Closing Date, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

SECTION 4.2            Conditions Precedent to Credit Extension After the Closing Date.

Subject to Section 1.9, the obligation of each Lender on any date to make any Loan and of each Issuer on any date to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)            Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuer shall have received a duly executed Letter of Credit Application.

(b)            Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both at the time of and immediately after giving effect thereto and, in the case of any Loan, giving effect to the application of the proceeds thereof on the date thereof:

(i)            The representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representation or warranty specifically refer to an earlier date, such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, further that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(ii)           no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)            Credit Extension Conditions. After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Credit Extension Conditions shall be satisfied.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Application, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in clause (b) above have been satisfied on and as of the date of the making of such Loan or the Issuance of such Letter of Credit.

The conditions set forth in this Section 4.2 are for the sole benefit of the Lenders and the Issuers but until the Requisite Lenders (in the case of any Credit Extension under the Revolving Credit Facility) otherwise direct the Administrative Agent to cease making Loans, the Revolving Credit Lenders will fund their Revolving Commitment Percentage of all Revolving Loans and Letter of Credit Borrowings and participate in all Swing Loans and Letters of Credit whenever made or issued which are requested by the Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Section 4.2, are agreed to by the Administrative Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Lender or any Issuer of the provisions of this Section 4.2 on any future occasion or a waiver of any rights or the Lenders or the Issuers against the Loan Parties as a result of any such failure to comply.

ARTICLE V.

Representations and Warranties

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, Holdings and the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and after giving effect to the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 4.2(b)(i):

SECTION 5.1            Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries that is a Material Subsidiary (a) (i) is a Person duly organized or formed, validly existing and (ii) in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a)(ii), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.2            Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party have been duly authorized by all necessary corporate or other organizational action, and (b) neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party nor the consummation of the Transactions will (i)  contravene the terms of any of such Loan Party’s Constituent Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than as permitted under Section 9.1) under (A) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.3            Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.4            Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.5            Financial Statements; No Material Adverse Effect.

(a)            The Annual Financial Statements and the Quarterly Financial Statements delivered to the Arrangers prior to the Closing Date, and the financial statements hereafter delivered pursuant to Section 7.1(a) or 7.1(b), fairly present in all material respects the financial condition of Holdings and its Subsidiaries, on a Consolidated basis, as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statements and the financial statements hereafter delivered pursuant to Section 7.1(b), to changes resulting from, normal year-end adjustments and the absence of footnotes.

(b)            Since January 29, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c)            The Projections delivered pursuant to Section 7.1(d) have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that (i) no forecasts are to be viewed as facts, (ii) such Projections delivered pursuant to Section 7.1(d) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (iii) that no assurance can be given that any particular financial projections will be realized, and (iv) that actual results may differ and that such differences may be material.

SECTION 5.6            Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their Restricted Subsidiaries, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.7            Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Loan Parties or their Restricted Subsidiaries pending or, to the knowledge of the Loan Parties, threatened and (b) since the Closing Date, hours worked by and payment made based on hours worked to employees of each of the Loan Parties and their Restricted Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.8            Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 9.1 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.9            Environmental Matters.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Loan Party and each of its Restricted Subsidiaries and their respective operations is in compliance with all applicable Environmental Laws in all jurisdictions in which the Loan Party and each of its Restricted Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Restricted Subsidiaries has become subject to any pending, or to the knowledge of any Loan Party, threatened Environmental Claim or any other Environmental Liability.

(b)            None of the Loan Parties or any of their respective Restricted Subsidiaries has treated, stored, transported, or disposed of Hazardous Materials at or from any currently or formerly owned or operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10            Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Restricted Subsidiaries (a) has timely filed all federal, state, and other Tax returns and reports required to be filed, and (b) has timely paid all federal, state, and other Taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11            ERISA Compliance.

(a)            Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)            (i) No ERISA Event has occurred within the one year period prior to the date on which this representation is made or deemed made; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)            The Loan Parties represent and warrant as of the Closing Date that the Loan Parties are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

SECTION 5.12            Subsidiaries. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all Liens of any Person except (a) Liens created under the Collateral Documents, under the First Lien Term Facility Documentation (which Lien shall be subject to the Intercreditor Agreement) and (b) to any non-consensual Liens permitted by Section 9.1. As of the Closing Date, Schedule 5.12 (i) sets forth the name and jurisdiction of each Subsidiary, (ii) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (iii) identifies each Subsidiary for which the Equity Interests are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13            Margin Regulations; Investment Company Act.

(a)            As of the Closing Date, none of the Collateral is comprised of any Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b)            No Loan Party is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14            Disclosure. As of Closing Date, none of the information and data delivered on or prior to the Closing Date in writing by or on behalf of any Loan Party to any Agent, any Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such written information and written data, taken as a whole, in light of the circumstances under which such written information and written data was delivered, not materially misleading; it being understood that, for purposes of this Section 5.14, such written information and written data shall not include projections (including the Projections) and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15            Intellectual Property; Licenses, Etc. The Loan Parties and their Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all rights in Intellectual Property (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the operation of the respective businesses of the Loan Parties or any of their Restricted Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any IP Rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No written claim or litigation regarding any IP Rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16            Solvency. As of the Closing Date, after giving effect to the Transactions, Holdings and its Restricted Subsidiaries, on a Consolidated basis, are Solvent.

SECTION 5.17            Anti-Corruption Laws and Sanctions.

(a)            Neither the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)            To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(c)            The Loan Parties and their Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Anti-Corruption Laws.

SECTION 5.18            Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be, and when, taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are, and will be, effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject in priority only (i) to Liens permitted by Section 9.1(p), (w), (z), (bb) (but solely with respect to Collateral that is not Current Asset Collateral) (ee), and (jj) and (ii) to any non-consensual Liens permitted by Section 9.1) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

SECTION 5.19            Senior Ranking. The Obligations are designated as “Senior Debt,” “Senior Indebtedness,” “Designated Senior Indebtedness” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing constituting Material Indebtedness.

SECTION 5.20            Affected Financial Institutions; Covered Entities. No Loan Party is (a) an Affected Financial Institution or (b) a Covered Entity.

ARTICLE VI.

Financial Covenant

Until the Termination Date, Holdings and the Borrower agree with the Lenders, the Issuers and the Administrative Agent to the following:

SECTION 6.1            Minimum Consolidated Fixed Charge Coverage Ratio.

At any time that a Covenant Trigger Event shall be in effect, the Consolidated Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries (a) of as the last day of the most recently ended Test Period prior to the occurrence of such Covenant Trigger Event, and (b) as of the last day of each Test Period ended thereafter during the continuance of such Covenant Trigger Event, shall be not less than 1.00 to 1.00, and the Borrower shall immediately deliver to the Administrative Agent a certificate of a Financial Officer setting forth reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio.

ARTICLE VII.

Reporting AND MONITORING Covenants

Until the Termination Date, Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.1, 7.2 and 7.3) cause each of its Restricted Subsidiaries to:

SECTION 7.1            Financial Statements, Etc. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a)            within one hundred and twenty (120) days after the end of each Fiscal Year of Holdings (or such longer period as the Administrative Agent may agree), a Consolidated balance sheet of Holdings as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP (except as noted therein), with such Consolidated financial statements to be audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification (but excluding a “going concern” explanatory paragraph or like statement), other than a “going concern” qualification or exception that is due to (v) the impending maturity of any Indebtedness within the twelve (12) month period following the date of the delivery of such report and opinion, (x) any actual failure to satisfy a financial covenant or any potential inability to satisfy a financial covenant on a future date or in a future period, or (y) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary;

(b)            within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of Holdings (or such longer period as the Administrative Agent may agree), a condensed Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, and the related (i) condensed Consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) condensed Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Financial Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(c)            [reserved];

(d)            within ninety (90) days (or such longer period as the Administrative Agent may agree) after the end of each Fiscal Year, a reasonably detailed Consolidated budget for the following Fiscal Year as customarily prepared by management of Holdings for its internal use (which shall in any event include a projected Consolidated balance sheet of Holdings as of the end of the following Fiscal Year, the related Consolidated statements of projected cash flow, projected operations and comprehensive income and setting forth the material underlying assumptions applicable thereto) in each case on a Fiscal Quarter basis (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that (i) no forecasts are to be viewed as facts, (ii) such Projections are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (iii) that no assurance can be given that any particular financial projections will be realized, and (iv) that actual results may differ and that such differences may be material; and

(e)            simultaneously with the delivery of each set of Consolidated financial statements referred to in Sections 7.1(a) and 7.1(b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements.

As to any information contained in materials furnished pursuant to Section 7.2(b), Holdings shall not be separately required to furnish such information under Section 7.1(a) or (b) above, but the foregoing shall not limit the obligation of Holdings to furnish the information and materials described in Section 7.1(a) or (b) above at the times specified therein.

No financial statement required to be delivered pursuant to Section 7.1(b) shall be required to include acquisition accounting adjustments relating to any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (e) of this Section 7.1 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of Holdings (or a parent company thereof) filed with the SEC simultaneously upon such filing; provided that to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand.

SECTION 7.2            Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            Simultaneously with the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b) (but in any event within the time periods referred to in Section 7.1(a) and Section 7.1(b) for delivery of such financial statements (as such time periods may be extended by the Administrative Agent)), a duly completed Compliance Certificate signed by a Financial Officer of Holdings; provided that, if such Compliance Certificate demonstrates an Event of Default of any financial covenant pursuant to Section 6.1, Holdings may deliver, prior to or together with such Compliance Certificate, a notice of its intent to cure (a “Notice of Intent to Cure”) pursuant to Section 10.4 to the extent permitted thereunder;

(b)            [reserved];

(c)            on the date on which the delivery of each Compliance Certificate is required pursuant to Section 7.2(a), (i) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.9, and (ii) a list of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d)            [reserved];

(e)            prior to or substantially concurrent with the consummation of any Payment Conditions Transaction (including any Permitted Acquisition, but solely to the extent the Payment Conditions are required to be satisfied in connection therewith pursuant to the definition of “Permitted Acquisition”), a certificate of a Responsible Officer of the Borrower certifying that the applicable conditions specified in clauses (a) and (b) of the definition of “Payment Conditions” have been satisfied (and providing a reasonably detailed calculation of the minimum Consolidated Fixed Charge Coverage Ratio and the minimum Excess Availability required pursuant to clauses (b)(i) or (b)(ii), as applicable, of the definition of “Payment Conditions”);

(f)            prompt written notice of any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s identity or corporate structure or jurisdiction of formation or incorporation or (C) in the location of any Loan Party’s chief executive office, registered office or principal place of business, in each case, to the extent notice of any such change is necessary to perfect or maintain the perfection of any Lien securing the Obligations (whether at the time of such change or any time thereafter);

(g)            concurrently with the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b), notice of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof since the date of the most recent financial statements delivered to the Administrative Agent (other than changes made in accordance with GAAP);

(h)            promptly following any written request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the PATRIOT Act, the Beneficial Ownership Regulation and the Proceeds of Crime Act; and

(i)            promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing; provided, none of the Loan Parties nor any of the Restricted Subsidiaries will be required to disclose information or other matter that (a) constitutes trade secrets or proprietary information, (b) in respect of which disclosure is prohibited by Law or any confidentiality obligation binding on such Loan Party, such Restricted Subsidiary or any of their respective Affiliates, or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, in the event that any such Person not provide any document or information in reliance on clause (b) or (c), to the extent permitted by applicable Law, such Person shall provide notice to the Administrative Agent that such documents or information is being withheld and such Person shall use commercially reasonable efforts to communicate the applicable documents or information in a way that would not violate the applicable obligation or risk waiver of such privilege.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on the Holdings’ website on the Internet at the website address listed on Schedule 12.8; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Each Lender shall be solely responsible for timely accessing posted documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings and its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal securities Laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 12.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 7.3            Notices. Promptly after a Responsible Officer of Holdings obtains actual knowledge thereof, Borrower shall notify the Administrative Agent who shall promptly thereafter notify each Lender:

(a)            of the occurrence of any Default or Event of Default; and

(b)            of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, (iii) the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, (iv) the occurrence of any ERISA Event, in each case referred to in this clause and the preceding clauses (i) through (iv), to the extent such event has resulted or would reasonably be expected to result in a Material Adverse Effect, or (v) the occurrence of any other event that has resulted or would reasonably be expected to result in a Material Adverse Effect;

Each notice pursuant to this Section 7.3 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 7.3(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Holdings and the Borrower have taken and propose to take with respect thereto.

SECTION 7.4            Borrowing Base Certificates.

(a)            Provide the Administrative Agent with the following documents in form and substance reasonably satisfactory to the Administrative Agent for prompt further distribution to each Lender:

(i)            within fifteen (15) Business Days after the end of each Fiscal Quarter, a Borrowing Base Certificate setting forth the calculation of the Revolving Borrowing Base and of Excess Availability as of the last Business Day of the immediately preceding Fiscal Quarter; provided that at any time after the occurrence and during the continuance of a Monthly Borrowing Base Reporting Period, a Borrowing Base Certificate setting forth the calculation of the Revolving Borrowing Base and of Excess Availability as of the last day of the immediately preceding Fiscal Month shall be delivered on or prior to the later of (as applicable) (x) fifteen (15) Business Days after the end of the prior Fiscal Month or (y) seven (7) Business Days after the commencement of a Monthly Borrowing Base Reporting Period; provided, further that, at any time after the occurrence and during the continuance of a Weekly Borrowing Base Reporting Period, a Borrowing Base Certificate setting forth the calculation of the Revolving Borrowing Base and of Excess Availability as of the close of business on Saturday of the immediately preceding calendar week shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day); and

(ii)            at any time when Borrowing Base Certificates are required to be delivered pursuant to Section 7.4(a)(i) above on a quarterly or monthly basis, the Borrower may elect, at its option, to deliver more frequent Borrowing Base Certificates, in which case such Borrowing Base Certificates may, at the election of the Borrower, be computed in accordance with the requirements for Borrowing Base Certificates required to be delivered during the continuance of a Monthly Borrowing Base Reporting Period (when delivery is otherwise required to be made pursuant to Section 7.4(a)(i) on a quarterly basis) or a Weekly Borrowing Base Reporting Period (when delivery is otherwise required to be made pursuant to the first proviso in Section 7.4(a)(i) on a monthly basis); provided, that, in each such case, the Borrower shall continue to deliver Borrowing Base Certificates on a monthly or weekly basis, as applicable, in accordance with such election for at least two (2) consecutive Fiscal Months, and a Monthly Borrowing Base Reporting Period or Weekly Borrowing Base Reporting Period shall be deemed to exist, as applicable, for all purposes of this Section 7.4(a) (but, for the avoidance of doubt, not for any other purpose).

(b)            In the event that (A) any Loan Party or any Restricted Subsidiary shall engage in a transaction or a series of related transactions pursuant to any Specified Asset Disposition/Investment Provision (or combination thereof) or (B) any Loan Party is deemed to be an Excluded Subsidiary, as applicable, and in any case, either a Cash Dominion Period has commenced and is continuing or such transaction or occurrence would result in the exclusion and/or removal of assets which were included in the determination of the Revolving Borrowing Base (including, as a result of the application of the eligibility criteria set forth in the definition of “Eligible Accounts”, “Eligible Credit Card Receivables” “Eligible Inventory” and “Eligible In-Transit Inventory”, in each case, as determined by reference to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 7.4(a) and in an aggregate amount for any single or series of related transactions (or other applicable events) in excess of the greater of (a) $50,000,000 and (b) 5.0% of the Revolving Borrowing Base, then prior to or concurrently with the consummation of any such transaction or series of related transactions (or other applicable events), the Borrower shall deliver to the Administrative Agent for prompt further distribution to each Lender, an updated Borrowing Base Certificate reflecting such transactions or series of related transactions (or other applicable events) on a Pro Forma Basis as of the date of the most recently delivered Borrowing Base Certificate, and demonstrating that no Overadvance shall result from such transaction or series of related transactions (or other applicable events).

SECTION 7.5            Inventory Appraisals and Field Examinations.

(a)            (i) Holdings shall cooperate with (and cause its Subsidiaries to cooperate with) the Administrative Agent in connection with appraisals of Inventory that shall be in form and detail and from third-party appraisers reasonably acceptable to the Administrative Agent (each, an “Inventory Appraisal”) for the purpose of determining the amount of the Revolving Borrowing Base attributable to Inventory and the Administrative Agent may carry out, at the Borrower’s expense, one (1) Inventory Appraisal during any twelve (12) month period (it being understood and agreed that the Administrative Agent shall utilize all good faith efforts to defer any such Inventory Appraisal if no Collateral Monitoring Trigger Event has occurred during such twelve (12) month period until such time as a Collateral Monitoring Triggering Event shall occur); provided, however, that (i)(A) at any time on or after the date on which Excess Availability has been less than the greater of (x) $72,000,000 and (y) 15.0% of the Revolving Loan Cap, in each case, for five (5) consecutive Business Days, the Administrative Agent shall, solely to the extent an updated Inventory Appraisal has not occurred within three (3) months of the relevant date of determination, or may, at any other time, carry out, at the Borrower’s expense, two (2) Inventory Appraisals during the twelve (12) month period following such event, and (B) at any time during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrower’s expense, Inventory Appraisals as frequently as determined by the Administrative Agent in its Permitted Discretion and (ii) in addition to the foregoing clause (i), the Administrative Agent may carry out, at the Lenders’ expense, one (1) additional Inventory Appraisal in any twelve (12) month period. In connection with any such Inventory Appraisal, the Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Revolving Borrowing Base, including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(b)            (i) Holdings shall cooperate with (and cause its Subsidiaries to cooperate with) the Administrative Agent in connection with field audits (including field audits conducted by the Administrative Agent) (each, a “Field Examination”) and the Administrative Agent may carry out, at the Borrower’s expense, one (1) Field Examination during any twelve (12) month period (it being understood and agreed that the Administrative Agent shall utilize all good faith efforts to defer any such Field Examination if no Collateral Monitoring Trigger Event has occurred during such twelve (12) month period until such time as a Collateral Monitoring Triggering Event shall occur); provided, however, that (i)(A) at any time on or after the date on which Excess Availability has been less than the greater of (x) $72,000,000 and (y) 15.0% of the Revolving Loan Cap, in each case, for five (5) consecutive Business Days, the Administrative Agent shall, solely to the extent an updated Inventory Appraisal has not occurred within three (3) months of the relevant date of determination, or may, at any other time, carry out, at the Borrower’s expense, two (2) Field Examinations during the twelve (12) month period following such event, and (B) at any time during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrower’s expense, Field Examinations as frequently as determined by the Administrative Agent in its Permitted Discretion and (ii) in addition to the foregoing clause (i), the Administrative Agent may carry out, at the Lenders’ expense, one (1) additional Field Examination in any twelve (12) month period. In connection with any such Field Examination, the Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Revolving Borrowing Base, including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

ARTICLE VIII.

Affirmative Covenants

Until the Termination Date the Borrower shall, and Holdings and the Borrower shall cause each Restricted Subsidiary to:

SECTION 8.1            Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect the rights (including IP Rights), licenses, permits, privileges, franchises which are material to the conduct of its business, except in the case of clause (a) or (b), to the extent (other than with respect to the preservation of the existence of (i) Holdings and (ii) except in a transaction otherwise permitted by this Agreement, the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or is pursuant to any merger, amalgamation, consolidation, liquidation, dissolution or Disposition permitted by Article IX.

SECTION 8.2            Compliance with Laws, Etc.

Comply (a) in all material respects with its Constituent Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect and (b) in all material respects, with all applicable Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws.

SECTION 8.3            Designation of Subsidiaries.

A Responsible Officer of Holdings may at any time designate any existing or subsequently acquired or organized Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary and subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary subject solely to the following terms and conditions:

(a)            the fair market value of such Subsidiary at the time it is designated as an Unrestricted Subsidiary shall be treated as an Investment by the Borrower at such time;

(b)            on a Pro Forma Basis, after giving effect thereto, the Payment Conditions shall be satisfied;

(c)            the Indebtedness and Liens of such Subsidiary at the time it is designated as a “Restricted Subsidiary” shall be treated as Indebtedness and Liens of such Subsidiary at such time; and

(d)            on a Pro Forma Basis, after giving effect thereto, no Event of Default has occurred or is continuing or would immediately exist after giving effect to such designation or redesignation;

provided that (i) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated as an “unrestricted subsidiary” with respect to the First Lien Term Facility or any Permitted Refinancing thereof and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated.

SECTION 8.4            Payment of Taxes, Etc.

Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property or assets, except, in each case, to the extent (a) any such Tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 8.5            Maintenance of Insurance.

Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to the properties and business of the Loan Parties and their Restricted Subsidiaries against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties and their Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance in the United States shall (a) to the extent available from the relevant insurance carrier, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (b) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the lender’s loss payee thereunder, and (c) to the extent available from the relevant insurance carrier, in the case of each liability or casualty insurance policy, contain an endorsement providing that such policy shall not be canceled or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.

SECTION 8.6            Inspection Rights.

In addition to the requirements pursuant to Section 7.5, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.6 and the Administrative Agent shall not exercise such rights more often than one (1) time during any twelve (12) month period absent the existence of an Event of Default; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may conduct any such inspection at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 8.6, none of the Loan Parties nor any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes trade secrets or proprietary information, (b) in respect of which disclosure is prohibited by Law or any confidentiality obligation binding on such Loan Party, such Restricted Subsidiary or any of their respective Affiliates, or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, in the event that any such Person not provide any document or information in reliance on clause (b) or (c), to the extent permitted by applicable Law, such Person shall provide notice to the Administrative Agent that such documents or information is being withheld and shall use your commercially reasonable efforts to communicate the applicable documents or information in a way that would not violate the applicable obligation or risk waiver of such privilege.

SECTION 8.7            Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be.

SECTION 8.8            Maintenance of Properties.

Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 8.9            Use of Proceeds.

Use the proceeds of the Credit Extensions only in compliance with (and not in contravention of) applicable Laws and each Loan Document, including for working capital, general corporate purposes (including Permitted Acquisitions) and any other purpose not prohibited by the Loan Documents and to consummate the Existing Credit Agreement Refinancing and to pay Transaction Expenses. The Borrower will not request any Credit Extension, and no part of the proceeds of any Credit Extension shall be used (including by loan, contribution or otherwise to any Subsidiary, joint venture partner or other individual or entity), (a) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any Lender, any Arranger, the Administrative Agent, the Collateral Agent, any Issuer, the Swing Loan Lender, or otherwise) of Sanctions or Anti-Money Laundering Laws, or (b) in violation of any Anti-Corruption Laws.

SECTION 8.10            Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 8.11            Covenant to Guarantee Obligations and Give Security.

At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)            (x) upon (i) the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (other than any Excluded Subsidiary) by any Loan Party (including pursuant to any Division), (ii) the designation in accordance with Section 8.3 of any existing direct or indirect Wholly-Owned Subsidiary (other than any Excluded Subsidiary) as a Restricted Subsidiary, (iii) any Restricted Subsidiary being deemed a “Material Subsidiary” (including pursuant to any such designation pursuant to the proviso set forth in the definition of “Material Subsidiary”) or (iv) any Subsidiary (other than any Excluded Subsidiary) becoming a Wholly-Owned Subsidiary, and (y) with respect to any Subsidiary at the time it becomes a Loan Party, for any assets (other than any Excluded Assets) held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(i)            on or before the date that is ninety (90) days after the formation, incorporation, acquisition, designation or other event occurred (or such longer period as the Administrative Agent may agree in its reasonable discretion), cause each such Subsidiary that is required to become a Loan Party pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent a Joinder Agreement:

(A)            on or before the date that is ninety (90) days after the formation, incorporation, acquisition, designation or other event occurred (or such longer period as the Administrative Agent may agree in its reasonable discretion), cause each such Subsidiary that is required to become a Loan Party pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent the following: Security Agreement Supplements, a joinder to the Intercompany Subordination Agreement, Intellectual Property Security Agreements (if applicable) and other Collateral Documents as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Guaranty and the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date with respect to Loan Parties in the Covered Jurisdictions applicable to such Loan Party), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;

(B)            on or before the date that is ninety (90) days after the formation, incorporation, acquisition, designation or other event occurred (or such longer period as the Administrative Agent may agree in its reasonable discretion) and subject to the Intercreditor Agreement, cause each such Subsidiary that is required to become a Loan Party pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(C)            on or before the date that is ninety (90) days after the formation, incorporation, acquisition, designation or other event occurred (or such longer period as the Administrative Agent may agree in its reasonable discretion), (1) take and cause any applicable Subsidiary and each direct or indirect parent of such Subsidiary that is required to become a Loan Party pursuant to the Collateral and Guarantee Requirement to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens (subject to the Intercreditor Agreement) required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law) and (2) comply with the requirements of Section 8.12 with respect to all Deposit Accounts and Securities Accounts; and

(ii)           substantially concurrently with the execution of such Collateral Documents, to the extent reasonably requested in writing by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties, as applicable, reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 8.11 as the Administrative Agent may reasonably request.

(b)            without limiting the provisions of Section 8.12 and except as provided in Section 8.11(c), upon the acquisition of any assets that are Collateral by any Loan Party (including pursuant to any Division) (other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)), within ninety (90) days after written request by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) take and cause any applicable Subsidiary to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement in such assets, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

SECTION 8.12            Cash Receipts.

(a)            Use commercially reasonable efforts to enter into, promptly after the Closing Date, Approved Control Arrangements with each Approved Account Bank, in each case in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Deposit Account located in the United States in which material amounts of funds of any of the Loan Parties are concentrated (which may include those listed on Schedule 8.12 as of the Closing Date, but excluding, for the avoidance of doubt, Excluded Accounts) (collectively, the “Material Deposit Accounts”). If an Approved Control Arrangement shall not have been established with respect to any Material Deposit Account on or prior to the date that is ninety (90) days after the Closing Date (such date, the “Cash Management Compliance Date”), the applicable Loan Party shall, within ninety (90) days after the Cash Management Compliance Date (or such later date as the Administrative Agent may agree in its reasonable discretion), be required to move such Material Deposit Account, as applicable, to the Administrative Agent, an Affiliate or branch thereof or another financial institution that is willing to enter into an Approved Control Arrangement. Notwithstanding anything in this section to the contrary, the provisions of this Section 8.12(a) shall not apply to any Deposit Account acquired by a Loan Party in connection with a Permitted Acquisition prior to the date that is ninety (90) days (or such later date as the Administrative Agent may agree) following the consummation of such Permitted Acquisition.

(b)            The Loan Parties may open or close Deposit Accounts or Material Deposit Accounts and, at any time prior to the commencement of any Cash Dominion Period, subject, in the case of the opening of any Material Deposit Account, to the establishment of Approved Control Arrangements with respect thereto (unless expressly waived by the Administrative Agent) consistent with the provisions of this Section 8.12.

(c)            Each Loan Party shall (i) instruct each Account Debtor or other Person located in the United States obligated to make a payment to any of them under any Account to make payment, or to continue to make payment, to an Approved Deposit Account, (ii) deposit in (A) a Store Account all Cash Receipts received in the Stores, and (B) an Approved Deposit Account promptly upon receipt all other Cash Receipts (as defined below) received by any Loan Party from any other Person located in the United States (iii) deliver Credit Card Notifications to the Administrative Agent (x) on the Closing Date with respect to any existing agreements with Credit Card Processors and (y) after the Closing Date, promptly following the entering into of any new agreement with any Credit Card Processor, and (iv) instruct each depository institution located in the United States for a Deposit Account (including, without limitation, Store Accounts, but excluding Excluded Accounts) to cause all amounts on deposit and available in such Deposit Account to be swept to one of the Loan Parties’ Approved Deposit Accounts no less frequently than on each Business Day, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent. So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Approved Deposit Accounts, in each case subject to the other provisions of this Agreement and the other Loan Documents.

(d)            Each Credit Card Notification and Approved Control Arrangement shall require (without further consent of the Loan Parties), and the Loan Parties shall cause, after the occurrence and during the continuance of a Cash Dominion Period and subject to the Intercreditor Agreement (and whether or not there are then any outstanding Obligations), the ACH or wire transfer no less frequently than each Business Day to the concentration account maintained at Bank of America (or at another financial institution acceptable to the Administrative Agent in its sole discretion) by and in the name of the Borrower (the “Concentration Account”), of all cash receipts and collections, including, without limitation, the following, but, in each case, excluding any Excluded Assets (collectively, the “Cash Receipts”):

(i)            all available cash receipts from the sale of Inventory and other Current Asset Collateral (and, after the repayment of the First Lien Term Facility, all other Collateral) or casualty insurance proceeds arising from any of the foregoing;

(ii)           all proceeds of collections of Accounts (including, without limitation, Credit Card Receivables);

(iii)          the then contents of each Deposit Account (including, without limitation, any Approved Deposit Account subject to an Approved Control Arrangement and any Store Account) located in the United States (net of any minimum balance as may be required to be kept in the subject Deposit Account by the institution at which such Deposit Account is maintained);

(iv)           the cash proceeds of all credit card and debit card charges; and

(v)            subject to the Intercreditor Agreement, all cash proceeds of any other Collateral.

(e)            The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 8.12, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections during a Cash Dominion Period, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent. Any amounts received in the Concentration Account at any time when all of the Obligations have been paid in full shall be remitted to the operating account of the Loan Parties maintained with the Administrative Agent or to an operating account otherwise designated by the Borrower.

(f)            [Reserved].

(g)            So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Approved Securities Accounts and Approved Deposit Accounts.

(h)            Upon the Borrower’s written requests following the termination of any Cash Dominion Period, the Administrative Agent shall promptly (but in any event shall use its commercially reasonable efforts within one (1) Business Day to) furnish written notice to each Approved Account Bank at which any Approved Deposit Account is maintained, of any termination of a Cash Dominion Period.

(i)            The Borrower may from time to time provide a written request to the Administrative Agent requesting that the Administrative Agent permit the withdrawal of a requested amount of Qualified Cash from any applicable Approved Deposit Account, Approved Securities Account or Qualified Cash Securities Account and, within two (2) Business Days of such written request, the Administrative Agent shall permit (or, if the relevant Approved Deposit Account, Approved Securities Account or Qualified Cash Securities Account is not held with the Administrative Agent, shall instruct the relevant depositary bank or securities intermediary to so permit) the withdrawal of the requested amount of Qualified Cash in accordance with the written instructions of the Borrower so long as, solely with respect to any Qualified Cash Securities Account, (i) no Default has occurred and is continuing or would result from such withdrawal of the requested amount of Qualified Cash in accordance with such written instructions of the Borrower, (ii) after giving effect to such withdrawal, the Revolving Credit Outstandings shall not exceed the Revolving Borrowing Base (it being agreed that, immediately upon such withdrawal, without any further act of any Person, the Revolving Borrowing Base shall be calculated excluding the amount of Qualified Cash so withdrawn), and (iii) the Borrower shall have provided an update to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 7.4(a) or (b) (as applicable) reflecting the result of such withdrawal on the calculation of the Revolving Borrowing Base.

SECTION 8.13            Further Assurances. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties, promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable Law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

SECTION 8.14            [Reserved].

SECTION 8.15            [Reserved].

SECTION 8.16            [Reserved].

SECTION 8.17            Post-Closing Obligations.

Complete each of the post-closing obligations listed on Schedule 8.17, as soon as commercially reasonable and in any event on or before the date set forth for such post-closing obligation on Schedule 8.17 (as such date may be extended by the Administrative Agent in its reasonable discretion), each of which post-closing obligation shall be completed or provided in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE IX.

Negative Covenants

Until the Termination Date, the Borrower shall not (and, with respect to Section 9.15 only, Holdings shall not), nor shall Holdings or the Borrower permit any Restricted Subsidiary to:

SECTION 9.1            Liens. Create, incur, assume or suffer to exist any Lien securing Indebtedness upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens created pursuant to any Loan Document;

(b)            Liens existing on the Closing Date and, to the extent securing Indebtedness in an aggregate amount exceeding $5,000,000, set forth on Schedule 9.1(b) and any modifications, replacements, renewals or extensions thereof; provided, that such modification, replacement, renewal or extension does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.3 and (2) proceeds and products thereof;

(c)            Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(d)            statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiaries;

(f)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)            easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Loan Parties and their Restricted Subsidiaries taken as a whole, or the use of the property for its intended purpose;

(h)            Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 10.1(g);

(i)            Liens securing obligations in respect of Indebtedness permitted under Section 9.3(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)            Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.2(i) or Section 9.2(m) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 9.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(n)            Liens on property of, or (except to the extent constituting Collateral) Equity Interests in, any Non-Loan Party securing Indebtedness of such Non-Loan Party incurred pursuant to Sections 9.3(b), (l), (p), (r) or (v);

(o)            Liens in favor of a Loan Party or a Restricted Subsidiary securing Indebtedness permitted under Section 9.3(d);

(p)            Liens existing on property (other than Current Asset Collateral, unless the Liens thereon are subordinated to the Lien of the Collateral Agent securing the Obligations in a manner consistent with the terms of the Intercreditor Agreement) at the time of its acquisition or existing on the property of any Person (including any Equity Interests owned by such Person) at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 8.3), in each case after the Closing Date (other than Liens on the Equity Interests (to the extent constituting Collateral) of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of any such event, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary or the Equity Interests owned by such Person), and (iii) the Indebtedness secured thereby is permitted under Section 9.3(e) or (v);

(q)            any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by any Loan Party or any of the Restricted Subsidiaries in the ordinary course of business;

(r)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party or any of the Restricted Subsidiaries in the ordinary course of business;

(s)            Liens deemed to exist in connection with Investments in repurchase agreements under Section 9.2 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t)            Liens solely on any cash earnest money deposits made by any Loan Party or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(u)            ground leases in respect of real property on which facilities owned or leased by any Loan Party or any of the Restricted Subsidiaries are located;

(v)            purported Liens evidenced by the filing of precautionary UCC financing statements or similar public filings;

(w)            Liens securing Indebtedness in an aggregate amount not to exceed the greater of (i) $500,000,000 and (ii) 62% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis; provided that (A) to the extent any such Indebtedness is secured by a Lien on the Collateral, such Lien shall be subject to an Acceptable Intercreditor Agreement, and (B) to the extent any such Indebtedness is secured by a Lien on the Current Asset Collateral, such Lien on such Current Asset Collateral shall be subordinate to the Liens of the Collateral Agent on the Current Asset Collateral securing the Obligations pursuant to an Acceptable Intercreditor Agreement;

(x)            Liens (i) of a collection bank arising under Section 4-208 of the UCC on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(y)            any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole;

(z)            the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (p) of this Section 9.1; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.3, and (B) proceeds and products thereof, (ii) to the extent the Liens subject to such modification, replacement, renewal or extension are subordinated to the Liens of the Collateral Agent Securing the Obligations, such Liens being so modified, replaced, renewed or extended shall be subordinated to the Liens of the Collateral Agent on terms at least as favorable to the Lenders as those contained in the subordination of such existing Liens and (iii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 9.3;

(aa)           rights of set-off against credit balances of a Loan Party or any of the Restricted Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to a Loan Party or any of the Restricted Subsidiaries in the ordinary course of business, but not rights of set-off against any other property or assets of any Loan Party or any the Restricted Subsidiaries pursuant to the agreements with such Credit Card Issuers or Credit Card Processors (as in effect on the date hereof) to secure the obligations of any Loan Party or any of the Restricted Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(bb)           without duplication of, or aggregation with, any other Lien permitted under any other clause of this Section 9.1, other Liens securing Indebtedness permitted under Section 9.3(s), provided that, (i) to the extent any such Indebtedness is secured by a Lien on the Collateral, such Lien shall be subject to an Acceptable Intercreditor Agreement, and (ii) to the extent any such Indebtedness is secured by a Lien on the Current Asset Collateral, such Lien on such Current Asset Collateral shall be subordinate to the Liens of the Collateral Agent on the Current Asset Collateral securing the Obligations pursuant to an Acceptable Intercreditor Agreement;

(cc)           deposits of cash with the owner or lessor of premises leased and operated by a Loan Party or any of the Restricted Subsidiaries in the ordinary course of business of the Loan Parties and such Restricted Subsidiaries to secure the performance of any Loan Party’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(dd)           Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of any Loan Party or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Parties and the Restricted Subsidiaries;

(ee)           Liens securing obligations in respect of Indebtedness permitted under Section 9.3(q) and Specified Hedge Obligations and any Cash Management Obligations (in each case, as defined in the First Lien Term Facility Credit Agreement) permitted under Section 9.3(q) (or, in each case, any Permitted Refinancing in respect thereof, and subject to the Intercreditor Agreement or, in the case of any Permitted Refinancing thereof, another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement);

(ff)            [reserved];

(gg)           Liens in connection with sale-leaseback transactions which such Liens do not attach to or otherwise encumber any Current Asset Collateral;

(hh)           the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(ii)           security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business; and

(jj)           any other Lien securing any Indebtedness, provided that (i) the Net Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recently ended Test Period is equal to or less than the greater of (x) 0.95 to 1.00 or (y) the Net Leverage Ratio immediate prior to the incurrence of such Indebtedness secured by such Lien, (ii) to the extent any such Indebtedness is secured by a Lien on the Collateral, such Lien shall be subject to an Acceptable Intercreditor Agreement and (iii) to the extent any such Indebtedness is secured by a Lien on the Current Asset Collateral, such Lien on such Current Asset Collateral shall be subordinate to the Liens of the Collateral Agent on the Current Asset Collateral securing the Obligations pursuant to an Acceptable Intercreditor Agreement.

SECTION 9.2            Investments.

Make or hold any Investments, except:

(a)            Investments by any Loan Party or any of the Restricted Subsidiaries in assets that are cash and Cash Equivalents;

(b)            loans or advances to officers, directors and employees of any Loan Party or any of the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings and (iii) for any other purpose, in an aggregate principal amount outstanding under this clause (iii) not to exceed $25,000,000;

(c)            Investments by any Loan Party or any Restricted Subsidiary in a Loan Party or any Restricted Subsidiary; provided that in the case of any such Investments made pursuant to this clause (c) by any Loan Party in any Non-Loan Party (i) in the form of intercompany loans, shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Collateral Agent for the benefit of the Lenders in accordance with the requirements of the Security Agreement (it being understood and agreed that any Investments permitted under this clause (i) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is ninety (90) days after the Closing Date (or such later date as may be acceptable to the Administrative Agent)) and (ii) shall be limited, to the extent not made in ordinary course of business (in a manner consistent with past practices), to an aggregate amount not to exceed the greater of (A) $100,000,000 and (B) 11.0% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis;

(d)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)            Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 9.1, 9.3 (other than 9.3(c)(ii) or (d)), 9.4 (other than 9.4(d)(ii), (e) or (f)), 9.5 (other than 9.5(d)(ii) or (e)) and 9.6 (other than 9.6(d) or (g)(iv)), respectively;

(f)            Investments existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and, in each case, to the extent such Investment (or required Investments) exceeds $5,000,000, set forth on Schedule 9.2(f) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 9.2(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 9.2;

(g)            Investments in Swap Contracts permitted under Section 9.3;

(h)            promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 9.5;

(i)            Permitted Acquisitions;

(j)            Investments made to effect the Transaction;

(k)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)            Joint Venture Investments;

(m)            without duplication of any other clauses of this Section 9.2, other Investments that do not exceed at any time outstanding the sum of (i) greater of (A) $150,000,000 and (B) 17% of Consolidated EBITDA as of the most recently ended Test Period, on a Pro Forma Basis, plus (ii) the unutilized amounts under the General Restricted Payment Basket and the General Restricted Debt Payment Basket which have been reallocated by the Borrower to make Investments pursuant to this Section 9.2(m);

(n)            advances of payroll payments to employees in the ordinary course of business;

(o)            Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(p)            Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into a Loan Party or merged or consolidated with a Restricted Subsidiary in accordance with Section 9.4 after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Section 9.2(i) or (m)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(q)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(r)            Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (c), (i) or (m) of this Section 9.2;

(s)            (i) Guarantees by any Loan Party or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business and (ii) Investments for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(t)            Investments received in connection with (i) a Disposition permitted by Section 9.5(m) or (ii) any Restricted Payment permitted by Section 9.6(k);

(u)            Without duplication of, or aggregation with, any Investment made under any other clause of this Section 9.2, other Investments so long as the Payment Conditions are satisfied after giving effect thereto;

(v)            Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments (other than by reference to this Section 9.2(v)) under Sections 9.1, 9.3, 9.4, 9.5 and 9.6, respectively;

(w)            [reserved]; and

(x)            (i) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made by Holdings (or such direct or indirect parent) in accordance with Section 9.6 (f) or (g) and (ii) Investments or Guarantees with respect to any direct or indirect parent of the Borrower that could otherwise be made as a Restricted Payment under Section 9.6, so long as the amount of such Investment or Guarantee is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 9.6.

Notwithstanding anything to the contrary in this Section 9.5, no Loan Party shall be permitted to transfer or dispose of any Material Intellectual Property owned by a Loan Party to any Non-Loan Party or any Unrestricted Subsidiary, other than, for the avoidance of doubt, the grant of a non-exclusive license of such Material Intellectual Property.

Any Investment made in reliance on an Specified Asset Disposition/Investment Provision shall be subject to compliance with Section 7.4(b).

SECTION 9.3            Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(a)            Indebtedness under the Loan Documents (including Indebtedness incurred in accordance with Section 2.15);

(b)            (i) Indebtedness existing on the Closing Date and, to the extent exceeding an aggregate principal amount in excess of $5,000,000, set forth on Schedule 9.3(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Closing Date provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Subordination Agreement;

(c)            (i) Guarantees by any Loan Party and any of the Restricted Subsidiaries in respect of Indebtedness of any Loan Party or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 9.3(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 9.3); provided that, if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, and (ii) any Guaranty by a Loan Party of Indebtedness of a Restricted Subsidiary that would have been permitted as an Investment by such Loan Party in such Restricted Subsidiary under Section 9.2(c);

(d)            Indebtedness of any Loan Party or any of the Restricted Subsidiaries owing to any Loan Party or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 9.2; provided that (i) all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement and (ii) in the event of any such Indebtedness in respect of the sale, transfer or assignment of Current Asset Collateral, such Indebtedness shall be duly noted on the books and records of the Loan Parties as being owing in respect of Current Asset Collateral;

(e)            (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of any Loan Party or any of the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement and any Permitted Refinancing thereof in an aggregate principal amount pursuant to this clause (i) not to exceed the greater of (A) $180,000,000 and (B) 20% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis, and (ii) Attributable Indebtedness arising out of sale-leaseback transactions with respect to properties acquired after the Closing Date and any Permitted Refinancing thereof in an aggregate amount outstanding pursuant to this clause (ii) at any time not to exceed the greater of (A) $180,000,000 and (B) 20% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis, and any Permitted Refinancings thereof;

(f)            Indebtedness in respect of Swap Contracts designed to hedge against any Loan Party’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g)            Indebtedness representing deferred compensation to employees of the Loan Parties and their Restricted Subsidiaries incurred in the ordinary course of business;

(h)            Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 9.6;

(i)            Indebtedness incurred by any Loan Party or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(j)            Indebtedness consisting of obligations of the Loan Parties and the Restricted Subsidiaries under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment or any Disposition expressly permitted hereunder;

(k)            Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(l)            Indebtedness of the Loan Parties and the Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $500,000,000 and (ii) 85% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis, in each case determined at the date of incurrence of such Indebtedness; provided that the aggregate principal amount outstanding of Indebtedness permitted in reliance on this clause (l) with a maturity date that is earlier than 91 days after the then Latest Maturity Date in effect, determined at the date of incurrence of such Indebtedness, shall not exceed the greater of (A) $180,000,000 and (B) 20% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis; provided, further, that, solely to the extent the amount of Indebtedness incurred pursuant to this clause (l) exceeds $100,000,000, the Administrative Agent shall be entitled to implement an Availability Reserve with respect to any such Indebtedness that matures prior to the Latest Maturity Date;

(m)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n)            Indebtedness incurred by the Loan Parties or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(o)            obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Loan Party or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(p)            Indebtedness of the Loan Parties and the Restricted Subsidiaries, provided that (i) on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness either (A) the Net Leverage Ratio as of the last day of the most recently ended Test Period is equal to or less than the greater of (x) 0.95 to 1.00 or (y) the Net Leverage Ratio immediate prior to the incurrence of such Indebtedness or (B) the Interest Coverage Ratio for the most recently ended Test Period is equal to or greater than the lower of (x) 1.75 to 1.00 and (y) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness, (ii) the maturity date of such Indebtedness shall be no earlier than 91 days after the then Latest Maturity Date in effect, determined at the date of incurrence of such Indebtedness and (iii) Indebtedness incurred by a Non-Loan Party in reliance on this Section 9.3(p) (together with any Indebtedness of any Non-Loan Party incurred pursuant to Section 9.3(r)), at the time of the incurrence thereof and after giving Pro Forma Effect thereto, shall not exceed the greater of (a) $225,000,000 and (b) 25% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis, and any Permitted Refinancings thereof;

(q)            Indebtedness in respect of the First Lien Term Facility (and subject, at all times, to the Intercreditor Agreement) in an aggregate principal amount at any time outstanding equal to the sum of (i) the principal amount of the First Lien Term Facility as of the Closing Date, plus (ii) incremental amounts available under the First Lien Term Facility Credit Agreement that is not in violation of the Applicable Intercreditor Agreement, plus (iii) such other principal amounts, which, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness would result in the Net Leverage Ratio as of the last day of the most recently ended Test Period being equal to or less than 6.00 to 1.00, and, in each case of the foregoing in this clause (q), any Permitted Refinancing thereof;

(r)            Indebtedness incurred by a Non-Loan Party; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this Section 9.3(r) (together with any Indebtedness of any Non-Loan Party incurred pursuant to Section 9.3(p)), at the time of the incurrence thereof and after giving Pro Forma Effect thereto, shall not exceed the greater of (a) $225,000,000 and (b) 25% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis, and Permitted Financings thereof;

(s)            other unsecured Indebtedness of any Loan Party or any of the Restricted Subsidiaries (and any Permitted Refinancing thereof), so long as (A) the Payment Conditions shall have been satisfied after giving effect thereto, and (B) the maturity date and Weighted Average Life to Maturity of such Indebtedness is at least six (6) months after the Latest Maturity Date at the time of incurrence of such Indebtedness, and (C) to the extent any such Indebtedness is secured by a Lien on the Collateral, such Liens shall be subject to an Acceptable Intercreditor Agreement and any Permitted Refinancings thereof;

(t)            [reserved];

(u)            Indebtedness in respect of letters of credit issued for the account of any of the Restricted Subsidiaries of Holdings to finance the purchase of Inventory so long as (x) such Indebtedness is unsecured, and (y) the aggregate principal amount of such Indebtedness does not exceed $150,000,000 at any time;

(v)            Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the date hereof, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to the Loan Parties and the other Restricted Subsidiaries (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the date hereof) and is either (A) unsecured or (B) secured only by Liens permitted under Section 9.1(p) and, in each case, any Permitted Refinancing thereof, and (ii) of the Loan Parties or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition that is secured only by Liens permitted under Section 9.1(p) (and any Permitted Refinancing of the foregoing) and so long as the aggregate principal amount of such Indebtedness, and all Indebtedness resulting from any Permitted Refinancing thereof, at any time outstanding pursuant to this Section 9.3(v)(ii) does not exceed $170,000,000;

(w)            Indebtedness incurred in connection with any sale-leaseback transaction with respect to any asset which does not constitute Current Asset Collateral; and

(x)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Material Indebtedness of a Loan Party unless such Restricted Subsidiary becomes a Loan Party.

The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of Holdings and its Restricted Subsidiaries dated such date prepared in accordance with GAAP.

SECTION 9.4            Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)            Holdings or any Restricted Subsidiary may merge, amalgamate or consolidate with the Borrower (including a merger or amalgamation, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (w) the Borrower shall be the continuing or surviving Person, (x) such merger, amalgamation or consolidation does not result in (1) the Borrower ceasing to be organized or incorporated under the Laws of the United States, any state thereof or the District of Columbia or (2) any Loan Party becoming an Excluded Subsidiary, (y) the Equity Interests of the Borrower shall continue to be directly owned by one or more Loan Parties and pledged as Collateral pursuant to the terms of the Collateral Documents, and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, Holdings shall not be an obligor in respect of any Qualified Holding Company Debt or other Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement, shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower and, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b)            [reserved];

(c)            (i) any Restricted Subsidiary of Holdings that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of Holdings that is not a Loan Party, (ii) any Restricted Subsidiary of Holdings (other than the Borrower) may merge, amalgamate or consolidate with or into any other Restricted Subsidiary of Holdings that is a Loan Party (or, to the extent the Borrower shall be a party to any such merger, amalgamation or consolidation, the Borrower shall be a surviving or continuing entity), (iii) any merger or amalgamation the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted (provided that such Person and each of its Restricted Subsidiaries that is a Loan Party prior to such merger or amalgamation shall be a Loan Party after giving effect to such reincorporation or reorganization) and (iv) any Restricted Subsidiary of Holdings (other than the Borrower) may wind-up, liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Loan Parties and their Restricted Subsidiaries and is not materially disadvantageous to the Lenders; provided that, in the case of clauses (ii) through (iv) of this Section 9.4(c), (A) no Event of Default shall have occurred and be continuing or shall result therefrom and (B) the surviving or continuing Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary) shall be a Loan Party, the Equity Interest of whom shall be directly owned by one or more Loan Parties and pledged as Collateral pursuant to the terms of the Collateral Documents;

(d)            any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party or another Restricted Subsidiary; provided that, if the transferor in such a transaction is a Loan Party, then (1) the transferee must be a Loan Party or (2) such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Section 9.2 (other than clause (e) thereof) and must be a permitted Disposition in accordance with Section 9.5;

(e)            so long as no Default or Event of Default is continuing or would result therefrom, the Borrower may merge, amalgamate or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving or continuing after any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, the Equity Interests of which shall be directly owned solely by one or more Loan Parties and pledged as Collateral pursuant to the terms of the Collateral Documents, (B) such Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each other Loan Party, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to this Agreement and the Guaranty, confirmed that its Obligations (including its Guarantee of the Obligations) shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) Holdings shall have delivered (or caused to be delivered) to the Administrative Agent (1) a certificate of a Responsible Officer certifying that such merger, amalgamation or consolidation, and any such supplement to this Agreement or any Collateral Document delivered in connection with any such merger, amalgamation or consolidation, comply with this Agreement and (2) a customary opinion of counsel, including customary organization, due execution and authority, enforceability and attachment and perfection opinions and such other customary opinions as reasonably requested by the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and (F) the Administrative Agent shall have received, at least three (3) Business Days prior to such merger, amalgamation or consolidation, (1) all documentation and other information about the Successor Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (2) to the extent that any Successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Successor Borrower, in each case, that shall have been requested in writing at least ten (10) Business Days prior to the date of such merger, amalgamation or consolidation;

(f)            so long as no Default or Event of Default is continuing or would result therefrom, any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 9.2 (other than Section 9.2(e)); provided that the continuing or surviving Person shall be a Borrower or a Restricted Subsidiary, which together with each of their Restricted Subsidiaries, shall have complied with the applicable requirements of Sections 8.11, 8.12 and 8.13; and

(g)            so long as no Default or Event of Default is continuing or would result therefrom, a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 9.5 (other than Section 9.5(e)).

Any transaction permitted by any of Sections 9.4(a) through 9.4(g) made in reliance on an Specified Asset Disposition/Investment Provision shall be subject to compliance with Section 7.4(b).

SECTION 9.5            Dispositions. Make any Disposition except:

(a)            Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Loan Parties and the Restricted Subsidiaries;

(b)            Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Current Asset Collateral, such replacement property shall constitute Current Asset Collateral;

(d)            Dispositions of property to a Loan Party or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 9.2 (other than Section 9.2(e)) or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 9.2 (other than Section 9.2(e)); provided that if the property being disposed of constitutes Current Asset Collateral and is being transferred to a Non-Loan Party, such disposition shall be made only if the Payment Conditions are satisfied after giving effect thereto;

(e)            Dispositions permitted by Sections 9.2 (other than Section 9.2(e) or (h)), 9.4 (other than Section 9.4(g)) and 9.6 (other than Section 9.6(d)) and Liens permitted by Section 9.1(other than Section 9.1(l)(ii));

(f)            Dispositions of property (other than Current Asset Collateral) pursuant to sale-leaseback transactions;

(g)            any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)            leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Loan Parties and the Restricted Subsidiaries, taken as a whole;

(i)            Dispositions in any Fiscal Year in an aggregate amount not to exceed (x) the greater of (i) $100,000,000 and (ii) 11% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis, with any unused amounts for any Fiscal Year permitted to be carried over to the immediately succeeding Fiscal Year (excluding any carry forward available from any prior Fiscal Year) (the “General Asset Sale Basket”);

(j)            any Disposition of any asset (or assets) on an unlimited basis for fair market value, provided that:

(i)            at the time of such Disposition, no Event of Default shall exist or would result from such Disposition;

(ii)           with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $50,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 9.1 and Liens permitted by Sections 9.1(a), (m), (s), (t), (x), (w), (dd)(i) and (dd)(ii)), provided, however, that for the purposes of this clause (ii), each of the following shall be deemed to be cash,

(A)            any liabilities (as shown on a Loan Party’s or a Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of a Loan Party or a Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Loan Parties and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;

(B)            any securities, notes or other obligations or assets received by a Loan Party or a Restricted Subsidiary from such transferee that are converted by such Loan Party or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition; and

(C)            any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of (I) $60,000,000 and (II) 7.5% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value (as determined by the Borrower in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

provided that, notwithstanding the foregoing to the contrary, with respect to any transaction or a series of related transactions pursuant to which any Loan Party or any Restricted Subsidiary shall effect a Disposition or other transaction pursuant to this clause (j) (including pursuant to the sale of Equity Interests in a Restricted Subsidiary, or a merger, liquidation, amalgamation, division, contribution of assets, Equity Interests or Indebtedness or otherwise) which results in the transfer (to any Person, other than a Loan Party) of Current Asset Collateral of the type included in the determination of the Revolving Borrowing Base, or the exclusion and/or removal of Current Asset Collateral of the type which were included in the determination of the Revolving Borrowing Base (including, as a result of the application of the eligibility criteria set forth in the definition of “Eligible Accounts”, “Eligible Credit Card Receivables”, “Eligible Inventory” and “Eligible In-Transit Inventory”), in each case, as determined by reference to the Borrowing Base Certificate most recently delivered to the Administrative Agent, (x) the aggregate fair market value of such Current Asset Collateral so disposed, transferred, removed and/or excluded (in the aggregate for all such transactions) in reliance on the 75% Cash Consideration Basket shall not exceed 25% of the Revolving Borrowing Base, measured at the time of such disposition or transfer, and (y) the cash consideration payable in respect thereof shall be an amount equal to the greater of (1) 75% of the fair market value of such assets and (2) the amount of the Revolving Borrowing Base attributable to such assets (this clause (j), the “75% Cash Consideration Basket”);

(k)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)            bulk sales or other dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided that (i) all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.9 hereof and (ii) such store closures and related Inventory dispositions shall not exceed in any transaction or series of related transactions, ten percent (10%) of the number of the Loan Parties’ stores as of the date of such bulk sale or other Disposition, unless the Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate; provided further that in connection with any store closures which exceed fifteen percent (20%) in the aggregate during any twelve-month period of the number of the Loan Parties’ stores in existence at the beginning of such period (net of new store openings), (x) the Borrower shall have delivered immediately prior to such event written notice of such Disposition in reasonable detail, (y) if requested by the Administrative Agent, the Borrower shall permit an updated Inventory appraisal in form and detail and from an appraiser reasonably satisfactory to the Administrative Agent and (z) such store closures shall be made by a liquidator or under the supervision of a consultant (such liquidator or consultant shall be reasonably acceptable to the Administrative Agent) and pursuant to liquidation or consulting arrangements reasonably acceptable to the Administrative Agent;

(m)          the unwinding of any Swap Contract;

(n)           the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any IP Rights;

(o)           to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Loan Parties or any of their Restricted Subsidiaries that is not in contravention of Section 9.7;

(p)           Dispositions of accounts receivable in connection with the collection or compromise thereof, provided that no disposition of Eligible Accounts shall be permitted pursuant to this clause (p) unless the Borrower shall have (i) delivered to the Administrative Agent written notice of such disposition in reasonable detail and (ii) if requested by the Administrative Agent, delivered to the Administrative Agent an updated Borrowing Base Certificate;

(q)           sales or other dispositions by the Loan Parties or any Restricted Subsidiary of assets in connection with the closing or sale of a Store which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store (but excluding any Current Asset Collateral); provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction;

(r)            so long as no Event of Default is continuing, Dispositions of Cash Equivalents;

(s)           any Disposition made to comply with any order of any Governmental Authority or any applicable Law; and

(t)            any Disposition of any asset (or assets), provided that the Payment Conditions are satisfied;

provided that any Disposition of any property pursuant to this Section 9.5 (except pursuant to (i) Sections 9.5(a), (d), (e), (k), (l), (m), (n), (o), or (q) or (ii) other than with respect to Current Asset Collateral or the Equity Interests of any Person that owns Current Asset Collateral, Sections 9.5(i) or (s), and except for Dispositions from a Loan Party to a Loan Party), shall be for no less than the fair market value of such property either (x) at the time of execution of definitive documentation governing such Dispositions or (y) at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is sold or transferred as expressly permitted by this Section 9.5 to any Person other than a Loan Party, such Collateral shall be sold or transferred free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Notwithstanding anything to the contrary in this Section 9.5, no Loan Party shall be permitted to sale or dispose of any Material Intellectual Property owned by a Loan Party to any Non-Loan Party or any Unrestricted Subsidiary, other than, for the avoidance of doubt, the grant of a non-exclusive license of such Material Intellectual Property.

Any Disposition made in reliance on an Specified Asset Disposition/Investment Provision shall be subject to compliance with Section 7.4(b).

SECTION 9.6      Restricted Payments.

Declare or make any Restricted Payment, except:

(a)           each Restricted Subsidiary may make Restricted Payments to Holdings and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to Holdings and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)           the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 9.3) of such Person;

(c)           [reserved];

(d)           to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 9.2 (other than Section 9.2(e)), 9.4 (other than a merger, amalgamation or consolidation of Holdings or the Borrower) or 8.19 (other than Section 8.19(a) or (j));

(e)           repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(f)            Borrower may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any direct or indirect parent thereof) held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Restricted Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of the Borrower (or any direct or indirect parent of the Borrower) or any of its Restricted Subsidiaries in an aggregate amount after the Closing Date not to exceed $25,000,000 in any Fiscal Year with unused amounts in any Fiscal Year being carried over to the next two succeeding Fiscal Years; provided that such amount in any Fiscal Year may be increased by (1) an amount not to exceed the cash proceeds of key man life insurance policies received by the Holdings or its Restricted Subsidiaries after the Closing Date, (2) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any Fiscal Year, may be carried forward to any subsequent Fiscal Year; provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of the Board of Directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower (or any direct or indirect parent thereof) will not be deemed to constitute a Restricted Payment for purposes of this Section 9.6 or any other provisions of this Agreement;

(g)           the Borrower and any of its Subsidiaries may make Restricted Payments to Borrower, Holdings or to any direct or indirect parent of Holdings:

(i)            the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect corporate parent (or entity treated as a corporation for tax purposes) thereof to pay) the tax liability (including estimated tax payments) to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect corporate parent) that includes the Borrower and/or any of its Subsidiaries, to the extent such tax liability does not exceed the lesser of (A) the taxes (including estimated tax payments) that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone consolidated, combined, unitary or affiliated group and (B) the actual tax liability (including estimated tax payments) of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Borrower and/or the Borrower’s Subsidiaries as a stand-alone group), reduced in the case of clauses (A) and (B) by any such taxes paid or to be paid directly by the Borrower or its Subsidiaries;

(ii)           the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) operating costs and expenses of Holdings or its direct or indirect parents thereof which do not own other Subsidiaries besides Holdings, its Subsidiaries and any other direct or indirect parents of Holdings incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii)          the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of such direct or indirect parent’s) corporate or legal existence;

(iv)          to finance any Investment permitted to be made pursuant to Section 9.2; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 9.4) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Sections 8.11, 8.12 and 9.2;

(v)           the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi)          the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(h)           Borrower, or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(i)            so long as no Event of Default exists or would result therefrom, the declaration and payment of dividends on the Borrower’s Equity Interests in an aggregate per annum amount equal to 7.0% of the market capitalization of Holdings, measured as of the date of the relevant date of determination;

(j)            repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options and (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options;

(k)           other Restricted Payments that, together with any prepayment, redemption, defeasance or other satisfaction of any Indebtedness made pursuant to the General Restricted Debt Payment Basket, do not exceed in the aggregate (for all such Restricted Payments and prepayments, redemptions, defeasances or other satisfaction of Indebtedness made pursuant to the General Restricted Debt Payment Basket) at the time of such Restricted Payment and after giving Pro Forma Effect thereto in an amount equal to (i) the greater of (1) $135,000,000 and (2) 15% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis minus (ii) the aggregate unutilized amounts under this clause (k) and the General Restricted Debt Payment Basket, which have been reallocated by the Borrower to make Investments pursuant to Section 9.2(m) (this clause (k), the “General Restricted Payment Basket”);

(l)            so long as no Event of Default exists or would result therefrom, the distribution, by dividend or otherwise, of the Equity Interests of, or debt owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than the Equity Interests of any Unrestricted Subsidiary, (x) the primary assets of which are cash and/or Cash Equivalents and/or (y) the assets of which include any Material Intellectual Property, in each case, which were contributed to such Unrestricted Subsidiary by any Loan Party); and

(m)          other Restricted Payments so long as the Payment Conditions shall have been satisfied;

provided that it is understood and agreed that, for purposes of this Section 9.6, any determination of the value of any asset (other than cash) shall be made by the Borrower in good faith.

SECTION 9.7      Transactions with Affiliates. Not enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, in excess of $15,000,000, other than:

(a)           transactions between or among (i) the Loan Parties or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, and (ii) the Loan Parties;

(b)           transactions on terms substantially as favorable to such Loan Party or such Restricted Subsidiary as would be obtainable by such Loan Party or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)           the Transaction and the payment of fees and expenses (including the Transaction Expenses) related to the Transaction;

(d)           the issuance of Equity Interests of Holdings to any officer, director, employee or consultant of Holdings or any of its Restricted Subsidiaries;

(e)           payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the disinterested members of the Board of Directors of Holdings in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(f)            employment and severance arrangements between Holdings or any of its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(g)           the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Restricted Subsidiaries of Holdings;

(h)           the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and the Restricted Subsidiaries;

(i)            any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 8.15, or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);

(j)            Restricted Payments permitted under Section 9.6;

(k)           transactions in which the Loan Parties or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Loan Party or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 8.15;

(l)            the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of any Loan Party, any of their Restricted Subsidiaries to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control;

(m)          payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by any Loan Party or any Restricted Subsidiary in such Joint Venture) in the ordinary course of business to the extent otherwise permitted under Section 9.2;

(n)           any transaction approved by the majority of disinterested members of the Board of Directors of Holdings;

(o)           to the extent not otherwise prohibited under this Agreement, payments by Holdings or any of its Restricted Subsidiaries in respect of any of their respective Indebtedness or Equity Interests that are payable to holders of such Indebtedness or Equity Interests generally (including Affiliates that may from time to time own such Indebtedness or Equity Interests);

(p)           the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to any stockholders agreement or any registration and participation rights agreement;

(q)           The payment of any dividend or distribution within ninety (90) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing; and

(r)            any transactions permitted under Section 9.2 and Investments permitted under Section 9.4.

SECTION 9.8      Change in Nature of Business. Not engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and their Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 9.9      Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make dividends or other distributions to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations under the Loan Documents (after giving effect to the anti-assignment provisions of the UCC or similar applicable Laws); provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i)            (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 9.9) are listed on Schedule 9.9 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii)           are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(iii)          represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 9.3;

(iv)         (A) are customary restrictions that arise in connection with any (x) any Lien permitted by Sections 9.1(a), (l), (s), (t), (w), (x) and (dd) and relate to the property subject to such Lien or (y) Disposition permitted by Section 9.5 applicable pending such Disposition solely to the assets subject to such Disposition;

(v)           are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.2 and applicable solely to such joint venture entered into in the ordinary course of business;

(vi)          are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.3, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof, and in the case of the First Lien Term Facility and any Permitted Refinancing thereof, permit the Liens securing the Obligations without restriction (subject to the Intercreditor Agreement);

(vii)         are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(viii)        comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 9.3(e), (m)(i), (r) or (u) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiary party to such Indebtedness;

(ix)          are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Loan Party or any Restricted Subsidiary;

(x)           are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xi)          are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii)      (xii)      are customary restrictions contained in the First Lien Term Facility Credit Agreement, the First Lien Term Facility Documentation and any Permitted Refinancing of the foregoing;

(xiii)        arise in connection with cash or other deposits permitted under Section 9.1; or

(xiv)        comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 9.3 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to Loan Parties or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder; or

(xv)         apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over any Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary.

SECTION 9.10      Changes in Fiscal Year.

Make any change in Fiscal Year; provided, however, that (a) Holdings and the Restricted Subsidiaries may, upon written notice to the Administrative Agent, change its Fiscal Year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year, and (b) any Restricted Subsidiary (other than the Borrower) may change its fiscal year to match the Borrower’s fiscal year.

SECTION 9.11      Prepayment, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and mandatory prepayments of principal and interest shall be permitted) any Indebtedness constituting Material Junior Financing, except (i) so long as the Payment Conditions are satisfied after giving effect thereto, any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness; (ii) any other prepayment, redemption, defeasance or other satisfaction of any Indebtedness that, together with any Restricted Payment made pursuant to General Restricted Payment Basket, do not exceed in the aggregate (for all such prepayments, redemptions, defeasances or other satisfaction of Indebtedness made pursuant to this clause (ii) and Restricted Payments made pursuant to the General Restricted Debt Payment Basket) at the time of payment and after giving Pro Forma Effect thereto in an amount equal to (A) the greater of (1) $125,000,000 and (2) 15% of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis minus (B) the aggregate unutilized amounts under the General Restricted Debt Payment Basket and the General Restricted Payment Basket, which have been reallocated by the Borrower to make Investments pursuant to Section 9.2(m) (this clause (ii), the “General Restricted Debt Payment Basket”); (iii) the refinancing of any Indebtedness with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, to the extent not required to be applied to prepayments pursuant to the First Lien Term Facility; (iv) the conversion (or exchange) of any Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents; (v) the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness with the proceeds of any other Indebtedness otherwise permitted by Section 9.3; (vi) any Permitted Refinancing of any Indebtedness; (vii) any prepayment, redemption, purchase, defeasance or other satisfaction with the Net Cash Proceeds of any Permitted Equity Issuance; and (viii) the prepayment of Indebtedness incurred pursuant to clauses (h) and (v) of Section 9.3.

SECTION 9.12      Modification of Junior Financing Agreements. Amend, modify or change in any manner materially adverse to the interest of the Lenders the subordination terms governing any Junior Financing; provided that such modification will not be deemed to be materially adverse if such Junior Financing could be otherwise incurred under this Agreement (including as Indebtedness that does not constitute a Junior Financing) with such terms as so modified at the time of such modification.

SECTION 9.13      Holdings. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto): (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the First Lien Term Facility and any Qualified Holding Company Debt, (iv) any public offering of its common stock or any other issuance of its Equity Interests (including Qualified Equity Interests), (v) any transaction permitted under Section 9.4, (vi) the making of payments or restricted payments (x) to the extent otherwise permitted under this Section 9.13 and (y) with any amounts received in any transaction permitted under Section 9.6, (vii) the incurrence of Qualified Holding Company Debt, (viii) making contributions to the capital of its Subsidiaries, (ix) guaranteeing the obligations of the Borrower and its Subsidiaries solely to the extent such obligations of the Borrower and its Subsidiaries are not prohibited hereunder, (x) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (xi) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 9.6 pending application thereof by Holdings, (xii) providing indemnification to officers and directors, (xiii) the making of Investments in assets that are Cash Equivalents and (xiv) activities incidental to the businesses or activities described in clauses (i) to (xiii) of this Section 9.13.

ARTICLE X.

Events of Default

SECTION 10.1      Events of Default.

Each of the events referred to in the below clauses of this Section 10.1 shall constitute an “Event of Default”:

(a)           Non-Payment. The Borrower or any other Loan Party fails to pay, in the currency required hereunder, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.

(i)            Any Loan Party or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in (A) Article VI; provided that any failure to comply with Article VI shall be subject to cure to the extent provided in Section 10.4, (B) Section 7.3(a), Section 8.1(a) (solely with respect to Holdings or the Borrower), or the last sentence of Section 8.9, or (C) Article IX; or

(ii)           during the continuance of any Cash Dominion Period, the Borrower or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 8.12 and such failure continues for two (2) Business Days; or

(iii)          the Borrower or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 7.5 and such failure continues for ten (10) Business Days; or

(iv)          the Borrower or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 8.5 (in respect of any property insurance policy insuring any inventory), and such failure continues for fifteen (15) Business Days; or

(v)           the Borrower or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 7.4, provided that (x) in the case of any Borrowing Base Certificate required to be delivered during any Quarterly Borrowing Base Reporting Period or any Monthly Borrowing Base Reporting Period, such failure continues for five (5) Business Days or (y) in the case of any Borrowing Base Certificate required to be delivered during any Weekly Borrowing Base Reporting Period, such failure continues for three (3) Business Days; or

(c)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 10.1(a) or (b) above and, for the purposes of clarity, including any failure to perform or observe any covenant or agreement contained in Section 8.12 other than during the continuance of a Cash Dominion Period) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made, and, subject to, a 30-day grace period (applicable only to the extent a cure is possible as determined by the Borrower in good faith); it being understood and agreed that any breach of representation, warranty, certification or statement resulting solely from the failure of the Administrative Agent to file any UCC continuation statement shall not result in an Event of Default under this Section 10.1(d) or any other provision of any Loan Document; or

(e)           Cross-Default and Cross-Acceleration. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an individual outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of not less than the Threshold Amount provided that such failure is unremedied, uncured or not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 10.2, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder) having an individual outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of not less than the Threshold Amount, or any other event occurs (other than (1) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party, and (2) a failure, default or an event of default in respect of the observance of or compliance with any financial covenant, which is addressed by clause (C) below) the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (I) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (2) Indebtedness that upon the happening of any such failure, default or event automatically converts (or the same remedy of the holders of such Indebtedness is to convert) into Equity Interests (other than Disqualified Equity Interests) in accordance with its terms; provided further that such failure is unremedied, uncured or not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 10.2; provided that no such event under the First Lien Term Facility (other than a payment default or any default relating to insolvency or any proceeding under any Debtor Relief Law) shall constitute an Event of Default under this Section 8.1(e) until the earliest to occur of (y) the acceleration of the Indebtedness under the First Lien Term Facility and (z) the exercise of any remedies by the First Lien Term Facility Administrative Agent or any lenders under the First Lien Term Facility in respect of any Collateral; or (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder) having an individual outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of not less than the Threshold Amount containing or otherwise requiring observance or compliance with a financial covenant and the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have caused such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (“Acceleration”); provided, however, that if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) irrevocably rescind such Acceleration, the Event of Default with respect to this clause (e) shall automatically cease from and after such date; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and, in respect of any Loan Party, the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days in respect of any Loan Party, provided that such proceeding is the filing of a winding-up petition or an order for relief is entered in any such proceeding; or

(g)          Monetary Judgments Generally. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by a Captive Insurance Subsidiary or an independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied in writing coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive calendar days; or

(h)           [reserved]; or

(i)            Pension Matters. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(j)            Invalidity of Loan Documents. Any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 9.4 or 9.5) and other than as a result, solely, of the action or inaction of any Secured Party or any of its Related Parties or the satisfaction in full of all the Obligations (other than unasserted contingent indemnification obligations and expense reimbursement obligations), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than unasserted contingent indemnification obligations and expense reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind any Loan Document (other than as a result of repayment in full of the Obligations (other than unasserted contingent indemnification obligations and expense reimbursement obligations) and termination of the Commitments); or

(k)           Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.1 or 8.11 shall for any reason (other than pursuant to the terms hereof or thereof, or as permitted hereunder or thereunder, including as a result of a transaction permitted under Section 9.4 or 9.5) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 9.1, except to the extent that any such loss of perfection or priority results from (x) the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements, or (y) solely as a result of acts or omissions of the Administrative Agent, the Collateral Agent, any other Secured Party or any of their respective Related Parties; or

(l)            Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an individual principal amount of not less than the Threshold Amount (including all amounts owing to creditors under any combined or syndicated credit arrangement) or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an individual principal amount of not less than the Threshold Amount (including all amounts owing to creditors under any combined or syndicated credit arrangement) shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable, in each case of clause (i) and clause (ii), other than as a result of (A) solely, an action or inaction by any Secured Party of any of its Related Parties and (B) a transaction permitted hereunder or under any other Loan Document; or

(m)          Change of Control. There occurs any Change of Control.

SECTION 10.2      Remedies upon Event of Default.

(a)           If any Event of Default occurs and is continuing, the Administrative Agent may, and, at the request of the Requisite Lenders shall, take any or all of the following actions:

(i)            declare the Commitments of each Lender and any obligation of the Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)          require that the Borrower Cash Collateralize the Letter of Credit Obligations (in an amount equal 101% of the then Outstanding Amount thereof); and

(iv)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and/or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the Commitments of each Lender and any obligation of the Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)           The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that during the continuance of a Specified Event of Default, the Administrative Agent may in its sole discretion, or upon the written direction of the Requisite Lenders, deliver a notice to each Approved Account Bank instructing them to cease complying with any instructions from any Loan Party and to transfer all funds therein to the Administrative Agent and the Administrative Agent shall apply all payments in respect of any Obligations and all funds on deposit in the Concentration Account and all other proceeds of Collateral in the order specified in Section 10.3.

(c)           Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are the failure to comply with Section 6.1 with respect to the Test Period most recently ended, then the Administrative Agent may not take any of the actions set forth in subclauses (i), (ii), (iii) and (iv) of Section 10.2(a) during the period commencing on the date that the Administrative Agent receives a Notice of Intent to Cure and ending on the Cure Expiration Date with respect thereto in accordance with and to the extent permitted by Section 10.4.

SECTION 10.3      Application of Proceeds. After the occurrence of an Event of Default and the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 10.2(a)), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:

First, ratably, to pay Obligations in respect of any fees, indemnities, expense reimbursements, and other amounts (including (x) Attorney Costs of the Administrative Agent or the Collateral Agent and (y) Protective Advances made by the Administrative Agent or its Affiliates or branches and any interest in respect thereof) then due to the Administrative Agent or the Collateral Agent or any of its Affiliates or branches (other than in respect of Secured Hedge Agreements or Cash Management Obligations);

Second, ratably, to pay any Obligations in respect of fees, indemnities, expense reimbursements, and other amounts (excluding principal, interest and Letter of Credit Fees owed to the Revolving Credit Lenders in their respective capacities as such) then due to the Revolving Credit Lenders and any Issuer (other than in respect of Secured Hedge Agreements or Cash Management Obligations);

Third, ratably, to pay Obligations in respect of Letter of Credit Fees and interest due and payable in respect of the Revolving Credit Facility (other than to the extent interest is paid pursuant to clause First above, any Protective Advances);

Fourth, ratably, to pay principal of any Swing Loans and, to the extent not paid pursuant to clause First above, of any Protective Advances;

Fifth, ratably, to pay principal on the Loans (other than the Protective Advances, Swing Loans) and unreimbursed Letter of Credit Borrowings and to pay any amounts owing with respect to Obligations in respect of Secured Hedge Agreements (exclusive of Specified Secured Hedge Obligations and the Obligations in respect of any other Secured Hedge Agreements to the extent that an Availability Reserve has not been taken by the Administrative Agent in respect thereof), ratably;

Sixth, to pay an amount to the Administrative Agent equal to 101% of the Letter of Credit Obligations on such date, to be held in the Concentration Account as Cash Collateral for such Obligations;

Seventh, ratably, to pay outstanding Obligations in respect of Cash Management Obligations for which an Availability Reserve has been taken;

Eighth, to pay any amounts owing with respect to any Specified Secured Hedge Obligations and any Obligations in respect of any other Secured Hedge Obligations and Cash Management Obligations not paid pursuant to clauses Fifth and Seventh above, ratably;

Ninth, to the payment of any other Obligation due to the Secured Parties;

Tenth, as provided for under the Intercreditor Agreement; and

Eleventh, after all of the Obligations have been paid in full, to the Borrower or as the Borrower shall direct or as otherwise required by Law.

Subject to Sections 2.4, 2.16, 8.12 and 10.5, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Notwithstanding the foregoing, if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses First through Ninth above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s, the Collateral Agent’s and each applicable Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata until such Protective Advances and Swing Loans are paid in full and then to repay the Loans. The order of priority set forth in clauses First through Ninth above may at any time and from time to time be changed by the agreement of all Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses First through Ninth above may be changed only with the prior written consent of the Administrative Agent in addition to that of all Lenders. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth above in this Section.

SECTION 10.4      Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 10.1, in the event of any Event of Default under Section 6.1, following delivery of a Notice of Intent to Cure in accordance herewith and until the expiration of the tenth (10th) Business Day after the date on which the Consolidated Fixed Charge Coverage Ratio calculation is required to be delivered pursuant to Section 6.1 or Section 7.2(a) (such date, the “Cure Expiration Date”), Holdings may designate any portion of the Net Cash Proceeds of any issuance of common Equity Interests or Qualified Equity Interests (or, if on terms and conditions reasonably acceptable to the Administrative Agent, other Equity Interests) of any Loan Party or any cash capital contribution to the common, preferred or other equity of any Loan Party as an increase to Consolidated EBITDA with respect to such applicable Fiscal Quarter; provided that all such Net Cash Proceeds to be so designated (i) are actually received by the Loan Parties as cash common, preferred or other equity (including through capital contribution of such Net Cash Proceeds to the Loan Parties) after the date of such Notice of Intent to Cure and prior to the Cure Expiration Date and before the Cure Expiration Date and (ii) the aggregate amount of such Net Cash Proceeds or cash capital contribution that are so designated shall not exceed 100% of the aggregate amount necessary to cure such Event of Default under Article VI for any applicable Test Period.

(b)           Upon receipt by the Loan Parties of any such designated Net Cash Proceeds or cash capital contribution (the “Cure Amount”) in accordance with this Section 10.4, Consolidated EBITDA for any period of calculation which includes the last Fiscal Quarter of the Test Period ending immediately prior to the date on which such Cure Amount was received shall be increased, solely for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio pursuant to Section 6.1, by an amount equal to the Cure Amount. The resulting increase to Consolidated EBITDA and any reduction in Indebtedness, if applicable, from designation of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the Consolidated Fixed Charge Coverage Ratio pursuant to Section 6.1 and for additional clarification shall not adjust the calculation of Consolidated EBITDA for purposes of determining the Net Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or Consolidated Fixed Charge Coverage Ratio (other than for purposes of actual compliance with Section 6.1 as of the end of any applicable Test Period). Any Indebtedness prepaid with the proceeds of the Cure Amount shall be deemed outstanding for purposes of determining compliance with Section 6.1.

(c)           If, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of Section 6.1, the Loan Parties shall be deemed to have satisfied the requirements of Section 6.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable existing breach or default of Section 6.1 shall be deemed cured for this purpose of the Agreement.

(d)           In each period of four Fiscal Quarters, there shall be at least two (2) Fiscal Quarters for which Consolidated EBITDA is not increased by exercise of a cure pursuant to Section 10.4(a). Consolidated EBITDA may not be increased by the exercise of a cure pursuant to Section 10.4(a) more than five (5) times during the term of this Agreement.

(e)           From the date of delivery of a Notice of Intent to Cure until the earlier to occur of the Cure Expiration Date and the date on which the Administrative Agent is notified by Holdings or the Borrower that the required contribution will not be made, the Event of Default resulting from the breach of Section 6.1 for which the applicable Notice of Intent to Cure was delivered shall be deemed to exist for all purposes of the Loan Documents, including, without limitation, conditions to funding (provided that, during such period, the exercise by the Administrative Agent of its rights or remedies with respect to such Event of Default resulting from the breach of Section 6.1 shall be subject to the provisions of Section 10.2(c)); and in the event the required contribution is not made by the Cure Expiration Date, the Administrative Agent and the Lenders shall have all rights and remedies available to them in respect of such Event of Default as provided in this Agreement and the other Loan Documents.

SECTION 10.5      Actions in Respect of Letters of Credit; Cash Collateral.

(a)           Certain Credit Support Events. At any time (i) upon the Letter of Credit Expiration Date, (ii) after the aggregate funds on deposit in the Concentration Account to Cash Collateralize Letter of Credit Obligations shall be less than 101% of the Letter of Credit Obligations and (iii) as may be required by Section 2.9, Section 2.16 or Section 10.2, the Borrower shall pay to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office referred to in Section 12.8, for deposit in the Concentration Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Concentration Account counts equals or exceeds 101% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9, Section 2.16 or Section 10.2. The Administrative Agent may, from time to time after funds are deposited in the Concentration Account, apply funds then held in the Concentration Account to the payment of any amounts, in accordance with Section 2.9, Section 2.16 and Section 10.2, as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby or amounts required hereunder, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)           Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Collateral Agent, the applicable Issuer and the Lenders, and agrees to maintain, a first priority security interest (subject to Liens permitted by Section 9.1 which have priority by operation of Law) in all such cash, deposit accounts and all balances therein (in each case, with respect to proceeds of Collateral that any Applicable Intercreditor Agreement provides as having priority for the other provider of Indebtedness thereunder, subject to the priority set forth therein), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 10.5(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent or the applicable Issuer as herein provided, or that the total amount of such Cash Collateral is less than the amount required to be maintained pursuant to this Agreement, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 10.5 or Sections 2.4, 2.9, 2.13 or 10.2 in respect of Letters of Credit or Swing Loans shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 12.2(b)(vi)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 10.5 may be otherwise applied in accordance with Section 10.3), and (y) the Person providing Cash Collateral and the applicable Issuer or Swing Loan Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE XI.

The Administrative Agent

SECTION 11.1      Appointment and Authorization.

(a)           Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI (other than Sections 11.6, 11.9 11.11 and 11.12) are solely for the benefit of the Administrative Agent, the Lenders and the Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and the Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and such Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including, without limitation, Sections 11.3, 11.13, 12.3, 12.4 and 12.5, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 11.2      Rights as a Lender.

Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates and branches may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates or branches may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 11.3      Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates or branches in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 10.2) or (ii) in the absence of (x) the gross negligence, bad faith or willful misconduct of Administrative Agent or of any affiliate, director, officer, employee or agent of the Administrative Agent or (y) a material breach of any obligations under any Loan Document by the Administrative Agent, in each case of clauses (x) and (y), as determined by a final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.

The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to the Administrative Agent by a Loan Party, a Lender or an Issuer.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 11.4      Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 11.5      Delegation of Duties.

The Administrative Agent or Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent, and to the Agent-Related Persons of the Administrative Agent or the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or the Collateral Agent. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final judgment that the Administrative Agent or the Collateral Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 11.6      Resignation of Administrative Agent and Collateral Agent.

(a)            The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate or branch of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent on behalf of the Lenders or the Issuers under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section 11.6. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Requisite Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired), as applicable, Administrative Agent or Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring (or retired) Administrative Agent or Collateral Agent), and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 12.3, 12.4 and 12.5 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Agent.

(b)            Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuer and Swing Loan Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Loan Lender, (ii) the retiring Issuer and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

SECTION 11.7      Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents.

Each Lender and each Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each Issuer also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 11.8      No Other Duties; Other Agents, Arrangers, Managers, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder and such Persons shall have the benefit of this Article XI. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of its respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 11.9      Acceptable Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized to enter into any Acceptable Intercreditor Agreement, and the parties hereto acknowledge that each such Acceptable Intercreditor Agreement shall be binding upon them. To the extent applicable, each Lender (a) hereby consents to the subordination of the Liens on the Collateral other than the Current Asset Collateral securing the Obligations on the terms set forth in any Acceptable Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Acceptable Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of each Acceptable Intercreditor Agreement.

SECTION 11.10      Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Sections 2.12, 12.3 and 12.4) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12, 12.3 and 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to, or authorize or consent to or accept or adopt on behalf of any Lender or any Issuer, any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any other Debtor Relief Laws or similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in clauses (a) through (m) of Section 12.1), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 11.11      Collateral and Guaranty Matters.

Without limiting the provisions of Section 11.10, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuers irrevocably authorizes the Administrative Agent and the Collateral Agent to, and the Administrative Agent and the Collateral Agent agree that they will:

(a)            release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon the occurrence of the Obligations Payment Date, (ii) at the time the property subject to such Lien is transferred or is to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person (other than any other Loan Party); provided that in connection with a sale or disposition of Material Intellectual Property owned by a Loan Party used or useful in connection with the Current Asset Collateral owned by a Loan Party, the purchaser thereof agrees to be bound by a non-exclusive royalty-free license of such Material Intellection Property in favor of the Collateral Agent for use in connection with the exercise of the rights and remedies of the Collateral Agent hereunder; provided that in the case of a sale or disposition of Material Intellectual Property owned by a Loan Party to a third party, such license shall only be required to be granted by such third party to the extent such third party agrees to provide such license as part of the applicable written sale or disposition agreement (it being understood and agreed that such applicable Loan Party shall not be required to have such third party provide such license in order to enter into an agreement to sale or dispose (or to consummate a sale or disposition) of such Material Intellectual Property, (iii) if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or such greater proportion of the Lenders as may be required by Section 12.1), or (iv) if the property subject to such Lien is owned by a Loan Party (other than Holdings or the Borrower), upon release of such Loan Party from its obligations under the Loan Documents pursuant to Section 11.11(c);

(b)            subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.1(i);

(c)            release any Loan Party (other than Holdings or the Borrower) from its obligations under the Loan Documents if such Person becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if any such Person continues to be a guarantor in respect of the First Lien Term Facility or any Material Indebtedness;

(d)            if any Loan Party (other than the Borrower) shall cease to be a Subsidiary as a result of a transaction permitted hereunder (as certified in writing by a Responsible Officer of the Borrower), and the Borrower notifies the Administrative Agent in writing that it wishes such Loan Party to be released from its obligations under the Loan Documents and provides the Administrative Agent and the Collateral Agent such certifications or documents as either such Agent shall reasonably request, (i) release such Subsidiary from its obligations under the Loan Documents and (ii) release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the First Lien Term Facility or any Material Indebtedness; and

(e)            if any Loan Party incurs any Lien on the Collateral permitted by Section 9.1, enter into any Acceptable Intercreditor Agreement to the extent the execution of such Acceptable Intercreditor Agreement is contemplated by the terms of this Agreement in connection with such Lien.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agents and/or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 11.11. In each case as specified in this Section 11.11, the applicable Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.11.

No Agent shall have any liability whatsoever to any Secured Party as a result of effectuating or execution any document evidencing the release of Collateral or any Loan Party by it as permitted (or which such Agent believes in good faith to be permitted) by this Section 11.11, and any execution and delivery of documents by any Agent pursuant to this Section 11.11 shall be without recourse to or warranty by such Agent.

No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.12      Secured Cash Management Agreements and Secured Hedge Agreements.

(a)            Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

(b)            Each Secured Party hereby agrees that the benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Agent, a Lender or an Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Administrative Agent) this Article XI and Sections 3.1, 3.2, 12.4, 12.6, 12.19, 12.23 and 12.26 and any Acceptable Intercreditor Agreement, and the decisions and actions of any Agent and the Requisite Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (x) such Secured Party shall be bound by the provisions set forth above only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (y) each of the Agents, the Lenders and the Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (z) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 11.13      Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence, bad faith or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 11.13. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 11.13 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. For purposes hereof, a Lender’s pro rata share or ratable share shall be determined based upon its share of the sum of the total Revolving Credit Exposures, and other Loans and unused Commitments at the time. The undertaking in this Section 11.13 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, the Swing Loan Lender or any Issuer.

SECTION 11.14      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 11.15      [Reserved].

SECTION 11.16      Reports and Financial Statements. By signing this Agreement, each Lender (and with respect to clause (a), each Secured Party):

(a)            agrees to furnish the Administrative Agent at its written request, and at such frequency as the Administrative Agent may reasonably request in writing, with a summary of all Obligations of any Loan Party arising under any Secured Hedge Agreement and all Cash Management Obligations due or to become due to such Lender or its Affiliates or branches;

(b)            is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements (and other information) required to be delivered by the Borrower under Section 7.1 and Section 7.2, all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”), and the notices delivered by the Borrower under Section 7.3, and the Administrative Agent agrees to furnish the same promptly to the Lenders (which Reports may be furnished in accordance with the penultimate paragraph of Section 6.1);

(c)            expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)            agrees to keep all Reports confidential in accordance with the provisions of Section 12.17 hereof; and

(f)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any credit extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in Swing Loans and Letters of Credit, or the indemnifying Lender’s purchase of, Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.

SECTION 11.17      Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any Issuer (the “Applicable Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower or any other Loan Party at such time, where such payment is a Rescindable Amount, then in any such event, each Applicable Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Applicable Credit Party in Same Day Funds in the currency so received, together with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Applicable Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Applicable Credit Party promptly upon determining that any payment made to such Applicable Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE XII.

Miscellaneous

SECTION 12.1      Amendments, Etc. Except as otherwise set forth in this Agreement (including, without limitation, in Sections 2.15, 2.17, and 3.3(c)), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Requisite Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)            extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that (i) a waiver of any condition precedent set forth in Section 4.2 and (ii) the waiver of any Default, mandatory prepayment or mandatory reduction of any Commitment shall not constitute an extension or increase of any Commitment of any Lender);

(b)            amend, modify or waive any condition set forth in Section 4.2 as to any Credit Extension under a particular Facility without the written consent of the Requisite Lenders, as applicable;

(c)            postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal, interest, or fees due to the Lenders hereunder without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(d)            reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing, or (subject to clause (iii) of the second proviso to this Section 12.1) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of any payment of such fees or other amounts) without the written consent of each Lender directly affected thereby (it being understood that any change to any component of “Excess Availability” shall not constitute a reduction or forgiveness in the rate of interest); provided that only the consent of the Requisite Lenders shall be shall be necessary to (x) amend the definition of “Default Rate” or (y) waive any obligation of the Borrower to pay interest at the Default Rate, in each case, as it relates to Obligations in respect of the Revolving Credit Facility;

(e)            (i) change any provision of this Section 12.1 or change the definition of “Requisite Lenders” without the written consent of each Lender, (ii) change the definition of “Requisite Supermajority Revolving Lenders” without the written consent of each Revolving Credit Lender, (iii) [reserved], or (iv) change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender affected thereby;

(f)            other than in a transaction permitted under Section 9.4 or 9.5, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)            except to the extent provided in Section 11.11(c) or 11.11(d) (in which case such release may be made by the Administrative Agent acting alone), release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(h)            change the definition of the term “Revolving Borrowing Base” or any component definition thereof, or increase the advance rates applied to eligible assets in the Revolving Borrowing Base, if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the written consent of the Requisite Supermajority Revolving Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserves or Inventory Reserves without the consent of any Lenders;

(i)            [reserved];

(j)            [reserved];

(k)            except as provided by operation of applicable Law or in any Acceptable Intercreditor Agreement, without the written consent of each Lender directly affected thereby, (i) subordinate any Obligations hereunder to any other Indebtedness, or (ii) subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien; or

(l)            amend Sections 2.9, 12.6 or 12.7 in a manner that would alter the pro rata sharing or application of payments required thereto or change the order of the application of funds specified in Section 10.3, in either case, without the written consent of each Lender directly affected thereby.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuer in addition to the Lenders required above, affect the rights or duties of an Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above, affect the rights or duties of the Swing Loan Lender under this Agreement; (iii) (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (y) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) Section 12.2(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) the consent of Requisite Lenders shall be required with respect to any amendment that by its terms directly adversely affects the rights of the Lenders under the Revolving Credit Facility in respect of payments hereunder in a manner different than such amendment affects any other Facility; and (vi) [reserved]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Requisite Lenders, the Requisite Supermajority Revolving Lenders, or each affected Lender, as applicable, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) any waiver, amendment or modification that would otherwise require the consent of such Lender under Section 12.1(a), 12.1(c) or 12.1(d), shall require that consent of such Defaulting Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein (including the other provisions of this Section 12.1), (a) the Administrative Agent may, with the prior written consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to (i) to comply with local Law or advice of local counsel, (ii) cure any omission, mistake, defect or inconsistency or (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or to cause any Collateral Document to be consistent with this Agreement and the other Loan Documents; provided that the Administrative Agent shall post any such amendment to the Lenders (which may be posted to the Platform) reasonably promptly after the effectiveness thereof, and (b) this Agreement may be amended, amended and restated or otherwise supplemented or modified without the consent of a Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment, amendment and restatement or other supplement or modification, such Lender shall no longer be a party to this Agreement (as so amended, amended and restated or otherwise supplemented or modified), the Commitments of such Lender shall have terminated (but such Lender shall be entitled to the benefits of the provisions of this Agreement which expressly survive the termination of such Lender’s Commitments or the repayment of the Obligations owing to such Lender), such Lender shall have no other obligation to provide additional Credit Extensions to the Borrower under this Agreement and such Lender shall have been paid in full all Obligations (other than (i) unasserted contingent indemnification Obligations and (ii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable Hedge Bank to remain outstanding without being required to be repaid) owing to it or accrued for its account under this Agreement.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Requisite Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 3.8; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

SECTION 12.2      Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Holdings, the Borrower or any other Loan Party may, except as permitted by Section 9.4, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Obligations and in Swing Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility (or, as applicable, a Class of Commitments under a Facility) and the Loans of any Class under any Facility at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or branch or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment of any Class (which for this purpose includes Loans of each Class outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of such Class of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 10.1(a) or (f), solely with respect to the Borrower, has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Loans or the Commitment assigned, except that this clause (ii) shall not (1) apply to rights in respect of the Swing Loan Lender’s rights and obligations in respect of Swing Loans or (2) prohibit any Lender from assigning all or a portion of its rights and obligations among any Class of Commitments or Loans or among the Facilities under this Agreement on a non-pro rata basis;

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld, conditioned, or delayed) shall be required unless (1) an Event of Default under Section 10.1(a) or, solely with respect to the Borrower, Section 10.1(f), has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate or branch of a Lender or an Approved Fund;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Person that is a Lender with a Revolving Credit Commitment, an Affiliate or branch of such Lender or an Approved Fund with respect to such Lender;

(C)            the consent of the Issuers (such consent not to be unreasonably withheld, conditioned, or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and

(D)            the consent of the Swing Loan Lender (such consent not to be unreasonably withheld, conditioned, or delayed) shall be required for any assignment in respect of the Revolving Credit Facility;

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. All assignments shall be by novation.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person or an investment vehicle of a natural person or (D) any Disqualified Institution. To the extent that any assignment is purported to be made to a Disqualified Institutions (notwithstanding clause (D) of the foregoing sentence), such Disqualified Institutions shall be required immediately (and in any event within five (5) Business Days) to assign all Loans and Commitments then owned by such Disqualified Institutions to another Lender (other than a Defaulting Lender) or Eligible Assignee (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence).

(vi)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swing Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.5, 3.6, 12.3, 12.4 and 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment and subject to its obligations thereunder; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Upon request, and the surrender by the assigning Lender of its Revolving Credit Notes, as applicable, the Borrower (at its expense) shall execute and deliver one or more Revolving Credit Notes, as applicable, to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and Letter of Credit Obligations (and the respective Class thereof) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence thereof absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.2(c) and Section 2.7 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d)            Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or an investment vehicle of a natural person, any Disqualified Institution to the extent that the list of Disqualified Institutions has been provided to all Public Lenders on the Platform, a Defaulting Lender or to Holdings, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans of any Class (including such Lender’s participations in Letter of Credit Obligations and/or Swing Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the other Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.13 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.1 (other than clauses (b) or (m) of Section 12.1) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled (through the applicable Lender) to the benefits of Sections 3.1, 3.2, 3.5 and 3.6 (subject to the requirements and limitations of such Sections (including the limitation in the definition of “Excluded Taxes”), and Sections 3.7(a) and 3.8, as if the Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 12.6 as though it were a Lender, provided such Participant agrees to be subject to Section 12.7 as though it were a Lender.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.5 or 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Sections 3.1 or 3.2 unless (i) the Borrower is notified of the participation sold to such Participant, (ii) solely with respect to Section 3.1, the applicable Lender (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintains a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”) and (iii) such Participant agrees, for the benefit of the Borrower, to comply and does in fact comply with Sections 3.1 or 3.2 as though it were a Lender. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be prima facie evidence thereof, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Any Lender may, at any time, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(e). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.1, 3.2, 3.5 and 3.6, but such obligations under Sections 3.1 and 3.2 as to an SPC will only exist if the SPC satisfies the requirements of Sections 3.1 and 3.2 (as applicable) as if it were a Lender), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender hereunder to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)            Resignation as Issuer or Swing Loan Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other Issuer assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America or the applicable Issuer may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuer and/or (ii) if applicable, upon thirty (30) days’ notice to the Borrower, resign as Swing Loan Lender. In the event of any such resignation as Issuer or Swing Loan Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuer or Swing Loan Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or the applicable Issuer as Issuer or (as applicable) Swing Loan Lender, as the case may be. If Bank of America or the applicable Issuer resigns as Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts under Letters of Credit pursuant to Section 2.4). If Bank of America resigns as Swing Loan Lender, it shall retain all the rights of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.3. Upon the appointment of a successor Issuer and/or Swing Loan Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or Swing Loan Lender, as the case may be, and (b) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or the applicable Issuer to effectively assume the obligations of Bank of America or the applicable Issuer with respect to such Letters of Credit.

SECTION 12.3      Costs and Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses (including Attorney Costs) incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to the Administrative Agent and the Arrangers taken as a whole and, if reasonably necessary, one local counsel of the Administrative Agent, the Arrangers, and the Lenders taken as a whole in each relevant jurisdiction material to the interest of the Agents (which shall be a single law firm acting as local counsel in multiple relevant jurisdictions) and, in the event of an actual or perceived conflict of interest, one additional counsel (and if necessary one specialty counsel and one local counsel in any material jurisdiction) to each group of similarly situated Persons), and (b) to pay or reimburse the Administrative Agent, the Issuers and the Lenders for all reasonable and documented in reasonable detail out-of-pocket costs and expenses (including Attorney Costs) incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to the Administrative Agent, the Issuers and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant jurisdiction material to the interest of the Agents (which shall be a single law firm acting as local counsel in multiple relevant jurisdictions) and, in the event of an actual or perceived conflict of interest between the Agents, the Issuers, and/or the Lenders, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole of the affected parties)). The agreements in this Section 12.3 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this Section 12.3 shall be paid within thirty (30) days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail and such supporting material as the Borrower may reasonably request. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 12.4      Indemnities.

The Borrower shall indemnify and hold harmless the Agents, each Lender, each Issuer, the Arrangers and their respective Affiliates and their, and their Affiliates’, branches, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, reasonable and documented out-of-pocket expenses and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but, in the case of Attorney Costs, limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and in the case of an actual or potential conflict of interest between Indemnitees (where the Indemnitee(s) affected by such conflict of interest informs the Borrower in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liabilities arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person, in each case of clauses (x) and (y), as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent, issuer of Letters of Credit, or arranger or any similar role under the Facilities and other than any claims arising out of any act or omission of Holdings, the Borrower or any of their Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 12.4 may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (other than damages arising from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.4 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 12.4 shall be paid within thirty (30) days after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final non-appealable order of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 12.4. The agreements in this Section 12.4 shall survive the resignation of the Administrative Agent, the Collateral Agent, the Swing Loan Lender or any Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Sections 3.1 and 3.2, this Section 12.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 12.5      Limitation of Liability.

The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith or breach by such Indemnitee of its material obligations under this Agreement. In no event, shall any party hereto or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings but other than to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 12.4). Each party hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. The agreements in this Section 12.5 shall survive the resignation of the Administrative Agent, the Collateral Agent, the Swing Loan Lender or any Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 12.6      Right of Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates and branches is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate or branch to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness;  provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates and branches under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates or branches may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.7      Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it, or the participations in Letter of Credit Obligations and Swing Loans held by it (in each case, whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the applicable Loans made by them and/or, to the extent applicable, such subparticipations in the participations in Letter of Credit Obligations or Swing Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.14 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this Section shall not be construed to apply to the application of Cash Collateral provided for in Sections 10.3 and 10.5. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.6) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be prima facie evidence thereof in the absence of manifest error) of participations purchased under this Section 12.7 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 12.7 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 12.8      Notices and Other Communications; Facsimile Copies.

(a)            General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Holdings, the Borrower, the Administrative Agent or the Collateral Agent, or to Bank of America in its capacity as an Issuer or as the Swing Loan Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.8; and

(ii)            if to any other Lender or Issuer, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by such Lender or Issuer on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuer pursuant to Article II if such Lender or Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any Lender, any Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)            Receipt. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any other Loan Party, any Lender, any Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any other Loan Party, any Lender, any Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)            Change of Address. Each of Holdings, the Borrower, the Administrative Agent, each Issuer and the Swing Loan Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuer and the Swing Loan Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal or state securities Laws.

(f)            Reliance by Administrative Agent, Issuers and Lenders. The Administrative Agent, the Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing or Swing Loan Requests) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuer, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 12.9      No Waiver; Cumulative Remedies.

(a)            No failure by any Lender, any Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 10.2 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) any Issuer or any Swing Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuer or Swing Loan Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.6 (subject to the terms of Section 12.7), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 12.7, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders. The provisions of this Section 12.9 are for the sole benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 12.10      Waiver of Immunities. Each Borrower, on behalf of itself and its Subsidiaries (and its and their respective process agents), and each such Person’s properties and revenues of any kind, hereby irrevocably agrees that, to the extent that the Borrower or any of its Subsidiaries or any such Person’s properties or revenues has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in a Covered Jurisdiction or elsewhere, to enforce or collect upon the Obligations, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property or revenues from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, each Borrower, on behalf of itself and its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere (including a Covered Jurisdiction). Without limiting the generality of the foregoing, each Borrower further agrees that the waivers set forth in this Section 12.10 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 (U.S.) and other applicable Law and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act of 1976 (U.S.) and such other applicable Law.

SECTION 12.11      Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender, Swing Loan Lender and each Issuer that each such Lender, Swing Loan Lender and Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 12.12      Governing Law; Submission to Jurisdiction; Service of Process.

(a)            THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LENDERS AND THE ISSUERS (BUT NOT THE BORROWER OR ANY OTHER LOAN PARTY) RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ANY OTHER LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 12.13      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.14      Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any Issuer or any Lender, or any Agent, any Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 12.15      Execution in Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Sections 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.16      Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Holdings and each Borrower, on behalf of itself and each Subsidiary Guarantor, and each of the Agents, the Lenders and the Issuers agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agents and each of the Lenders and the Issuers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Agents, any Issuer nor the Swing Loan Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent any Agent, any Issuer and/or the Swing Loan Lender has agreed to accept such Electronic Signature, the Agents and each of the Lenders and Issuers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Loan Party and/or any Lender or Issuer without further verification and (b) upon the request of any Agent, any Issuer or the Swing Loan Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither any Agent, any Issuer nor the Swing Loan Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with any Agent’s, any Issuer’s or the Swing Loan Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agents, the Issuers and Swing Loan Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Holdings and each Borrower, on behalf of itself and each Subsidiary Guarantor, and each Lender and Issuer hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against any Agent, Lender or Issuer and each Related Party of any such Person for any liabilities arising solely from any Agent’s, any Lender’s and/or any Issuer’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, unless such claims or liabilities arise from the gross negligence or willful misconduct of such Agent, Lender or Issuer, in each case, as determined by the final judgment of a court of competent jurisdiction.

SECTION 12.17      Confidentiality.

Each of the Agents, the Arrangers, the Lenders and the Issuers agrees to maintain the confidentiality of the Information in accordance with its customary procedures (set forth below), except that Information may be disclosed (a) to its Affiliates and branches and their and their Affiliates’ officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such Information and instructed to keep such Information confidential; provided, such Agent, Arranger, Lender or Issuer, as applicable, shall remain liable for the compliance of such Affiliates and branches and their officers, directors and employees with this paragraph, (b) upon the request or demand of any regulatory authority having jurisdiction over such Agent, Arranger, Lender or Issuer, as applicable, or any of its Affiliates or branches (in which case such Agent, Arranger, Lender or Issuer, as applicable, agrees to inform the Borrower promptly thereof prior to such disclosure), unless such Person is prohibited by applicable Law from so informing the Borrower, or except in connection with any request as part of a regulatory examination, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that such Agent, Arranger, Lender, or Issuer, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of such disclosure unless such notification is prohibited by law, rule or regulation or except in connection with any request as part of a regulatory examination, (d) to any other party hereto, (e) for purposes of establishing a “due diligence” defense or solely to the extent necessary to establish a claim or defense in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 12.17, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Revolving Lender (other than to a Disqualified Institution; provided that the list of Disqualified Institutions may be provided) or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Agent, Arranger, Issuer, or Lender, as applicable); (i) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder; or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to any Agent, Arranger, Issuer, Lender, or any of their respective Affiliates or branches on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent, Arranger, Issuer or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Agent, Arranger, Issuer or Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof, shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents, Arrangers, Issuers and Lenders acknowledges that (a) the Information may include material non-public information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 12.18      Use of Name, Logo, etc.

Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers. The Administrative Agent and the Arrangers reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 12.19      USA PATRIOT Act Notice; Foreign Asset Control Regulations.

(a)            Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Beneficial Ownership Regulation and the USA PATRIOT Act.

(b)            [Reserved].

(c)            Neither the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) or the USA PATRIOT Act). Furthermore, none of the Loan Parties or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 12.20      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders, as applicable, are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (B) the Borrower and Holdings have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lender and their respective Affiliates and branches may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and Holdings hereby waive and release any claims that it may have against the Agents, the Arrangers nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 12.21      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.21, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the applicable Issuer or the Swing Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 12.22      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuer and each Lender, regardless of any investigation made by the Administrative Agent, any Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 12.23      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 12.24      Time of the Essence. Time is of the essence in the Loan Documents.

SECTION 12.25      No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 12.26      Acceptable Intercreditor Agreements. Each of the Loan Parties, the Arrangers, the Issuers and the Lenders acknowledge that the exercise of certain of the Agents’ rights and remedies hereunder may be subject to, and restricted by, the provisions of any Acceptable Intercreditor Agreement. Except as specified herein, nothing contained in any Acceptable Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agents, the Issuers and the Lenders shall remain in full force and effect.

SECTION 12.27      Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Guaranty voidable under applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 12.27 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

SECTION 12.28      Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuer that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 12.29      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 12.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BJ’S WHOLESALE CLUB HOLDINGS, INC., as Holdings

By:	/s/ Kristyn M. Sugrue
Name: Kristyn M. Sugrue
Title:Treasurer

BJ’S WHOLESALE CLUB, INC.

By:	/s/ Kristyn M. Sugrue
Name: Kristyn M. Sugrue
Title: Treasurer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent, Swing Loan Lender, a Lender and an Issuer

By:	/s/ Matthew Potter
Name: Matthew Potter
Title: Senior Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a lender

By:	/s/ Sari Garrick
Name: Sari Garrick
Title: Senior Vice President

[Signature Page to Credit Agreement]

SANTANDER BANK, N.A., as a lender

By:	/s/ Jennifer Baydian
Name: Jennifer Baydian
Title: Senior Vice President

[Signature Page to Credit Agreement]

TD BANK N.A., as a lender

By:	/s/ Dean Whalen
Name: Dean Whalen
Title: Vice President

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a lender and an issuer

By:	/s/ David Lawrence
Name: David Lawrence
Title: Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a lender and an issuer

By:	/s/ Peter Foley
Name: Peter Foley
Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a lender

By:	/s/ Joe A. Sacchetti
Name: Joe A. Sacchetti
Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Vice President

[Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK as a lender

By:	/s/ Patricia Scudder
Name: Patricia Scudder
Title: Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, restated supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents or instruments delivered pursuant thereto to the extent related to the amount[s] and equal to the percentage interest[s] identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in the Letters of Credit and the Swing Loans included in such facilities5) and (b) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1              For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2              For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3              Select as appropriate.

4              Include bracketed language if there are either multiple Assignors or multiple Assignees.

5              Include all applicable subfacilities.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender].]

3.	Borrower: BJ’s Wholesale Club, Inc., a Delaware corporation

4.	Administrative Agent: Bank of America, N.A., including any successor thereto, as the administrative agent under the Credit Agreement.

5.	Credit Agreement: The Credit Agreement, dated as of July 28, 2022, among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents.

6.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitments / Loans for all Lenders[9]	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans[10]
%
%
%

6              List each Assignor, as appropriate.

7              List each Assignee, as appropriate.

8              Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Revolving Credit Facility,” etc.).

9              Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

10            Set forth, to at least 9 decimals, as a percentage of the applicable Commitments/Loans of all Lenders thereunder.

7.	[Trade Date: [ ]][11]

8.	Effective Date: [ ], 20[ ] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

11            To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][12] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

[ ]

By:
Name:
Title:][13]

12           To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

13           To be added only if the consent of the Borrower and/or other parties (e.g., Swing Loan Lender, Issuer) is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption Agreement]

ANNEX 1
TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

A.            Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (iv) it is [not] a Defaulting Lender and (v) it has examined the list of Disqualified Institutions and no Assignee is a Disqualified Institution; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

B.            Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.2(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.2(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1(a), (b) and (c) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.1 of the Credit Agreement, duly completed and executed by [the][such] Assignee and (viii) it has examined the list of Disqualified Institutions and is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4.             Fees. Unless waived by the Administrative Agent in accordance with Section 12.2(b)(iv) of the Credit Agreement, this Assignment and Assumption shall be delivered to the Administrative Agent with a processing and recordation fee of in the amount required by Section 12.2(b)(iv) of the Credit Agreement.

5.             Delivery. If the Assignee is not a Lender, the Assignee shall deliver to the Administrative Agent an Administrative Questionnaire.

EXHIBIT B

[FORM OF] REVOLVING CREDIT NOTE

[                          ], 20[    ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), promise to pay [                   ] or its registered assigns (the “Revolving Credit Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), (i) the principal amount of each Revolving Loan from time to time made by the Revolving Credit Lender to or for the account of the Borrower pursuant to the Credit Agreement and (ii) interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

As used herein, the “Credit Agreement” means and refers to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents. Capitalized terms used herein and not otherwise defined herein are used as defined in the Credit Agreement.

This is a “Revolving Credit Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof, and constitutes a Loan Document thereunder. This Revolving Credit Note is also entitled to the benefits of the Loan Documents, including the Guaranty, and is secured by the Collateral. The principal of, and interest on, this Revolving Credit Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. All payments of principal and interest shall be made to the Administrative Agent for the account of the Revolving Credit Lender in the currency in which the applicable Revolving Loan is denominated and in Same Day Funds at the Administrative Agent’s Office for such currency.

The Revolving Loans made by the Revolving Credit Lender shall be evidenced by one or more loan accounts or records maintained by the Revolving Credit Lender in the ordinary course of business. The Revolving Credit Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount, currency and maturity of its Revolving Loans and payments with respect thereto.

The Borrower waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent, the Collateral Agent and/or the Revolving Credit Lender with respect to this Revolving Credit Note and/or any Collateral Document or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Revolving Credit Note.

This Revolving Credit Note shall be binding upon the Borrower and upon its respective permitted successors, assigns, and representatives, and shall inure to the benefit of the Revolving Credit Lender and its permitted successors, endorsees and assigns.

Delivery of an executed counterpart of a signature page of this Revolving Credit Note by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REVOLVING CREDIT NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of undersigned has caused this Revolving Credit Note to be duly executed and delivered by a duly authorized officer as of the date first above written.

BJ’S WHOLESALE CLUB, INC.,
as the Borrower

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

LOANS AND PAYMENTS

Date	Amount of Loan	Currency	Maturity Date	Payments of Principal/Interest	Principal Balance of Note

EXHIBIT C

[FORM OF] NOTICE OF BORROWING

To:	Bank of America, N.A., as Administrative Agent

Re:	BJ’s Wholesale Club, Inc.

Date:	[ ], 20[ ]

Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Borrower hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Credit Agreement that the undersigned hereby requests as specified in clause (a) below, a Borrowing under the Credit Agreement and, in connection therewith, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2 of the Credit Agreement:

(a)            The date of the Proposed Borrowing is [                      ], 20[   ], which is a Business Day (the “Funding Date”).1

(b)            The aggregate principal amount of the Proposed Borrowing is [                    ].2

(c)            The Proposed Borrowing is to be comprised of [Base Rate Loans] [SOFR Rate Loans].

(d)            For SOFR Rate Loans: the Proposed Borrowing is to have an initial Interest Period of [[one][three][six][         ] months].3

1Refer to Section 2.2 of the Credit Agreement for notice requirements for Borrowings.

2Refer to Section 2.2 of the Credit Agreement for minimum principal amounts and increments for Borrowings.

3 Refer to definition of Interest Period set forth in the Credit Agreement for allowed Interest Periods.

(e)            the Proposed Borrowing is to be made in Dollars.

(f)            The proceeds of the Proposed Borrowing shall be delivered to the Borrower’s account as follows:

Bank Name:

ABA No. / Swift No.:

Account No.:

Reference:

The undersigned hereby represents and warrants that the conditions set forth in Sections 4.2(b) and (c) of the Credit Agreement shall be satisfied on the Funding Date both immediately before and immediately after giving effect to the Proposed Borrowing and to the application of the proceeds thereof.

[After giving effect to the Proposed Borrowing and the application of the proceeds thereof, Holdings and its Restricted Subsidiaries, on a Consolidated basis, are Solvent.]4

Delivery of an executed counterpart of a signature page of this Notice of Borrowing by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Notice of Borrowing.

[Signature Page Follows]

4 To be included solely to the extent the proceeds of the Borrowing will be used to fund a Restricted Payment subject to the satisfaction of the Payment Conditions.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Notice of Borrowing as of the date first written above.

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

[Signature Page to Notice of Borrowing]

EXHIBIT D

[FORM OF] SWING LOAN REQUEST

To:	Bank of America, N.A., as Administrative Agent

Re:	BJ’s Wholesale Club, Inc.

Date:	[ ], 20[ ]

Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Borrower hereby gives you notice, irrevocably, pursuant to Section 2.3 of the Credit Agreement that the undersigned hereby requests that the Swing Loan Lender make Swing Loans available to the Borrower under the Credit Agreement and, in connection therewith, sets forth below the information relating to such Swing Loans (the “Proposed Advance”) as required by Section 2.3 of the Credit Agreement:

(a)            The date of the Proposed Advance is [            ], 20[ ], which is a Business Day (the “Funding Date”).1

(b)            The aggregate principal amount of the Proposed Advance is $[                       ].

(c)            The proceeds of the Proposed Advance shall be delivered to the Borrower’s account as follows:

Bank Name:

ABA No. / Swift No.:

Account No.:

Reference:

1            Each notice of a Proposed Advance must be received by the Administrative Agent not later than 1:00 p.m. on the day of the Proposed Advance.

The undersigned hereby represents and warrants that the conditions set forth in Sections 4.2(b) and 4.2(c) of the Credit Agreement shall be satisfied on the Funding Date both immediately before and immediately after giving effect to the Proposed Advance and to the application of the proceeds thereof.

Delivery of an executed counterpart of a signature page of this Swing Loan Request by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Swing Loan Request.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swing Loan Request as of the date first written above.

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

[Signature Page to Swing Loan Request]

EXHIBIT E

[FORM OF] JOINDER AGREEMENT

Pursuant to Section 8.11(a) of the Credit Agreement referred to below, this Joinder Agreement (this “Joinder”) is made as of [                        ], 20[   ], by and among:

[                    ], a [                    ] (the “New Subsidiary Guarantor”), with its principal executive offices at [                    ]; and

BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents.

PRELIMINARY STATEMENTS

A.            Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents.

B.            Reference is made to that certain Guaranty, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Guaranty”), by and among Holdings, each of the Subsidiary Guarantors party thereto (the “Existing Subsidiary Guarantors” and, together with Holdings, the “Existing Guarantors”) and Bank of America, as the Administrative Agent and the Collateral Agent.

C.            The New Subsidiary Guarantor desires to become a party to, and bound by the terms of, the applicable Loan Documents in the same capacity and to the same extent as the Existing Subsidiary Guarantors thereunder.

D.            Pursuant to the terms of the Credit Agreement, in order for the New Subsidiary Guarantor to become party to the applicable Loan Documents as provided herein, the New Subsidiary Guarantor is required to execute this Joinder.

Accordingly, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Joinder and Assumption of Obligations. Effective as of the date of this Joinder, the New Subsidiary Guarantor hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, the Guaranty and the other Loan Documents, and hereby:

a.	joins in the execution of, and becomes a party to, the Guaranty, as indicated by its signature below;

b.	covenants and agrees to be bound by all covenants, agreements, liabilities and acknowledgments (other than covenants, agreements, liabilities and acknowledgments which specifically relate solely to an earlier date) of a Subsidiary Guarantor under the applicable Loan Documents, as provided herein and in each case, with the same force and effect as if such New Subsidiary Guarantor was a signatory to such Loan Documents and was expressly named as a Subsidiary Guarantor therein; and

c.	assumes and agrees to perform all applicable duties and Obligations of a Subsidiary Guarantor under the Credit Agreement, the Guaranty and the other Loan Documents.

2.	Representations and Warranties. The New Subsidiary Guarantor hereby makes all representations, warranties and other statements (other than representations, warranties and statements which specifically relate solely to an earlier date) of a Subsidiary Guarantor under the Loan Documents, as provided herein and in each case, with the same force and effect as if such New Subsidiary Guarantor was a signatory to the Loan Documents and was expressly named as a Subsidiary Guarantor therein.

3.	Ratification of Loan Documents. All of the terms and conditions of the Credit Agreement, the Guaranty and the other Loan Documents shall remain in full force and effect as in effect prior to the date hereof, without releasing any Loan Party thereunder or Collateral therefor.

4.	Conditions Precedent to Effectiveness. This Joinder shall not be effective until each of the following conditions precedent have been fulfilled:

a.	This Joinder shall have been duly executed and delivered by the respective parties hereto, and shall be in full force and effect.

b.	All action on the part of the New Subsidiary Guarantor and the other Loan Parties necessary for the valid execution, delivery and performance by the New Subsidiary Guarantor of this Joinder and all other documentation, instruments, and agreements required to be executed in connection herewith shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

c.	The New Subsidiary Guarantor shall have taken all necessary action (including execution and delivery of all applicable Collateral Documents) to satisfy the Collateral and Guarantee Requirement and Sections 8.11, 8.12 and 8.13 of the Credit Agreement.

5.	Miscellaneous.

a.	This Joinder constitutes a Loan Document.

b.	The New Subsidiary Guarantor agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 12.3 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “New Subsidiary Guarantor”.

c.	This Joinder may be executed in counterparts (and by different parties hereto in different counterparts), each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Joinder by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Joinder.

d.	If any provision of this Joinder is held to be invalid, illegal, or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

e.	THIS JOINDER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered by its proper and duly authorized officer as of the date set forth above.

NEW SUBSIDIARY GUARANTOR

[ ]

By:
Name:
Title:

[Signature Page to Joinder Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Joinder Agreement]

EXHIBIT F

[FORM OF] INTEREST ELECTION REQUEST

To:	Bank of America, N.A., as Administrative Agent

Re:	BJ’s Wholesale Club, Inc.

Date:	[ ], 20[ ]

Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.11 of the Credit Agreement that the undersigned hereby requests the following (select one):

☐         A conversion of existing Revolving Loans from [             ]1 to [             ]2

☐         A continuation of SOFR Rate Loans that are Revolving Loans

(a)        The date of the proposed conversion or continuation is [                          ], 20[   ], which is a Business Day.3

(b)        The aggregate principal amount of the Loans to be converted or continued is [                   ].4

1            Insert the existing Type of Loans to be converted (e.g., Base Rate Loans, SOFR Rate Loans).

2            Insert the Type of Loans into which existing Loans are to be converted (e.g., Base Rate Loans, SOFR Rate Loans). Refer to Section 2.11 of the Credit Agreement to select appropriate Type of Loan based on the Type of existing Loan to be converted.

3            Refer to Section 2.11 of the Credit Agreement for notice requirements for conversions and continuations.

4            Refer to Section 2.11 of the Credit Agreement for minimum principal amounts and increments for conversion and continuations.

(c)        The Loans to be converted or continued are comprised of [Base Rate Loans] [SOFR Rate Loans].

(d)        For SOFR Rate Loans: the Loans to be converted or continued are to have an Interest Period of [one][three][six] months].

(e)        The Loans to be converted or continued are made in Dollars.

Delivery of an executed counterpart of a signature page of this Interest Election Request by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Interest Election Request.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Interest Election Request as of the date first written above.

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

[Signature Page to Interest Election Request]

EXHIBIT G

[FORM OF] CREDIT CARD NOTIFICATION

[Insert Applicable Loan Party Letterhead]

[                            ], 20[    ]

BY CERTIFIED MAIL - RETURN RECEIPT REQUESTED

To:	[Name and Address of Credit Card Processor] (the “Processor”)

Re:	[_____________] among the Processor and the Loan Party, dated as of [ , 20__] (the “Processing Agreement”)
Merchant Account Number: _____________

Dear Sir/Madam:

Under certain financing agreements among [                            ] (the “Loan Party”), and, among others, Bank of America, N.A., with offices at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent and collateral agent (in such capacities, together with its successor and assigns in such capacities, the “Administrative Agent”) for the benefit of a syndicate of lenders and certain other secured parties (the “Secured Parties”), the Loan Party has granted to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, a security interest in and to, among other things, the Loan Party’s inventory, credit card receivables, certain accounts, books and records relating to the foregoing, and proceeds therefrom, including without limitation, all amounts due or to become due from the Processor to the Loan Party pursuant to the Processing Agreement between the Processor and the Loan Party.

Under the terms and provisions of the agreements with the Administrative Agent, under certain circumstances, the Loan Party is obligated to deliver all proceeds of the Loan Party’s accounts, accounts receivable and inventory to the Administrative Agent, and by your signature below, you acknowledge receipt of notice of such obligations. Such proceeds include all credit card charges (the “Charges”) submitted by the Loan Party to the Processor for processing and the amounts which the Processor owes to the Loan Party on account thereof (the “Credit Card Proceeds”) and all other amounts due or to become due to the Loan Party under the Processing Agreement.

Until the Processor receives notification from an officer of the Administrative Agent as provided below, all amounts due from time to time from the Processor to the Loan Party (including Credit Card Proceeds, payment from any reserve account or the like or other payments) shall be transferred only as follows:

By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

ABA #

For Credit to
Account No.

After the Processor receives notification from an officer of the Administrative Agent, all amounts shall be transferred as the Processor may be instructed from time to time in writing by an officer of the Administrative Agent. After the Processor receives written notification from the Administrative Agent that all obligations of the Loan Party to the Secured Parties have been paid in full and the commitments of the Secured Parties to make loans to the Loan Party have terminated, all amounts shall thereafter be transferred as the Processor may be instructed by the Loan Party.

Upon request of an officer of the Administrative Agent, a copy of each periodic statement provided by the Processor to the Loan Party shall be provided to the Administrative Agent, at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by an officer of the Administrative Agent):

If to the Administrative Agent:

Bank of America, N.A.

MA5-100-04-10

100 Federal Street

Boston, Massachusetts 02110

Attention: Matthew Potter, Senior Vice President

The Processor shall be fully protected in acting on any order or direction by an officer of the Administrative Agent given in accordance with the terms of this letter respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Administrative Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This letter may be amended only by notice in writing signed by an officer of the Loan Party and an officer of the Administrative Agent, and may be terminated solely by written notice signed by an officer of the Administrative Agent.

[Signature Pages Follow]

Very truly yours,

[LOAN PARTY]

By:
Name:
Title:

cc:       Bank of America, N.A.

[Signature Page to Credit Card Notification]

Acknowledged and Accepted:

BANK OF AMERICA, N.A.,

as the Administrative Agent

By:
Name:
Title:

[                      ],

as the Processor

By:
Name:
Title:

[Acknowledgement Page to Credit Card Notification]

EXHIBIT H

[FORM OF] BORROWING BASE CERTIFICATE

[See attached]

Borrowing Base Certificate

BJ's Wholesale Club, Inc.

Certificate Date:

As of:

	Revolving Borrowing Base		
	Eligible Credit Card Receivables (**Worksheet 1**)		
	Revolving Credit Card Advance Rate	90.0%	
(A)	Available Revolving Credit Card Receivables		
	Eligible Accounts (**Worksheet 1**)		
	Revolving Eligible Accounts Advance Rate	90.0%	
(B)	Available Revolving Account Receivables		
	Cost of Eligible Inventory (**Worksheet 2**)		
	Net Recovery Percentage of Eligible Inventory per [] Appraisal (Exhibit 2)		
	Net Orderly Liquidation Value of Eligible Inventory		
	Revolving Inventory Advance Rate (*92.5% for four consecutive months each year, otherwise 90%*)	90.0%	
(C)	Available Revolving Inventory		
	Cost of Eligible In-Transit Inventory (**Worksheet 2**)		
	Net Recovery Percentage of Eligible In-Transit Inventory per [ ] Appraisal (Exhibit 2)		
	Net Orderly Liquidation Value of Eligible In-Transit Inventory		
	Revolving Inventory Advance Rate (92.5% for four consecutive months each year, otherwise 90%)	90.0%	
(D)	Calculated Revolving Inventory In-Transit		
(E)	Revolving Inventory In-Transit Cap (10% of Borrowing Base including Available Inventory In-Transit)		
(F)	Available Inventory In-Transit (Lesser of D or E)		
(G)	Qualified Cash (not to exceed 10% of Borrowing Base)		
(H)	Qualified Cash Cap (10% of Borrowing Base including Qualified Cash)		
(I)	Available Qualified Cash (Lesser of G or H)		
	Revolving Borrowing Base Before Availability Reserves		
	Availability Reserves		
	Gift Cards, Promo Gift Cards, BJ's Rewards (Cards/Checks) (50%)		
	Consignment/3rd Party Payables, Lottery Payables		
	Customer Deposits; special orders		
	Landlord Lien Reserve (1 Month)		
	PACA Reserve		
	Gas Station Closing Costs		
	Sales Tax Payables		
	Cigarette Tax Stamp Deficiency (Exhibit 3)		
	Secured Hedge Reserve (Exhibit 4) **NA**		
(J)	Total Availability Reserves		
(K)	Revolving Borrowing Base (A+B+C+F+I-J)		
(L)	Aggregate Revolving Credit Commitments		**$1,200,000,000**
(M)	Revolving Loan Cap (Lesser of K or L)		

	Excess Availability Calculation	
	Revolving Loans	
	Letter of Credit Obligations (Exhibit 1)	
(N)	Aggregate Revolving Credit Outstandings	
(M-N)	**Excess Availability**	

The undersigned, a Responsible Officer (as defined in the Credit Agreement referred to below) of BJ's Wholesale Club, Inc. (the "Borrower"), represents and warrants to Bank of America, N.A., in its capacity as administrative agent and collateral agent under the Credit Agreement referred to below (the "Agent"), that (a) the information set forth above and the supporting documentation delivered in connection herewith have been prepared in accordance with the requirements of that certain Credit Agreement, dated as of July 28, 2022 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement") by and among (i) the Borrower, (ii) BJ's Wholesale Club Holdings, Inc., as "Holdings," (iii) the lenders party thereto from time to time and (iv) the Agent; and (b) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing.

BJ's Wholesale Club, Inc.

By:

Title:

BJ's Wholesale Club, Inc.
Borrowing Base Certificate

Worksheet 2 - Inventory

Eligible Inventory		Retail	Cost	CF%
Beginning Stock Ledger Inventory, as of				
Add: Purchases				
Merchandise Available for Sale				
Less: Gross Sales				
Cost of Goods Sold				
Vendor Returns				
Destroy / Salvage				
Average Cost Changes				
Financial On-Hand Adjustment				
Inventory Used for Demos				
Variance				
Total Reductions				
Ending Inventory				
Adjustments per GL reconciliation				
Ending Stock Ledger Inventory				
Add: Exclusions at Cost				
In-Transit Inventory (between locations e.g. DC to Club, excluding landing costs)				
Ending Inventory before Cash Discount Reserve				
Less: Cash Discount Reserve				
Ending Inventory, as of:				
Inventory Ineligibles:				
(a) work-in-process				
(b) raw materials				
(c) spare parts for equipment				
(d) packaging and shipping materials				
(e) supplies used or consumed in such Person's business				
(f) Inventory located at a 3rd party facility without a collateral access agreement				
(g) gasoline or diesel fuel				
(h) bill and hold goods				
(i) obsolete, unmerchantable, "seconds", used, unfit for sale or slow moving				
(j) Inventory without perfected first priority security interest or subject to any other Lien not permitted				
(k) damaged and/or defective				
(l) returned Inventory which is not held for sale in the ordinary course of business				
(m) Inventory purchased or sold on consignment				
(n) Inventory not solely owned and/or without good and valid title				
(o) Inventory that is not located in the U.S.				
(p) custom items				
(q) spare parts, promotional or marketing materials				
(r) samples, labels, and other similar non-merchandise categories				
(s) Inventory that is not in material compliance with Government Standards regarding sale or use				
(t) Inventory that is not insured in compliance with the Credit Agreement				
(u) Inventory that has been sold but not yet delivered or as to which the Borrower has accepted a deposit				
(v) Inventory that is subject to any licensing or royalty agreement				
(w) In-Transit Inventory and Letter of Credit Inventory				
(x) and warranties contained in the Credit Agreement				
(y) Inventory located in a closed store				
XX 5% Reserve against inventory received, not yet detail entered ("receiver accrual")				
XX Inventory sold below cost				
XX Estimated vs. Actual Freight Cost Reserve				
XX Shrink - Non Perishable				
XX Shrink - Perishables				
XX Shrink - Distribution Centers				
Total Ineligibles				
Eligible Inventory				

Eligible In-Transit Inventory		Cost
Ending In-Transit Inventory, as of:		
Inventory Ineligibles:		
(a) In-transit > 30 days		
(b) Purchase order not in the name of a Loan Party		
(c) Carriers without agreements		
(d) Without Marine Cargo Insurance		
(e) Other		
Total Ineligibles		
Eligible In-Transit Inventory

BJ’s Wholesale Club, Inc.
Borrowing Base Certificate

Exhibit 1 - Letters of Credit

1/0/00

BJ's Wholesale Club, Inc.

Form of Borrowing Base Certificate

Exhibit 3 - Cigarette Stamp Inventory

Cigarette Tax Stamps as of: 1/0/00

State	Cost Per Stamp:	Stamps On Hand	Packs on Hand	Stamps Over/(Required)	Stamps Required ($)
Maine					
Massachusetts					
Rhode Island					
New Hampshire					
Total DC 800					
Connecticut		-		-	☐ -
Delaware		-	-	-	☐ -
Florida			-	-	☐ -
Georgia			-	-	☐ -
Maryland			-	-	☐ -
New Jersey		-	-	-	☐ -
New York		-	-	-	☐ -
North Carolina		-	-	-	☐ -
Ohio		-	-	-	☐ -
Pennsylvania			-	-	☐ -
North Virgina			-	-	☐ -
Virginia (41,69,139)			-	-	☐ -
VA Hampton			-	-	☐ -
VA Norfolk		-	-	-	☐ -
Virginia Beach			-	-	☐ -
VA Chesapeake			-	-	☐ -

Total Cigarette Tax Stamp Deficiency Reserve

EXHIBIT I

FORM OF INTERCREDITOR AGREEMENT

[attached]

EXHIBIT J

[FORM OF] INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT, dated as of [               ], 20[    ] (as the same may be amended, amended and restated, modified, replaced or supplemented from time to time in accordance with the terms hereof, this “Intercompany Subordination Agreement”), is made and entered into by and among each of the undersigned, to the extent a borrower from time to time (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) from any other entity listed on the signature page (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”).

RECITALS

(a)             Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b)            All Indebtedness of each Obligor that is a Loan Party to each Subordinated Creditor that is not a Loan Party now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”. Indebtedness owed by any Obligor that is not a Loan Party to a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Obligor.

(c)            This Intercompany Subordination Agreement is entered into pursuant to Sections 9.3(b)(ii) and 9.3(d) of the Credit Agreement and delivered in connection therewith.

SECTION 1. Subordination.

(a)            Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Secured Obligations of any such Obligor now or hereafter existing, including, without limitation, where applicable, such Obligor’s guarantee thereof (the “Senior Indebtedness”).

(b)            Notwithstanding the date, manner or order of grant, attachment or perfection of any Lien of the Collateral Agent in any Collateral securing the Senior Indebtedness (all such Liens, collectively, the “Senior Liens”) or any Liens of a Subordinated Creditor in any Collateral securing Indebtedness (all such Liens, collectively, the “Junior Liens”) and notwithstanding any provision of the UCC or any other applicable Law or any Loan Document or other documents, agreement or instrument, the Administrative Agent, the Collateral Agent and each Subordinated Creditor hereby agree that (i) the Senior Liens, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to any Junior Liens, and (ii) any Junior Liens, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to the Senior Liens. Without limiting the generality of the foregoing, it is expressly agreed that all proceeds of Collateral received by any Subordinated Collateral shall be paid over to the Administrative Agent for application to the Senior Indebtedness until paid in full in accordance with Section 1(c) below. The foregoing shall apply regardless of the order of filing of any such Liens (or the exercise of control over or possession of any Collateral) or perfection of any such security interests (or failure to make any such filing or perfect any such security interest), or the avoidance of any such security interest. The Lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of any Senior Indebtedness or applicable Indebtedness owed to any Subordinated Creditor (or any part thereof), by the release of any Collateral or of any guarantees for any Senior Indebtedness or applicable Indebtedness owed to any Subordinated Creditor or by any action that any Secured Party or Subordinated Creditor may take or fail to take in respect of any Collateral.

(c)            For the purposes of this Intercompany Subordination Agreement, the Senior Indebtedness shall not be deemed to have been paid in full until the date that is 91 days after the Obligations Payment Date; provided that such Senior Indebtedness shall not be considered paid in full if such Senior Indebtedness has been refinanced with proceeds of other Indebtedness.

SECTION 2. Events of Subordination.

(a)            In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Debtor Relief Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the holders of Senior Indebtedness shall be entitled to receive payment in full of the Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities, but other than (i) equity securities or (ii) debt securities of such Obligor that are subordinated, to at least the same extent as the Subordinated Debt hereunder, to the payment of all Senior Indebtedness then outstanding) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other Indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Administrative Agent for the account of the holders of Senior Indebtedness for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full in cash pursuant to Section 1(b).

(b)            If any Event of Default has occurred and is continuing under Section 10.1(a) or 10.1(f) of the Credit Agreement and after notice from the Administrative Agent to each Subordinated Creditor (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 10.1(f) of the Credit Agreement), then no payment (including any payment that may be payable by reason of any other Indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) or distribution of any kind or character shall be made by or on behalf of any Obligor that is a Loan Party for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor that is a Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt until (x) the Senior Indebtedness shall have been paid in full in cash pursuant to Section 1(b) hereof or (y) such Event of Default shall have been waived or is otherwise no longer continuing, unless otherwise agreed in writing by the Administrative Agent in its reasonable discretion.

(c)            If any Event of Default under the Credit Agreement (other than an Event of Default described in Section 10.1(a) or 10.1(f) of the Credit Agreement) shall have occurred and be continuing and the Administrative Agent gives written notice thereof to each Subordinated Creditor, then no payment (including any payment that may be payable by reason of any other Indebtedness of any Obligor that is a Loan Party being subordinated to payment of the Subordinated Debt) or distribution of any kind or character shall be made by or on behalf of any Obligor that is a Loan Party for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor that is a Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Senior Indebtedness shall have been paid in full pursuant to Section 1(b) hereof or (y) such Event of Default shall have been waived or is otherwise no longer continuing.

(d)            Except as otherwise set forth in Sections 2(a) through (c) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt.

SECTION 3. In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a)            If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i)            The Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other Lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or the Lenders hereunder; and

(ii)           each Subordinated Creditor shall promptly take such action as Administrative Agent may reasonably request (A) to collect the Subordinated Debt for the account of the holders of the Senior Indebtedness and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may reasonably request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other Liens securing payment of, the Subordinated Debt and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b)            All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the holders of the Senior Indebtedness, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Administrative Agent for the account of the holders of the Senior Indebtedness in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness, as applicable in accordance with the terms of the Credit Agreement.

(c)            The Administrative Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not such Obligor that is a Loan Party shall have complied with any of the provisions hereof applicable to it, at any time when such Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

SECTION 4. Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Administrative Agent or the holders of the Senior Indebtedness pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Senior Indebtedness shall have been paid in full in cash pursuant to Section 1(b).

SECTION 5. Further Assurances. Each Subordinated Creditor and each Obligor that is a Loan Party will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary and that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any holders of the Senior Indebtedness to exercise and enforce its rights and remedies hereunder.

SECTION 6. Agreements in Respect of Subordinated Debt. No Subordinated Creditor will, except as permitted under the Credit Agreement, sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Intercompany Subordination Agreement.

SECTION 7. Agreement by the Obligors. Each Obligor that is a Loan Party agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case if such payment or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

SECTION 8. Obligations Hereunder Not Affected. All rights and interests of the Administrative Agent and the Lenders hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor that is a Loan Party under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(a)            any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Senior Indebtedness or any part thereof;

(b)            any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of the Guaranty or any Senior Indebtedness;

(c)            the application of security and directing the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine in accordance with the Credit Agreement and each other Loan Document;

(d)            the release or substitution of one or more of any endorsers or other guarantors of any of the Senior Indebtedness;

(e)             the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which, but for this Section 8, might operate as a discharge of such Guarantor;

(f)            any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(g)            any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(h)            the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

(i)             any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(j)             any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and/or

(k)             to the fullest extent permitted by Law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.

This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by the Administrative Agent or any holder of Senior Indebtedness upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

SECTION 9. Waiver. Each Subordinated Creditor and each Obligor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Intercompany Subordination Agreement and any requirement that Administrative Agent, Collateral Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

SECTION 10. Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Collateral Agent, such Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 11. Expenses. This Intercompany Subordination Agreement is entitled to the benefits of Section 12.3 of the Credit Agreement. Each Subordinated Creditor and each Obligor (in each case, that is not a Loan Party) agrees that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Intercompany Subordination Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable and documented attorneys’ fees and all other reasonable and documented out-of-pocket costs and expenses incurred in the enforcement of this Intercompany Subordination Agreement, irrespective of whether suit is brought.

SECTION 12. Addresses for Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 12.8 of the Credit Agreement. All communications and notice hereunder to an Obligor other than the Borrower shall be given in care of the Borrower.

SECTION 13. No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 14. Joinder. Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto as required by the Credit Agreement, each such party shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

SECTION 15. Governing Law; Jurisdiction; Etc.

(a)            THIS INTERCOMPANY SUBORDINATION AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE STATE, COUNTY AND CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12 OF THIS INTERCOMPANY SUBORDINATION AGREEMENT.      NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)            EACH PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS INTERCOMPANY SUBORDINATION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 16. Enforceability. The provisions of this Intercompany Subordination Agreement are intended to be and shall be enforceable under Section 510(a) of Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

SECTION 17. Release. Any Obligor shall be automatically released from this Intercompany Subordination Agreement in the event that such Obligor ceases to be a Loan Party pursuant to Article XI or Section 11.11 of the Credit Agreement. Any Subordinated Creditor shall be automatically released from this Intercompany Subordination Agreement in the event that such Subordinated Creditor ceases to be a wholly-owned Restricted Subsidiary of Holdings pursuant to a transaction permitted by the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Subordinated Creditor, each Obligor, the Borrower and Holdings each has caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[●], as an Obligor

By:
Name:
Title:

[Signature Page to Intercompany Subordination Agreement]

Agreed and acknowledged as of the date first above written:

BANK OF AMERICA, N.A.,
as Administrative Agent and as Collateral Agent

By:
Name:
Title:

[Signature Page to Intercompany Subordination Agreement]

EXHIBIT A
TO INTERCOMPANY SUBORDINATION AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [               ], 20[    ] (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of [                 ], 20[    ] (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), the Subordinated Creditors and Obligors from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Intercompany Subordination Agreement.

1.              Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder unless such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

2.              Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3.              Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

EXHIBIT K-1

[FORM OF] UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

[                                   ], 20[    ]

Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents. Capitalized terms used herein and not otherwise defined herein are used as defined in the Credit Agreement.

Pursuant to the provisions of Section 3.1(c) of the Credit Agreement, the undersigned hereby certifies that:

1.              It is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate.

2.              It is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code.

3.              It is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4.              It is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

5.              The interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

[Signature Page to United States Tax Compliance Certificate]

EXHIBIT K-2

[FORM OF] UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

[                              ], 20[    ]

Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents. Capitalized terms used herein and not otherwise defined herein are used as defined in the Credit Agreement.

Pursuant to the provisions of Section 3.1(c) of the Credit Agreement, the undersigned hereby certifies that:

1.              It is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate.

2.              Its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)).

3.              Neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code.

4.              None of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.              None of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

6.              The interest payments on the Loan(s) are not effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

[Signature Page to United States Tax Compliance Certificate]

EXHIBIT K-3

[FORM OF] UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

[                       ], 20[    ]

Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents. Capitalized terms used herein and not otherwise defined herein are used as defined in the Credit Agreement.

Pursuant to the provisions of Section 3.1(c) of the Credit Agreement, the undersigned hereby certifies that:

1.              It is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

2.              It is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code.

3.              It is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4.              It is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

5.             The interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

[Signature Page to United States Tax Compliance Certificate]

EXHIBIT K-4

[FORM OF] UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

[                         ], 20[    ]

Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents. Capitalized terms used herein and not otherwise defined herein are used as defined in the Credit Agreement.

Pursuant to the provisions of Section 3.1(c) of the Credit Agreement, the undersigned hereby certifies that:

1.              It is the sole record owner of the participation in respect of which it is providing this certificate.

2.              Its direct or indirect partners/members are the sole beneficial owners of such participation.

3.              Neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code.

4.              None of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.              None of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

6.              The interest payments with respect to such participation are not effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W- 8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

[Signature Page to United States Tax Compliance Certificate]

EXHIBIT L

[FORM OF] COMPLIANCE CERTIFICATE

To:	Bank of America, N.A., as Administrative Agent

Re:	BJ’s Wholesale Club, Inc.

Date:	[ ], 20[ ]

Reference is made to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Section 7.2(a) of the Credit Agreement, the undersigned [insert title of a Financial Officer] of Holdings hereby certifies as of the date hereof that he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of Holdings, and solely in his/her capacity as [insert title of a Financial Officer] of Holdings, and not individually, hereby further certifies to the Administrative Agent and the Lenders as follows:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Appendix 1 is a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of the Fiscal Year ended [                                ], 20[    ] (the “Financial Statement Date”), and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP (except as noted therein), with such Consolidated financial statements audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” qualification (but excluding a “going concern” explanatory paragraph or like statement), other than a “going concern” qualification or exception that is due to (v) the impending maturity of any Indebtedness within the twelve (12) month period following the date of the delivery of the attached report and opinion, (x) any actual failure to satisfy a financial covenant or any potential inability to satisfy a financial covenant on a future date or in a future period or (y) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary.

1

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.            Attached hereto as Appendix 1 is a condensed Consolidated balance sheet of Holdings and its Subsidiaries as at the end of the Fiscal Quarter ended [                          ], 20[    ] (the “Financial Statement Date”), and the related (i) condensed Consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) condensed Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, and such Consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes. Also attached hereto as Appendix 1-A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements.

2.            A review of the activities of Holdings and its Restricted Subsidiaries during the fiscal period covered by the financial statements delivered pursuant to Section 1 of this Compliance Certificate has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings and its Restricted Subsidiaries performed and observed all their respective obligations under the Loan Documents, and to my knowledge, except as set forth in Appendix 2, no Default or Event of Default has occurred and is continuing.

3.            [Attached hereto as Appendix 3 is a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries as of the end of the most recent Test Period.]1

4.            Attached hereto as Appendix 4 is a description of each event, condition or circumstance during the last Fiscal Quarter covered by this Compliance Certificate requiring a mandatory prepayment under Section 2.9 of the Credit Agreement.

5.            Attached hereto as Appendix 5 is a list of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of this Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date such list was most recently updated in connection with delivery of a Compliance Certificate.

6.            Attached hereto as Appendix 6 is written notice of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof since the date of the most recent financial statements delivered to the Administrative Agent (other than changes made in accordance with GAAP).

7.           [Attached hereto as Appendix 7 are reasonably detailed calculations of the Net Cash Proceeds received during the Fiscal Year ended [                         ], 20[    ] by or on behalf of Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.9(b) of the Credit Agreement.]2

[Signature Page Follow]

1 Only include to the extent a Monthly Borrowing Base Reporting Period occurred at any time during the Fiscal Quarter most recently ended prior to the delivery hereof.

2 To be included in connection with delivery of annual financial statements.

2

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Financial Officer of Holdings, and not individually, has executed this certificate for and on behalf of Holdings and has caused this certificate to be delivered as of the date first set forth above.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Compliance Certificate]

APPENDIX 1
TO COMPLIANCE CERTIFICATE

APPENDIX 1-A
TO COMPLIANCE CERTIFICATE

APPENDIX 2
TO COMPLIANCE CERTIFICATE

Except as set forth below, no Default or Event of Default presently exists.[ If any Default or Event of Default exists, the following describes the nature of such Default or Event of Default in reasonable detail and the steps being taken or contemplated to be taken by the Loan Parties on account thereof.]

APPENDIX 3
TO COMPLIANCE CERTIFICATE1

Test Period covered by the calculations below: [                      ], 20[    ] to [                      ], 20[    ] (the “Test Period”).

Consolidated Fixed Charge Coverage Ratio

The ratio of (a) to (b)

1. Consolidated EBITDA	$

2. Capital Expenditures[2]	$

3. Cash Taxes	$

4. Cash Tax refunds	$

(a) 1 minus 2 minus 3 plus 4	$

(b) Debt Service Charges	$

Consolidated Fixed Charge Coverage Ratio for the Test Period is _____: 1:00

Full calculations of the Consolidated Fixed Charge Coverage Ratio are attached as Exhibit A hereto.

1 In the case of any conflict between this Appendix 3 and the Credit Agreement, the Credit Agreement shall govern.

2 This does not include Capital Expenditures (x) not paid for in Cash or (y) financed with proceeds of Indebtedness (other than Loans).

EXHIBIT A
TO APPENDIX 3

TO COMPLIANCE CERTIFICATE

(A)	Consolidated Fixed Charge Coverage Ratio

(1)	Consolidated EBITDA

(a)	Consolidated Net Income:

(i)	the aggregate of the Net Income of Holdings and its Restricted Subsidiaries on a Consolidated basis for such Test Period and otherwise determined in accordance with GAAP, excluding, without duplication:	$

(A)	any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses and non-recurring compensation charges (without, in any such case, limitation on the calculation hereof by Item 10(e) of Regulation S- K promulgated by the SEC)	$

(B)	the cumulative effect of a change in accounting principles during such Test Period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP	$

(C)	effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition or the amortization or write- off of any amounts thereof, net of taxes	$

(D)	any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations	$

(E)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset Dispositions or other Disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by Holdings	$

(F)

the Net Income for such Test Period of any Person that is not a Restricted Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, provided that Consolidated Net Income of Holdings and its Restricted Subsidiaries shall include the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such Test Period

$

(G)

(i) any net unrealized gain or loss (after any offset) resulting in such Test Period from obligations in respect of Swap Contracts and the application of FASB Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such Test Period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such Test Period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments

$

(H)

any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP

$

(I)

any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as Holdings has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 (or, in any leap year, 366) days of such determination (with a deduction in the applicable future Test Period for any amount so added back to the extent not so indemnified or reimbursed within such 365 (or, in any leap year, 366) days)

$

(J)

to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future Test Period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption

$

(K)

any non-cash (for such Test Period and all other Test Periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of Holdings or any of its Restricted Subsidiaries in connection with the Transactions

$

Consolidated Net Income (item (A)(1)(a)(i) excluding the items (A)(1)(a)(i)(A) through (K))	$

(b)	increased by (without duplication):

(i)	provision for taxes based on income or profits or capital, plus state, provincial, territorial, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such Test Period (including, in each case, penalties and interest related to such taxes or arising from tax examinations), to the extent the same were deducted in computing Consolidated Net Income for such Test Period	$

(ii)	(A) total interest expense of such Person for such Test Period and (B) bank fees and costs of surety bonds for such Test Period, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same were deducted in computing Consolidated Net Income for such Test Period	$

(iii)	Consolidated Depreciation and Amortization Expense for such Test Period to the extent the same was deducted in computing Consolidated Net Income for such Test Period	$

(iv)	any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Credit Agreement including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions, incurred during such Test Period, in each case, to the extent the same were deducted in computing Consolidated Net Income for such Test Period	$

(v)	the amount of any restructuring charge or reserve deducted in such Test Period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Closing Date or (B) the closing of any Stores or distribution centers after the Closing Date; provided that amounts added back pursuant to this clause (v) with respect to any Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (v))	$

(vi)	the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring (without, in any such case, limitation on the calculation hereof by Item 10(e) of Regulation S-K promulgated by the SEC) product and Intellectual Property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs; provided that amounts added back pursuant to this clause (vi) with respect to any Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (vi))	$

(vii)	any other non-cash expenses or charges including any write offs or write downs reducing such Consolidated Net Income for such Test Period (provided that, if any such non-cash expenses or charges represent an accrual or reserve for potential cash items in any future Test Period, (A) Holdings may determine not to add back such non- cash expense or charge in the current Test Period and (B) to the extent Holdings decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period)	$

(viii)	the amount of any minority interest expense deducted in calculating Consolidated Net Income for such Test Period	$

(ix)	the amount of Expected Costs Savings that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (A) the Transactions, (B) any Business Optimization Initiative consummated prior to or on the Closing Date and/or (C) any Business Optimization Initiative consummated after the Closing Date (in each case, net of the amount of actual amounts realized during such Test Period from such actions); provided that (1) with respect to clause (C), the relevant action resulting in (or substantial steps towards the relevant action that would result in) such Expected Costs Savings must either be taken or reasonably expected to be taken within eighteen (18) months after the determination to take such action and (2) amounts added back pursuant to this clause (ix) with respect to any Test Period shall not exceed 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to any adjustments pursuant to this clause (ix))	$

(x)	any (A) one-time fee, cost, charge or expense incurred during such Test Period in connection with regulatory fines or processes and (B) cost of, and payment of, actual or prospective litigations, legal settlements, fines, judgments or orders during such Test Period	$

(xi)	any fee, cost, charge or expense incurred in connection with (A) lease buy-outs or termination fees in connection with Store closures and (B) contract terminations (including holdback amounts) during such Test Period	$

(xii)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to item (A)(1)(c) below for any previous Test Period and not added back	$

(xiii)	any costs or expenses incurred by Holdings or a Restricted Subsidiary during such Test Period pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Loan Parties or net cash proceeds of issuance of Equity Interests of the Loan Parties (other than Disqualified Equity Interests)	$

(xiv)	[reserved]	$

(xv)	[reserved]	$

(xvi)	the amount of management, board of directors, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent or equityholders of Holdings or the Borrower	$

(xvii)	[reserved]	$

(xviii)	[reserved]	$

(xix)	any charges, expenses or losses directly related to litigation	$

(xx)	[reserved]	$

(c)	decreased by (without duplication):

(i)	any non-cash gains increasing Consolidated Net Income of such Person for such Test Period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior Test Period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the calculation set forth in this Schedule 1)	$

(ii)	any non-cash gains with respect to cash actually received in a prior Test Period unless such cash did not increase Consolidated EBITDA in such prior Test Period	$

(d)	Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(1)(b)(i) through (xx) minus the sum of items (A)(1)(c)(i) and (ii))[1]	$

(2)	Capital Expenditures

(a)	(i)	all amounts that would be reflected as additions to property, plant or equipment on a Consolidated statement of cash flows of Holdings and its Restricted Subsidiaries in accordance with GAAP	$

1            Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any Test Period that includes any of the Fiscal Quarters ended on or about July 31, 2021, October 31, 2021, January 29, 2022 and April 30, 2022, Consolidated EBITDA for such Fiscal Quarters shall be $220,140,000, $228,399,000, $228,601,000 and $220,801,000, respectively. For the avoidance of doubt, Consolidated EBITDA shall be calculated (whether pursuant to the immediately preceding sentence or otherwise), including pro forma adjustments, in accordance with Section 1.8 (provided that any such adjustments, when taken together with any such similar adjustments made in accordance with item (A)(1)(b)(ix) above, shall not exceed 25% of Consolidated EBITDA for such Test Period (calculated before giving effect to such addbacks).

(ii)	the value of all assets under Capitalized Leases incurred by Holdings and its Restricted Subsidiaries during such period	$

(iii)	provided that Capital Expenditures shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase of plant, property or equipment or software to the extent financed with the Net Cash Proceeds of Dispositions that are not required to be applied to prepay the Loans the First Lien Term Facility or any Material Indebtedness, (iii) expenditures that are accounted for as capital expenditures by Holdings or any Restricted Subsidiary and that actually are paid for, or reimbursed to Holdings or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than Holdings or any Restricted Subsidiary and for which neither Holdings nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), including, without limitation, expenditures which are contractually required to be, and are, reimbursed to a Loan Party in cash by its landlords as tenant allowances during such period, (iv) expenditures to the extent constituting any portion of a Permitted Acquisition, (v) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase, and (B) the Net Cash Proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, provided that such portion of the purchase price in excess of the credit granted by the seller of such equipment for the equipment being traded in at such time or such Net Cash Proceeds, as applicable, shall not be excluded as “Capital Expenditures” under the Credit Agreement, (vi) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than a Loan Party or any of its Restricted Subsidiaries during the same Fiscal Year in which such expenditures were made pursuant to a sale-leaseback transaction, to the extent of the Net Cash Proceeds received by a Loan Party or such Restricted Subsidiary pursuant to such sale-leaseback transaction, provided that such portion of the expenditures which exceed the Net Cash Proceeds received by a Loan Party or such Restricted Subsidiary pursuant to such sale-leaseback transaction shall not be excluded as “Capital Expenditures” under the Credit Agreement, or (vii) expenditures financed with the proceeds of an issuance of Equity Interests of Holdings or a capital contribution to Holdings or Indebtedness permitted to be incurred under the Credit Agreement, to the extent such expenditures were made within 365 days after the receipt of such proceeds.	$

Capital Expenditures

(iv)	the sum of items (A)(2)(a)(i) and (ii) minus (iii)	$

Cash Taxes

(b)	with respect to any Test Period, all Taxes paid or payable in cash by Holdings and its Restricted Subsidiaries during such Test Period	$

Cash Tax refunds

(c)	with respect to any Test Period, all Cash Tax refunds	$

(d)	item (A)(1)(d) minus item (A)(2)(a)(iv) minus item (A)(2)(b) plus item (A)(2)(c)	$

(3)	Debt Service Charges

with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the sum of:

(a)	Consolidated Interest Charges[2]

(i)	all cash interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP	$

(ii)	the cash portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest in accordance with GAAP	$

(iii)	cash interest income during such period, in each case of or by Holdings and its Restricted Subsidiaries on a Consolidated basis for such Test Period in accordance with GAAP	$

(iv)	item (A)(3)(a)(i) plus (A)(3)(a)(ii) minus item (A)(3)(a)(iii)	$

(b)	scheduled principal payments made or required to be made on account of Indebtedness for borrowed money due and payable by Holdings and its Restricted Subsidiaries for such Test Period, in each case determined on a consolidated basis in accordance with GAAP

Debt Service Charges	$

(c)	the sum of item (A)(3)(a)(iv) and item (A)(3)(b)	$

Consolidated Fixed Charge Coverage Ratio

item (2)(d) divided by item (3)(c)	: 1.00

2            For purposes of the foregoing, interest expense shall exclude, for the avoidance of doubt, (i) one- time financing fees (including arrangement, amendment and contract fees), debt issuance costs, commissions and expenses, (ii) the amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses (including as a result of the effects of acquisition method accounting or pushdown accounting), (iii) any interest expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (iv) penalties and interest relating to Taxes, and (v) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging (other than any interest rate hedging agreement or other derivative instrument), any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, all as calculated on a Consolidated basis in accordance with GAAP.

APPENDIX 4

TO COMPLIANCE CERTIFICATE

Description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.9 of the Credit Agreement.

APPENDIX 5

TO COMPLIANCE CERTIFICATE

List of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date such list was most recently updated in connection with delivery of a Compliance Certificate.

APPENDIX 6

TO COMPLIANCE CERTIFICATE

Written notice of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof since the date of the most recent financial statements delivered to the Administrative Agent (other than changes made in accordance with GAAP).

APPENDIX 7

TO COMPLIANCE CERTIFICATE

Reasonably detailed calculations of the Net Cash Proceeds received during the Fiscal Year ended [             ], 20[   ] by or on behalf of Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.9(b) of the Credit Agreement.

EXHIBIT M

[FORM OF] SOLVENCY CERTIFICATE

OF

BJ’S WHOLESALE CLUB HOLDINGS, INC.

Pursuant to that certain Credit Agreement, dated as of July 28, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“Holdings”), each other Restricted Subsidiary of Holdings party thereto as a Borrower, each Lender from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, the undersigned hereby certifies, solely in such undersigned’s capacity as [Chief Financial Officer] [or specify other Financial Officer] of Holdings, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions occurring on the date hereof, including the making of any Credit Extensions under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Credit Extensions:

a.	The fair value of the assets of Holdings and its Restricted Subsidiaries, on a Consolidated basis, exceeds, on a Consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of Holdings and its Restricted Subsidiaries, on a Consolidated basis, is greater than the amount that will be required to pay the probable liability, on a Consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Holdings and its Restricted Subsidiaries, on a Consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	Holdings and its Restricted Subsidiaries, on a Consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of Holdings and its Restricted Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its Restricted Subsidiaries after consummation of the Transactions occurring on the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [Chief Financial Officer] [or specify other Financial Officer] of Holdings, on behalf of Holdings, and not individually, as of the date first stated above.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT N

[FORM OF] INFORMATION CERTIFICATE

[                            ], 20[   ]

In connection with that certain Credit Agreement (the “Credit Agreement”) to be entered into by and among (a) BJ’S WHOLESALE CLUB HOLDINGS, INC., a Delaware corporation (“Holdings”), (b) BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), (c) each other Restricted Subsidiary of Holdings party thereto (together with Holdings, the Borrower and each Subsidiary Guarantor (as defined therein), each a “Loan Party” and collectively, the “Loan Parties”), (d) each Lender from time to time party thereto (collectively, the “Lenders”) and (e) BANK OF AMERICA, N.A., as the administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and security trustee (in such capacity, including any successor thereto, the “Collateral Agent”).

As of the date of this Information Certificate, the Borrower, for itself and each other Loan Party, hereby certifies to the Administrative Agent, the Collateral Agent and each of the Lenders as follows:

I.            Current Information

A.            Legal Name, Organizations, Corporate Functions, Jurisdiction of Organization and Organizational Identification Number. The full and exact legal name (as it appears in its certificate or articles of organization, limited liability membership agreement, or similar organizational documents, in each case as amended to date), the type of organization, the corporate function, the jurisdiction of organization or incorporation, and the organizational identification number or registered company number and, if applicable, federal taxpayer identification number of each such Loan Party are as follows:

Name of Loan Party	Type of Organization	Corporate Function	Jurisdiction of Organization or Incorporation	Organizational Identification Number/Company Number	Federal Taxpayer Identification Number

Name of Loan Party	Type of Organization	Corporate Function	Jurisdiction of Organization or Incorporation	Organizational Identification Number/Company Number	Federal Taxpayer Identification Number

B.            Chief Executive Offices, Registered Offices, Mailing Addresses and other Locations. The chief executive office address and/or registered office address, as applicable, and the preferred mailing address and any other location in which each Loan Party maintains any collateral or any books and records relating thereto of each Loan Party are as follows:

Information Related to Corporate Offices

Name of Loan Party	Address of Chief Executive Office/Registered Office	Mailing Address (if different)	Location where Books and Records are Kept (if different)

Prior Locations. Except as set forth below, no Loan Party has maintained its chief executive office and/or registered office at a location other than that disclosed above in the last five (5) years:

Name of Loan Party	Prior Address	Dates

Information Related to Owned Distribution Centers

Name of Loan Party	Address of Owned Distribution Center	Description of Assets and Value

Information Related to Leased Distribution Centers

Name of Loan Party	Address of Leased Distribution Center	Description of Assets and Value

Information Related to Store Locations

Attached as Exhibit A hereto is a list containing, for each store location, the (i) name of the Loan Party that leases/owns the store location, (ii) name of the Loan Party that owns inventory at the store location (if different), (iii) store number, (iv) banner, (v) address of the store location and (vi) bank account information.

C.            Warehousemen, Bailees, Etc. Except as set forth below, no persons (including warehousemen, international customs brokers, international freight forwarders, international common carriers or other similar bailees) other than the Loan Parties have possession of any assets (including goods, inventory and equipment) of any Loan Party having a fair book value in excess of $2,000,000.

Information related to Warehouseman, Bailees, Etc.

Name of Warehouseman, Bailee, Etc.	Address / City, State or Province / Zip or Postal Code	Description of Assets and Value	Nature of Possession (bailee, warehouseman, etc.)

D.            Changes in Names, Jurisdiction of Organization or Incorporation or Corporate Structure. Except as set forth below, no Loan Party has used any other corporate or organizational name or changed its name, jurisdiction of organization or incorporation or its corporate structure in any way (e.g., by merger, consolidation, amalgamation, change in corporate form, change in jurisdiction of organization or incorporation) within the past five (5) years (or, in the case of a change of jurisdiction of organization or incorporation of any Loan Party, the past four (4) months):

Date of Change	Description of Change

E.            Acquisitions of Equity Interests or Assets. Except as set forth below, no Loan Party has acquired the controlling equity interests of another entity or substantially all the assets of another entity or a division of another entity within the past five (5) years:

F.            Corporate Ownership and Organizational Structure. Attached as Exhibit B hereto is a true and correct organizational chart showing the ownership of the Loan Parties and their respective Subsidiaries.

II.            Investment Related Property

A.            Securities. Set forth below is a list of all equity interests owned by the Loan Parties together with the type of organization which issued such equity interests (e.g., corporation, limited liability company, partnership or trust):

Issuer	Type of Organization	No. of Shares Owned	Total Shares Outstanding	Owner	Certificate No. (if uncertificated, please indicate so)	Par Value

B.            Securities Accounts. Set forth below is a list of all securities accounts of each Loan Party where such Loan Party maintains securities or other assets:

C.            Deposit Accounts. Attached as Exhibit C hereto is a list of all bank accounts of the Loan Parties, including the name of each entity that holds each account and the purpose of such account.

D.            Instruments. Set forth below is a list of all instruments and chattel paper held by or payable to any Loan Party in the principal amount of greater than $500,000 (provided, however, if the aggregate such amount of such individual instruments and items of chattel paper not disclosed because of such limitation is in excess of $2,000,000, such instruments and chattel papers are set forth in the list below).

Maker	Holder	Principal Amount as of the date of Issuance (or delivery)	Date of Promissory Note/Instrument	Maturity Date

III.            Intellectual Property

A.            Set forth below is a list of all copyrights registered with the United States Copyright Office (“USCO”), patents issued by the United States Patent and Trademark Office (“USPTO”) and CIPO, trademarks registered with the USPTO and, in each case, applications therefor:

U.S. Copyrights

Copyrights:

Loan Party	Copyright Number	Issue Date	Title

U.S. Patents

Issued Patents:

Loan Party	Patent Number	Issue Date	Title

Patent Applications:

Loan Party	Application Number	Application Date	Title

U.S. Trademarks

Trademark Registrations:

Loan Party	Registration Number	Registration Date	Trademark

Trademark Applications:

Loan Party	Application Number	Application Date	Trademark

B.            Intellectual Property Licenses. Set forth below is a list of all intellectual property licenses of each Loan Party, pursuant to which such Loan Party licenses intellectual property of a third party that is used in connection with the sale of such Loan Party’s inventory and is material to the business of the Loan Parties as currently conducted, excluding any software commonly used in the retail industry, along with the parties to each such licensee.

Licensee	Licensor	Description

Licensee	Licensor	Description

C.	Internet Domain Names. Set forth below is a list of all internet domain names of the Loan Parties.

Loan Party	Domain Name

IV.            Commercial Tort Claims. Set forth below is a true and correct list of all commercial tort claims that any Loan Party has against another party in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof as determined by the Borrower) equal to or greater than $5,000,000, along with a brief description thereof.

Case Name	Defendant	Summary of Claim	Jurisdiction of Filing	Filing Number	Amount in Controversy

V.            Letter-of-Credit Rights. Set forth below is a true and correct list of all letters of credit constituting a supporting obligation in an amount equal to or greater than $2,000,000 that are currently issued in favor of a Loan Party, as a beneficiary thereunder, including the face amount of each such letter of credit, the name of the issuing bank and the letter of credit number.

Loan Party / Beneficiary	Issuer	Face Amount	Letter of Credit Number

VI.          Insurance. Attached hereto as Exhibit D is a true, correct and complete list of all insurance required to be maintained by the Loan Parties pursuant to the Credit Agreement and the other Loan Documents, including all property, commercial general liability, automobile liability, umbrella liability, workers’ compensation and employers’ liability insurance policies maintained by the Loan Parties.

VII.         Pension Plans. The following is a true and correct list of all “defined-benefit pension plans” of each Loan Party and each Subsidiary and a brief description of the current status and purpose thereof. Promptly upon request, each Loan Party and each Subsidiary will provide to the Administrative Agent a copy of each such plan and the most recent actuarial report thereon.

VIII.        Real Property. Set forth below is a list of (i) all real property owned or leased by each Loan Party as of the date hereof with an individual fair market value in excess of $5,000,000 (as reasonably estimated by the Borrower), (ii) the addresses and uses of each such property and (iii) other information relating thereto required to be disclosed below.

Loan Party	Address	Purpose/Use/Club Number (if applicable)	Owned/Leased	Name and address of Lessor (if Leased)	Lease Agreement

IN WITNESS WHEREOF, the undersigned hereto has caused this Information Certificate to be executed as of the date above first written by its officer thereunto duly authorized.

LOAN PARTIES:

[______]

By:
Name:
Title:

[Signature Page to Information Certificate]

Exhibit A

Information Related to Store Locations

[See Attached]

Exhibit B

Corporate Organizational Chart

[See Attached]

Exhibit C

Deposit Accounts

[See Attached]

Exhibit D

Insurance

Carrier	Policy Number	Type of Insurance	Coverage Limits